UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Cabot Corporation

(Name of Registrant as Specified In Its Charter)

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Cabot Corporation

2017 Proxy Statement

The Annual Meeting of Stockholders

of Cabot Corporation will be held:

Thursday, March 9, 2017 at 4:00 p.m. ET

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, MA 02210-2019 USA

January 27, 2017

Dear Fellow Cabot Corporation Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Cabot Corporation, which will be held on Thursday, March 9, 2017, at 4:00 pm, Eastern Time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts.

At the Annual Meeting, we will ask you to elect four members of our Board of Directors, provide your advisory approval of our executive compensation, provide your advisory vote on the frequency of future executive compensation advisory approvals, approve our 2017 long-term incentive plan, and ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. We will also discuss any other business matters properly brought before the meeting. The attached Proxy Statement explains our voting procedures, describes the business we will conduct, and provides information about the Company that you should consider when you vote your shares.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote promptly. You may vote by mailing a completed proxy card or, if your proxy card or broker voting instruction form so indicates, by phone or the Internet.

Thank you for your continued support of Cabot Corporation.

Sincerely,

SEAN D. KEOHANE

President and

Chief Executive Officer

Notice of Annual Meeting of Stockholders

Date:	March 9, 2017

Time:	4:00 p.m., Eastern Time

Place:	Corporate Headquarters of Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, Massachusetts 02210-2019

Record Date:	You may vote if you were a stockholder of record at the close of business on January 18, 2017.

Voting by Proxy:	To ensure that your vote is properly recorded, please vote as soon as possible, even if you plan to attend the annual meeting. Most stockholders have three options for submitting their vote: (1) by Internet, (2) by phone or (3) by mail. You may also vote in person if you attend the annual meeting. For further details about voting, please refer to the section entitled “About the Annual Meeting” beginning on page 1 of this proxy statement.

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors, on the compensation of our named executive officers, on the frequency of future executive compensation advisory approvals, and the approval of our 2017 long-term incentive plan, your shares will not be voted on these matters. For an explanation of how you can vote your “street name” shares at the meeting, see “How do I vote?” on page 2.

Items of Business	•	To elect four directors, Juan Enriquez, William C. Kirby, Patrick M. Prevost, and Sean D. Keohane, to the class of directors whose term expires in 2020;

•	To approve, in an advisory vote, our executive compensation;

•	To approve, in an advisory vote, whether future executive compensation advisory votes should occur every one, two, or three years;

•	To approve the Cabot Corporation 2017 Long-Term Incentive Plan;

•	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017; and

•	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

This notice and proxy statement are first being sent to stockholders on or about February 3, 2017. Our Annual Report on Form 10-K is being sent with this notice and proxy statement.

By order of the Board of Directors,

Jane A. Bell

Secretary

Boston, Massachusetts 02210-2019

January 27, 2017

2017 PROXY STATEMENT

2017 PROXY STATEMENT

About the Annual Meeting

Cabot Corporation

Two Seaport Lane, Suite 1300

Boston, Massachusetts 02210-2019

Proxy Statement

References to “the Company”, “Cabot”, “we”, “us”, and “our” in this proxy statement mean Cabot Corporation.

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of Cabot Corporation is soliciting your vote at the 2017 Annual Meeting of Stockholders (“2017 Annual Meeting” or the “meeting”).

What am I voting on?

You are voting on:

•	Proposal 1: Election of Juan Enriquez, William C. Kirby, Patrick M. Prevost, and Sean D. Keohane to the class of directors whose term expires in 2020 (see page 12);
•	Proposal 2: Advisory approval of our executive compensation (see page 61);
•	Proposal 3: Advisory approval of whether future executive compensation advisory votes should occur every one, two or three years (see page 62);
•	Proposal 4: Approval of the Cabot Corporation 2017 Long-Term Incentive Plan (see page 63);
•	Proposal 5: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017 (see page 72); and
•	Any other business properly coming before the meeting.

How does the Board recommend that I vote my shares?

The Board’s recommendation can be found with the description of each item in this proxy statement. In summary, the Board recommends that you vote:

•	FOR each of the four nominees for director;
•	FOR the advisory approval of our executive compensation (commonly referred to as “say-on-pay”);
•	To hold a say-on-pay vote EVERY YEAR;
•	FOR the approval of the Cabot Corporation 2017 Long-Term Incentive Plan; and
•	FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2017.

Who is entitled to vote?

Only stockholders of record at the close of business on January 18, 2017 will be entitled to vote at the 2017 Annual Meeting. As of that date, there were 62,189,388 shares of our common stock outstanding. Each share of common stock is entitled to one vote. There is no cumulative voting.

The Vanguard Fiduciary Trust Company is the trustee of the Cabot Common Stock Fund and the Cabot Common ESOP Fund portions of the Cabot 401(k) Plan and is the record owner of all of those shares. The trustee is authorized to vote such shares in accordance with instructions from participants in, and the terms of, the Cabot 401(k) Plan.

How many votes must be present to hold the meeting?

Your shares are counted as present at the 2017 Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our

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2017 PROXY STATEMENT

About the Annual Meeting (continued)

outstanding shares of common stock as of January 18, 2017 must be present in person or by proxy at the meeting. This majority is referred to as a quorum. Proxy cards or broker voting instruction forms that reflect abstentions and broker non-votes will be counted as shares present to determine whether a quorum exists to hold the 2017 Annual Meeting.

What is a broker non-vote?

Under the rules that govern brokers who have record ownership of shares that they hold in “street name” for their clients who are the beneficial owners of the shares, brokers normally have discretion to vote such shares on routine matters, such as ratifications of independent registered public accounting firms, but not on non-routine matters. Broker non-votes generally occur when the beneficial owner of shares held by a broker does not give the broker voting instructions on a non-routine matter for which the broker lacks discretionary authority to vote the shares. Proposals 1, 2, 3 and 4 are non-routine matters.

Therefore, if your shares are held in “street name” and you do not provide instructions as to how your shares are to be voted on proposals 1, 2, 3 and 4, your broker will not be able to vote your shares on these proposals. We urge you to provide instructions to your broker so that your votes may be counted on these important matters.

How are votes counted? How many votes are needed to approve each of the proposals?

For each of proposals 1, 2, 4 and 5, you may vote “FOR”, “AGAINST”, or “ABSTAIN”. For proposal 3, you may vote to hold a say-on-pay vote once every “ONE”, “TWO” or “THREE” years, or you may “ABSTAIN.”

•	Proposal 1 — Election of Directors. A nominee will be elected to the Board of Directors if the votes properly cast “for” his election exceed the votes properly cast “against” such nominee’s election. Broker non-votes and abstentions will have no effect on the results of this vote.
•	Proposal 2 — Say-on-Pay. Because proposal 2 is an advisory vote, there is no minimum vote requirement that constitutes approval of this proposal.
•	Proposal 3 — Frequency of Say-on-Pay Vote. Because proposal 3 is an advisory vote and provides shareholders with multiple voting options, there is no minimum vote requirement that constitutes approval of this proposal.
•	Proposal 4 — Approval of the Cabot Corporation 2017 Long-Term Incentive Plan. The affirmative vote of a majority of the votes properly cast on proposal 4 is required to approve the Cabot Corporation 2017 Long-Term Incentive Plan. Abstentions will have the effect of votes against this proposal. Broker non-votes will have no effect on the results of this vote.
•	Proposal 5 — Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes properly cast on proposal 5 is required to ratify the appointment of Cabot’s independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, thus we do not expect any broker non-votes on this proposal. To the extent there are any broker non-votes, they will have no effect on the results of this vote.

What if there are more votes “AGAINST” a nominee for director than votes “FOR”?

Each of the nominees is an incumbent director who has tendered a conditional resignation that is effective upon (i) the failure to receive a majority of the votes cast for his re-election at the 2017 Annual Meeting and (ii) the Board’s acceptance of this resignation. The Governance and Nominating Committee of the Board of Directors is responsible for initially considering the resignation and making a recommendation to the Board of Directors. The director whose resignation is under consideration is expected to abstain from participating in any decision regarding his resignation. The Governance and Nominating Committee may consider any factors it deems relevant in deciding whether to accept a director’s resignation. If the resignation is not accepted, the director will continue to serve until his successor is elected and qualified.

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting. If your shares are held in “street name” in a brokerage account or by a bank or other nominee and you wish to vote in person at the meeting, you must request a legal proxy from your bank, broker or other nominee and bring that proxy to the meeting.

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About the Annual Meeting (continued)

Even if you plan to attend the 2017 Annual Meeting, we encourage you to vote your shares by proxy. Most stockholders have three options for submitting their votes by proxy: (1) by Internet, (2) by phone or (3) by mail. If you have received your 2017 Annual Meeting materials by mail, please follow the voting instructions on your proxy card. If you have received your 2017 Annual Meeting materials electronically, please follow the voting instructions that were e-mailed to you. Proxies submitted by the Internet or telephone must be received by 1:00 p.m., Eastern Time, on March 9, 2017.

If you hold your Cabot stock in a brokerage account, your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your voting instruction form carefully.

How do I vote if I hold my stock through Cabot’s employee benefit plans?

If you hold your stock through a Cabot employee benefit plan, you have the right to instruct the trustees of the plan or plans in which you participate how to vote your shares. You can vote your shares by following the instructions on the enclosed proxy card. The trustees of each plan will have the voting instructions of each participant in the plans tabulated and will vote the shares of the participants by submitting a final proxy card representing each plan’s shares for inclusion in the tally at the 2017 Annual Meeting.

If you hold shares in the Cabot 401(k) Plan or the Cabot Canada Ltd. Employees’ Stock Purchase Plan, your vote will influence how the trustees of those plans vote those shares for which no instructions are received from other plan participants as those shares will be voted in the same proportion as shares for which instructions are received. If you hold shares in either of those plans and do not vote, the plan trustees will vote your shares (along with all other shares in the plan for which instructions are not provided) in the same proportion as those shares for which instructions are received from other participants in the plan.

In order for your instructions to be followed, you must provide instructions for the shares you hold through a Cabot employee benefit plan by returning your completed and signed proxy card to the Company’s transfer agent by March 6, 2017 or by voting over the telephone or the Internet by 9:00 a.m., Eastern Time, on March 7, 2017.

Can I change or revoke my vote?

Yes. You can change or revoke your vote by (1) re-voting by telephone or by Internet as instructed above (only your latest telephone or Internet vote will be counted), (2) signing and dating a new proxy card or voting instruction form and submitting it as instructed above (only your latest proxy card or voting instruction form will be counted), or (3) attending the meeting and voting in person. If your shares are registered in your name, you may also revoke your vote by delivering timely notice to the Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it. If you hold shares through a bank or broker, you must follow the instructions on your voting instruction form to revoke or change any prior voting instructions.

Who counts the votes?

We have hired Computershare Trust Company, N.A., our transfer agent, to count the votes represented by proxies cast by ballot, telephone and the Internet. A representative of Computershare and either Cabot’s Secretary or Assistant Secretary will act as Inspectors of Election.

What if I return my proxy card but don’t vote for some of the matters listed?

If you return a signed proxy card without indicating your vote, your shares will be voted in line with the recommendation of the Board of Directors for each of the proposals for which you did not indicate a vote.

Can other matters be decided at the 2017 Annual Meeting?

We are not aware of any other matters that will be considered at the 2017 Annual Meeting. If any other matters properly arise that require a vote, the named proxies will vote in accordance with their best judgment.

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2017 PROXY STATEMENT

About the Annual Meeting (continued)

Who can attend the meeting?

The 2017 Annual Meeting is open to all Cabot stockholders. If you need directions to the meeting, please call Cabot’s Investor Relations Group at (617) 342-6255. When you arrive at Cabot’s Corporate Headquarters, please go to the 13th Floor and signs will direct you to the meeting room. You need not attend the 2017 Annual Meeting to vote.

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting

This proxy statement and our 2016 Annual Report on Form 10-K are available at the following Internet address: http://www.cabotcorp.com/2017annualmeeting.

If you received your 2017 Annual Meeting materials by mail, we encourage you to sign up to receive your stockholder communications by e-mail. Electronic delivery benefits the environment and saves the Company money by reducing printing and mailing costs. With electronic delivery, you will be notified by e-mail as soon as the Annual Report on Form 10-K and proxy statement are available on the Internet, and you can easily submit your stockholder votes online. If you are a registered holder (you hold your Cabot shares in your own name through our transfer agent, Computershare Trust Company, N.A., or you have stock certificates), visit www.computershare.com/investor to create a login and to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, please revisit Computershare’s website www.computershare.com/investor to change your delivery preference or call them at (800) 730-4001 in the U.S. or at (781) 575-3170 outside the U.S.

If you hold your Cabot stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet and how to change your elections.

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2017 PROXY STATEMENT

The Board of Directors and its Committees

Our Board of Directors held five meetings in fiscal 2016 and acted by written consent once. During fiscal 2016, each director attended at least 85% of the aggregate of the total Board meetings and the total meetings held by all of the Committees on which he or she served during the periods that he or she served. All of our directors are “independent” under the Board’s director independence standards, other than Mr. Keohane, our President and CEO, and Mr. Prevost, our former President and CEO.

The Board of Directors has five standing Committees: Audit, Compensation, Executive, Governance and Nominating (“Governance”), and Safety, Health and Environmental Affairs (“SH&E”). The following table shows the membership of these committees. The Audit, Compensation, and Governance Committees presently are composed entirely of independent directors.

Name	Audit		Compensation		Executive		Governance		SH&E
Juan Enriquez	X								X
Sean D. Keohane					X
William C. Kirby	X								X
Roderick C.G. MacLeod	X								X
John K. McGillicuddy	X	**			X		X
John F. O’Brien					X	**	X	**
Patrick M. Prevost					X				X
Sue H. Rataj			X	**	X		X
Lydia W. Thomas*	X								X	**
Matthias L. Wolfgruber			X						X
Mark S. Wrighton			X						X

*	Dr. Thomas is retiring from the Board effective at the 2017 Annual Meeting in accordance with the Board’s retirement policy for non-employee directors.
**	Committee Chair

Audit Committee

The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of Cabot’s financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and (v) our risk assessment and risk management processes. The Audit Committee, among other functions:

•	Has the sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm.
•	Monitors the qualifications, independence and performance of our independent registered public accounting firm and approves professional services provided by the independent registered public accounting firm.
•	Reviews with our independent registered public accounting firm the scope and results of the audit engagement.
•	Reviews the activities and recommendations of our independent registered public accounting firm.
•	Discusses Cabot’s annual audited financial statements and quarterly financial statements with management and Cabot’s independent registered public accounting firm, including our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
•	Reviews Cabot’s accounting policies, risk assessment and risk management processes, control systems and compliance activities.

The specific responsibilities and functions of the Audit Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabotcorp.com) under the heading “Company — About Cabot — Governance —Resources.” The Audit Committee met ten times in fiscal 2016.

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The Board of Directors and its Committees (continued)

Compensation Committee

The primary responsibilities of the Compensation Committee are to:

•	Approve the corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), evaluate the CEO’s performance and approve the CEO’s salary and incentive compensation.
•	Establish policies applicable to the compensation, severance or other remuneration of Cabot’s Management Executive Committee, review and approve performance measures and goals under incentive compensation plans applicable to such employees, and approve their salaries, annual short-term and long-term incentive awards, any severance payments and any other remuneration.
•	Review the aggregate amount of bonuses to be paid to participants in Cabot’s annual short-term incentive program.
•	Administer Cabot’s incentive compensation plans, equity-based plans and supplemental benefits arrangements, which includes approving the aggregate number of shares of stock granted under Cabot’s long-term incentive program.
•	Appoint the members of the Company’s Benefits and Investment Committees and monitor their activities.

The specific responsibilities and functions of the Compensation Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabotcorp.com) under the heading “Company — About Cabot —Governance — Resources.” The Compensation Committee met four times and acted by written consent five times during fiscal 2016.

Executive Committee

The Executive Committee reviews and, where appropriate, approves corporate action with respect to the conduct of our business between Board of Directors’ meetings. Actions taken by the Executive Committee are reported to the Board at its next meeting. The Executive Committee acted by written consent once during fiscal 2016.

Governance Committee

The Governance Committee is charged primarily with:

•	Developing and recommending to the Board corporate governance policies and procedures.
•	Identifying individuals qualified to become directors of Cabot.
•	Recommending director candidates to the Board to fill vacancies and to stand for election at the annual meeting of stockholders.
•	Recommending committee assignments.
•	Leading the annual review of the Board’s performance.
•	Recommending compensation and benefit policies for Cabot’s directors.
•	Reviewing and making determinations regarding interested transactions under Cabot’s Related Person Transaction Policy and Procedures.

The specific responsibilities and functions of the Governance Committee are identified in its charter, a copy of which is posted on our website (www.cabotcorp.com) under the heading “Company — About Cabot — Governance — Resources.” The Governance Committee met four times during fiscal 2016.

SH&E Committee

The SH&E Committee reviews all aspects of Cabot’s safety, health and environmental management programs and performance. In particular, the Committee reviews the following:

•	Cabot’s environmental reserve, and risk assessment and risk management processes.
•	Environmental and safety audit reports, performance metrics, performance as benchmarked against industry peer groups, assessed fines or penalties, and site security and safety issues.
•	Safety, health and environmental training initiatives.
•	Cabot’s safety, health and environmental budget and capital expenditures.

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The Board of Directors and its Committees (continued)

The specific responsibilities and functions of the SH&E Committee are identified in the Committee’s charter, a copy of which is posted on our website (www.cabotcorp.com) under the heading “Company — About Cabot — Governance — Resources.” The SH&E Committee met four times during fiscal 2016.

Our Board’s Role in Risk Oversight

Our Board oversees our enterprise-wide program of risk management. Cabot management is primarily responsible for day-to-day risk management practices and, together with other personnel, regularly engages in an enterprise-wide risk assessment. This assessment is updated on a continual basis and includes a comprehensive review of a broad range of risks, including financial, operational, business, legal, regulatory, reputational, governance, and managerial risks which may potentially affect the Company. From this assessment, the most significant risks in terms of their likelihood and severity are identified, and plans to manage and mitigate these risks are developed. Cabot management regularly reports to either the full Board or the relevant Committee of the Board our major risk exposures, their potential operational or financial impact on Cabot, and the steps we take to manage them.

Our Board has ultimate responsibility for risk oversight and oversees our corporate strategy, business development, capital structure, market exposure and country specific risks. Each Committee also has responsibility for risk oversight. The Audit Committee focuses on financial risk, including internal controls and legal and compliance risks and receives regular reports from our independent registered public accounting firm and our General Counsel. The Audit Committee also oversees the Company’s enterprise risk management processes. The SH&E Committee assists the Board in fulfilling its oversight responsibility by reviewing the effectiveness of our safety, health and environmental programs and initiatives and overseeing matters related to stewardship and sustainability of our products and manufacturing processes. The Compensation Committee considers human resources risks and evaluates and sets compensation programs that encourage decision-making predicated upon a level of risk consistent with our business strategy. The Compensation Committee also oversees senior management succession planning and development. Finally, the Governance Committee considers governance and Board succession risks, and evaluates director skills and qualifications to ensure each Committee has directors with the requisite skills to oversee the applicable risks that are the focus of that Committee. The Company has a robust risk management program, the strength of which is not dependent on the Board’s leadership structure.

Our Compensation Discussion and Analysis (“CD&A”) describes our compensation policies, programs and practices for our named executive officers. Our corporate goal-setting, assessment and compensation decision-making processes described in our CD&A apply to all participants in our corporate short- and long-term incentive programs.

Participants in our long-term incentive program receive awards consisting of time-based restricted stock units and performance-based restricted stock units, and, in the case of members of the Management Executive Committee and a limited number of other participants, stock options. Beyond our corporate short- and long-term incentive programs, a substantial number of our facilities offer an annual cash incentive plan.

Our management, with the assistance of Pearl Meyer, the independent compensation consultant retained by the Compensation Committee, evaluates the design of all of our incentive plans to assess whether any portion of our incentive compensation programs encourages excessive risk taking. That assessment is presented to and reviewed by the Compensation Committee. Among the program features evaluated are the types of compensation offered, performance metrics, the alignment between performance goals, payout curves and the Company’s business strategy, and the overall mix of incentive awards. The Company’s compensation programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. Specific features of the programs to mitigate risk include, as applicable, the following: caps limiting the amount that can be paid under the corporate short- and long-term incentive programs and all of the local cash incentive programs; a balanced mix of annual and longer-term incentive opportunities; a mix of cash and equity incentives; multiple performance metrics; management processes to oversee risk associated with each of our incentive programs; stock ownership guidelines for members of the Management Executive Committee; a company compensation recoupment policy; and significant controls for important business decisions. In our CD&A we describe in more detail the features of our executive compensation programs that are designed to mitigate risk, includ-

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The Board of Directors and its Committees (continued)

ing the oversight provided by the Compensation Committee, which reviews and approves the design, goals and payouts under our corporate short- and long-term incentive programs and each executive officer’s compensation. Based on our assessment, we believe our compensation policies, programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

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Director Compensation

Annual compensation for our non-employee directors is comprised of cash compensation and a grant of Cabot common stock. The Governance Committee is responsible for reviewing the form and amount of compensation paid to our non-employee directors and recommends changes to our Board of Directors as appropriate. The Governance Committee regularly reviews competitive market data with the assistance of Mercer LLC, a national executive compensation firm engaged by this Committee, to evaluate the reasonableness of our director compensation and the appropriate mix of cash and equity compensation. During calendar year 2016, following a review of competitive market data, including from the compensation peer group used to gauge the reasonableness and competitiveness of our executive compensation program and based on the advice of Mercer, stock compensation for non-employee directors was increased, effective for calendar year 2017, to an award of shares having a grant date value as close as possible to $110,000. With this change, total compensation paid to our directors will more closely approximate peer median levels, and the mix between cash and equity compensation will place slightly more emphasis on equity compensation. Prior to this increase, the compensation for our non-employee directors was last increased in January 2012. Directors who are Cabot employees do not receive compensation for their services as directors.

Cash Compensation

Cash compensation for our non-employee directors consists of an annual retainer of $75,000, plus the following annual amounts for specific roles:

•	$16,000 for serving on the Audit Committee (plus another $25,000 for serving as Chair of the Audit Committee).
•	$7,000 for serving on each of the Compensation, SH&E or Governance Committees (plus another $10,000 for serving as Chair of the Compensation, SH&E or Governance Committees).
•	$110,000 for serving as Non-Executive Chairman of the Board of Directors.

Mr. O’Brien has elected to not receive the cash compensation described above for his role as Chair of the Governance Committee in light of his role as our Non-Executive Chairman of the Board. Cash compensation is paid quarterly and, when changes occur in Board or Committee membership during a quarter, the compensation is pro-rated.

Stock Compensation

Under the Cabot Corporation 2015 Directors’ Stock Compensation Plan (the “Directors’ Stock Plan”), each non-employee director is eligible to receive each calendar year shares of Cabot common stock as part of his or her compensation for services to be performed in that year. For calendar year 2016, each non-employee director whose term of office continued after the 2016 Annual Meeting of Stockholders received an award of shares having a grant date value as close as possible to $75,000 (1,987 shares). Henry F. McCance and Ronaldo H. Schmitz, who retired at the 2016 Annual Meeting, each received a pro-rated grant of 497 shares. The closing price of our common stock on January 8, 2016, the date such shares were granted, was $37.75. On September 9, 2016, Mr. Prevost received a pro-rated grant of 760 shares as compensation for his service as a non-employee director following the end of his employment with Cabot on July 15, 2016. The closing price of our common stock on September 9, 2016 was $49.32.

As of January 18, 2017, there were 311,382 shares available for issuance under the Directors’ Stock Plan.

We believe that it is desirable for directors to have an equity interest in Cabot and we encourage all directors to own a reasonable amount of Cabot stock to align director and stockholder interests and to enhance a director’s long-term perspective. Accordingly, our Corporate Governance Guidelines require non-employee directors to have an equity ownership in Cabot of at least 10,000 shares. It is expected that this ownership level will generally be achieved within a five-year period beginning when a director is first elected to the Board. For purposes of determining a director’s compliance with this ownership requirement, any deferred shares are considered owned by the director. In addition, each non-employee director is required to retain the shares granted in any given year for a period of three years from the date of issuance or until the director’s earlier retirement.

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Director Compensation (continued)

Reimbursement of Certain Expenses; Charitable Giving

Our Corporate Governance Guidelines state that Cabot will not provide retirement or other benefits or perquisites to non-employee directors. Directors, however, are reimbursed for reasonable travel and out-of-pocket expenses incurred in connection with attending Board and Committee meetings and other Cabot business-related events, and are covered by Cabot’s travel accident insurance policy for such travel. In connection with the retirements of Mr. McCance and Dr. Schmitz from the Board of Directors at the 2016 Annual Meeting of Stockholders and in recognition for their many years of service, we made contributions of $25,000 on each of their behalf to charities that they each selected.

Deferred Compensation

Under the Cabot Corporation Non-Employee Directors’ Deferral Plan (the “Deferred Compensation Plan”), directors can elect to defer receipt of any cash compensation payable in a calendar year for a period of at least three years or until they cease to be members of the Board of Directors. In any year, these deferred amounts are, at the director’s choice, either (i) credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the applicable year or (ii) treated as invested in Cabot phantom stock units, based on the market price of shares of Cabot common stock at the time of deferral (with phantom dividends accrued and treated as if reinvested in Cabot phantom stock units). Messrs. Enriquez and McCance and Dr. Wolfgruber elected to defer receipt of their calendar year 2016 cash compensation and treat the deferred amounts as invested in Cabot phantom stock units. Mr. Kirby elected to defer receipt of his calendar year 2016 cash compensation and have it credited with interest at a rate equal to the Moody’s Corporate Bond Rate. The Moody’s Corporate Bond Rate used to calculate interest during calendar year 2016 was 4.62%.

Under the Deferred Compensation Plan, directors also may defer receipt of the shares of common stock issuable to them under the Directors’ Stock Plan. For each share of stock deferred, a director is credited with one Cabot phantom stock unit to a notional account created in the director’s name. Dividends that would otherwise be payable on the deferred shares accrue in the account and are credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the year. The rate used to calculate interest during calendar year 2016 was 4.62%. At the end of the deferral period, the deferred shares of Cabot common stock are issued to the director, along with the accrued cash dividends and interest earned, either in one issuance or in installments over a period of up to ten years, as selected by the director. Messrs. Enriquez, Kirby, McCance and McGillicuddy, and Drs. Schmitz, Thomas, and Wolfgruber elected to defer their calendar year 2016 stock awards.

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2017 PROXY STATEMENT

Director Compensation (continued)

Director Compensation Table

The following table sets forth the compensation earned by our non-employee directors in fiscal 2016:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Juan Enriquez	98,000	75,009	1,677	—	174,686
William C. Kirby	94,500	75,009	7,872	—	177,381
Roderick C.G. MacLeod	98,000	75,009	—	—	173,009
Henry F. McCance	49,500	18,762	701	25,000	93,963
John K. McGillicuddy	123,000	75,009	800	—	198,809
John F. O’Brien	192,000	75,009	—	—	267,009
Patrick M. Prevost	20,500	37,483	—	—	57,983
Sue H. Rataj	94,000	75,009	—	—	169,009
Ronaldo H. Schmitz	44,500	18,762	845	25,000	89,107
Lydia W. Thomas	108,000	75,009	42	—	183,051
Matthias L. Wolfgruber	89,000	75,009	53	—	164,062
Mark S. Wrighton	89,000	75,009	11,667	—	175,676

1.	Cash compensation has been pro-rated to reflect changes in Board and Committee service that occurred during the fiscal year. Recognizing that he is compensated for his responsibilities as non-Executive Chairman of the Board, Mr. O’Brien elected to not receive additional compensation as Chair of the Governance Committee. The amounts reported in this column for Messrs. Enriquez, Kirby and McCance, and Dr. Wolfgruber were deferred under the Deferred Compensation Plan described above.
2.	Reflects the grant date fair value of shares of stock granted to each non-employee director computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value was calculated by multiplying the number of shares granted to the director by the closing price of our common stock on the date of grant, which, for all directors other than Mr. Prevost, was January 8, 2016 ($37.75). The grant date for Mr. Prevost was September 9, 2016 ($49.32). The stock awards reported in this column for Messrs. Enriquez, Kirby, McCance and McGillicuddy, and Drs. Thomas, Schmitz and Wolfgruber were deferred under the Deferred Compensation Plan described above.
3.	Represents above-market interest (the portion exceeding 120% of the applicable long-term rate) on compensation deferred under the Deferred Compensation Plan by Messrs. Enriquez, Kirby, McCance and McGillicuddy and Drs. Schmitz, Thomas, Wolfgruber and Wrighton.
4.	Consists of charitable contributions made on behalf of Mr. McCance and Dr. Schmitz in connection with their retirement from the Board of Directors at the 2016 Annual Meeting of Stockholders.

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2017 PROXY STATEMENT

Proposal 1 — Election of Directors

Director Qualifications

The Governance Committee identifies candidates for election to the Board of Directors; reviews their skills, qualifications and experience; and recommends nominees for director to the Board for approval.

We believe that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate’s background and accomplishments, candidates are evaluated in the context of the current composition of the Board of Directors and the evolving needs of our businesses. It is the Board’s policy that at all times at least a majority of the Board’s members must be independent under Cabot’s Corporate Governance Guidelines. It is also the Board’s policy that the Board as a whole reflect a range of talents, skills, diversity and expertise, particularly in the areas of (i) management, (ii) strategic planning, (iii) accounting and finance, (iv) domestic and international markets, (v) corporate governance, and (vi) the specialty chemicals and related industries, sufficient to provide sound and prudent guidance about Cabot’s operations and interests.

In addition, the desired attributes of individual directors are (i) integrity and demonstrated high ethical standards; (ii) sound judgment; (iii) demonstrated leadership; (iv) knowledge, experience and skills in at least one specialty area, such as corporate management, accounting or finance, marketing, manufacturing, technology, information systems, international business or the specialty chemicals industry; (v) compassion; (vi) willingness and ability to work with other members of the Board openly and constructively; (vii) the ability to communicate clearly and persuasively; and (viii) diversity of origin, background, experience and thought. We believe that it is valuable to have a diverse Board that is representative of our global business, customers, employees and stockholders. The Governance Committee implements and assesses the effectiveness of this practice by considering each Board member’s professional experience, background, education, skill, age, race, gender and national origin when selecting nominees for director. We also require that our Board members be able to dedicate the time sufficient to ensure the diligent performance of their duties on our behalf.

Board of Directors

Our Board of Directors currently has eleven members and is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Four directors are proposed to be elected at the 2017 Annual Meeting. The terms of Juan Enriquez, William C. Kirby, Patrick M. Prevost and Sean D. Keohane expire this year and our Board of Directors has nominated each of them for a three-year term that will expire at the annual meeting in 2020. All of them are current directors and, with the exception of Mr. Keohane, have been elected by stockholders at previous annual meetings. The Board elected Mr. Keohane President and Chief Executive Officer of the Company and a member of the Board of Directors effective March 11, 2016.

Dr. Thomas is retiring from the Board effective at the 2017 Annual Meeting in accordance with the Board’s retirement policy for non-employee directors. Upon the election of the nominated directors, and with this retirement, Cabot’s Board of Directors will have ten members. We expect that all of the nominees will be available for election, but if any of the nominees is not available at the time of the 2017 Annual Meeting, proxies received will be voted for substitute nominees to be designated by the Board of Directors or, if no substitute nominees are identified by the Board, proxies will be voted for a lesser number of nominees. In no event will the proxies be voted for more than four nominees.

Vote Required

A nominee will be elected to the Board of Directors if the votes properly cast “for” his election exceed the votes properly cast “against” such nominee’s election.

Recommendation

The Board of Directors recommends that you vote “FOR” the election of its four nominees.

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Proposal 1 — Election of Directors (continued)

Certain Information Regarding Directors

In addition to the information presented below regarding the specific experience, qualifications, attributes and skills that qualify the nominees and the directors whose terms of office will continue after the 2017 Annual Meeting to serve as a director of the Company, all of the nominees and directors have a reputation for honesty, integrity, sound judgment and adherence to high ethical standards. Each of the nominees and directors has demonstrated the willingness and ability to make the significant commitment of time and energy to serve on our Board and its Committees, and to engage management and each other openly and constructively.

Juan Enriquez (Nominee for Election)

Age: 57

Committee Memberships: Audit, SH&E

Director since: 2005

Term of Office Expires: 2017

Business Experience: Mr. Enriquez has served as Chairman of the Board of Directors and Chief Executive Officer of Biotechonomy Ventures, a life sciences research and investment firm, since 2003 and Managing Director of Excel Venture Management, a life sciences investment company, since March 2008. Prior to that, Mr. Enriquez served as Director of the Life Science Project at Harvard Business School from 2001 to 2003. He is also a member of the Board of Directors of various start-up companies. Mr. Enriquez’s background and experience in technology ventures has provided him the opportunity to develop significant expertise in technology, start-up companies, and international business matters, which makes him well qualified to serve on the Board. Mr. Enriquez brings to the Board the extensive leadership experience he gained through his involvement in Biotechonomy Ventures and Excel Venture Management.

Sean D. Keohane (Nominee for Election)

Age: 49

Committee Memberships: Executive

Director since: 2016

Term of Office Expires: 2017

Business Experience: Mr. Keohane is Cabot’s President and Chief Executive Officer, a position he has held since March 2016. Mr. Keohane joined Cabot in August 2002 and has held a number of general management positions. In March 2005, he was elected a Vice President and in May 2008 he was named General Manager of Performance Chemicals. From March 2012 until November 2014, he was Senior Vice President and President of Performance Chemicals, and from November 2014 until March 2016 he was Executive Vice President and President of Reinforcement Materials. Prior to joining Cabot, Mr. Keohane worked for Pratt & Whitney, a division of United Technologies, in a variety of general management positions. Mr. Keohane is also a member of the Board of Directors of the American Chemistry Council, a trade association representing the business of chemistry at the global, national and state levels. Mr. Keohane has a deep understanding of Cabot’s business that makes him uniquely qualified to serve on the Board of Directors. During his tenure at the Company, he has developed a strong knowledge of Cabot and the chemicals industry and has gained significant experience in management, strategic planning and international business.

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Proposal 1 — Election of Directors (continued)

William C. Kirby (Nominee for Election)

Age: 66

Committee Memberships: Audit, SH&E

Director since: 2012

Term of Office Expires: 2017

Business Experience: Mr. Kirby is the Spangler Family Professor of Business Administration at the Harvard Business School and T.M. Chang Professor of China Studies at Harvard University, positions he has held since July 2008. Since July 2006, he has also been a Harvard University Distinguished Service Professor and Chairman of the Harvard China Fund. A Harvard faculty member since 1992, Mr. Kirby has served as Chair of Harvard’s History Department, Director of the Harvard University Asia Center, Dean of the Faculty of Arts and Sciences and Director of the Fairbank Center for Chinese Studies. Mr. Kirby also serves on the Board of Directors of The China Fund, Inc., a non-diversified closed-ended management investment company, and The Taiwan Fund, Inc., a diversified closed-ended management investment company. Mr. Kirby brings to the Board his extensive knowledge and experience regarding the business, economic and political environment in China gained during his more than twenty year tenure at Harvard University.

Roderick C.G. MacLeod

Age: 66

Committee Memberships: Audit, SH&E

Director since: 1998

Term of Office Expires: 2019

Business Experience: Mr. MacLeod is a Principal of Waverley Investments Ltd., a private equity investment company, a position he has held since co-founding the company in 1999, and a Principal of St. Martins Finance Ltd., a private equity investment company, since co-founding the company in 1985. Prior to his current positions, Mr. MacLeod served as General Manager for Business Development for Adia S.A. (now Adecco S.A.), a human resources company, from 1980 to 1991. Through Mr. MacLeod’s tenure on our Board of Directors, he has developed an extensive knowledge of the Company and the specialty chemicals industry. As a qualified chartered accountant, Mr. MacLeod brings to the Board his expertise in business and accounting and finance matters, which he gained through his substantial experience in private equity.

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Proposal 1 — Election of Directors (continued)

John K. McGillicuddy

Age: 73

Committee Memberships: Audit (Chair), Executive, Governance

Director since: 2008

Term of Office Expires: 2018

Business Experience: Mr. McGillicuddy was a partner with KPMG LLP, a public accounting firm, from 1975 until his retirement in 2000. During his tenure with KPMG, he served as an audit partner, SEC reviewing partner and in various management positions. Mr. McGillicuddy is a member of the Board of Directors of Brooks Automation, Inc., a worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries. He previously served as a member and Chairman of the Board of Directors of Watts Water Technologies, Inc., a manufacturer of water safety and flow control products. He is also a former chairman of the Better Business Bureau of Massachusetts. Mr. McGillicuddy brings to the Board his substantial expertise in accounting and finance matters, which he gained during his more than 25 years of experience in public accounting. In serving on the boards and committees of several public companies, Mr. McGillicuddy has developed significant experience and skills in corporate governance, financial reporting and public company leadership.

John F. O’Brien Non-Executive Chairman of the Board

Age: 73

Committee Memberships: Executive (Chair), Governance (Chair)

Director since: 1990

Term of Office Expires: 2018

Business Experience: Mr. O’Brien was Chief Executive Officer and President of Allmerica Financial Corporation (now known as The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, from 1995 until his retirement in 2002. From 1989 until 2002, Mr. O’Brien also served as President and Chief Executive Officer of First Allmerica Financial Life Insurance Company, Chairman of the Board of Directors of Allmerica Investment Trust and Chairman of the Board of Directors of Allmerica Securities Trust. Mr. O’Brien is also a member of the Board of Directors of LKQ Corporation, a nationwide provider of recycled auto parts; a family of mutual funds managed by BlackRock, Inc., an investment management advisory firm; and the lead director of The TJX Companies, Inc., an off-price retailer of apparel and home fashions in the U.S. and worldwide. Mr. O’Brien’s tenure as Chief Executive Officer and President of a Fortune 500 insurance company and significant leadership and management experience provides him with substantial knowledge and skills with respect to strategic planning, accounting and finance, and corporate governance and makes him uniquely qualified to serve as Non-Executive Chairman of the Board. In addition, his service as lead director of The TJX Companies and a member of the boards of LKQ and certain of BlackRock’s mutual funds gives him extensive experience in leadership, management and corporate governance matters.

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Proposal 1 — Election of Directors (continued)

Patrick M. Prevost (Nominee for Election)

Age: 61

Committee Memberships: Executive, SH&E

Director since: 2008

Term of Office Expires: 2017

Business Experience: Mr. Prevost served as Cabot’s President and Chief Executive Officer from January 2008 until March 2016. Prior to joining Cabot, since October 2005, Mr. Prevost served as President, Performance Chemicals, of BASF AG, an international chemical company. Prior to that, he was responsible for BASF Corporation’s Chemicals and Plastics business in North America. Before joining BASF in 2003, he held senior management positions at BP and Amoco. Mr. Prevost is a member of the Board of Directors of General Cable Corporation, a global leader in copper, aluminum and fiber optic wire and cable products, and previously served as a member of the Board of Directors of the American Chemistry Council, a trade association representing the business of chemistry at the global, national and state levels. During his tenure as Cabot’s President and Chief Executive Officer, Mr. Prevost developed a strong understanding of Cabot’s business. His substantial experience in the chemicals industry has provided him with a deep knowledge of technology, international business, strategic planning and manufacturing.

Sue H. Rataj

Age: 60

Committee Memberships: Compensation (Chair), Executive, Governance

Director since: 2011

Term of Office Expires: 2019

Business Experience: Ms. Rataj was Chief Executive, Petrochemicals for BP, a global energy company, from April 2008 until her retirement in April 2011, with global responsibility for BP’s petrochemicals operations. Prior to that, Ms. Rataj held a variety of senior management positions with BP, most recently serving as Group Vice President, Refining and Marketing from July 2007 until April 2008. Ms. Rataj is also a member of the Supervisory Board of Bayer AG, a life science enterprise developing and manufacturing products in the pharmaceuticals, consumer health, animal health and crop science segments; and a member of the Board of Directors of Agilent Technologies, Inc., a global leader providing instruments, software and consumables to laboratories in the life sciences, diagnostics and applied chemical markets. During her tenure with BP, Ms. Rataj gained significant expertise in SH&E and risk management and accounting and finance matters, particularly in the context of a chemicals company. She also brings substantial leadership and management experience to the Board of Directors.

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Proposal 1 — Election of Directors (continued)

Matthias L. Wolfgruber

Age: 62

Committee Memberships: Compensation, SH&E

Director since: 2014

Term of Office Expires: 2019

Business Experience: Dr. Wolfgruber was Chief Executive Officer of Altana AG, a global specialty chemicals company, from 2007 until his retirement on January 1, 2016. He joined Altana in 2002, as President and CEO of Altana Chemie AG and a member of the management board of Altana AG. Prior to joining Altana, he held a number of management positions at Wacker-Chemie in the U.S. and Europe from 1985 through 2002. Dr. Wolfgruber is a member of the Supervisory Board of Altana AG, a member of the Supervisory Board of Grillo-Werke AG, a manufacturer and supplier of zinc alloy products and chemicals, and a member of the Supervisory Board of Lanxess AG, a leading global manufacturer of synthetic rubber and chemical intermediates. During his tenure at Altana, Dr. Wolfgruber led the company through strategic investments and acquisitions. He brings his extensive leadership and significant experience managing specialty chemicals businesses with global operations to the Board of Directors.

Mark S. Wrighton

Age: 67

Committee Memberships: Compensation, SH&E

Director since: 1997

Term of Office Expires: 2018

Business Experience: Dr. Wrighton has served as Chancellor of Washington University in St. Louis since 1995. Prior to 1995, Dr. Wrighton was a faculty member at the Massachusetts Institute of Technology for 23 years where he served as head of the chemistry department from 1987 to 1990, and as Provost from 1990 to 1995. Dr. Wrighton is a member of the Board of Directors of Brooks Automation, Inc., a worldwide provider of automation, vacuum and instrumentation solutions to the global semiconductor and related industries, and Corning, Inc., a specialty glass and ceramics company. Dr. Wrighton brings to the Board his extensive scientific knowledge and understanding of complex technology gained during his more than thirty years of experience as a professor, chemist and research scientist. As the chancellor of a major research university, Dr. Wrighton has developed significant management and leadership experience. In addition, Dr. Wrighton’s service on several public company boards provides him with a deep understanding of matters relating to public company management and oversight.

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2017 PROXY STATEMENT

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address the following matters, among others: director qualifications and independence, Board Committees, director retirement, director compensation, Board performance evaluations, Board and Committee meetings, access to senior management, CEO evaluation and succession planning. The Corporate Governance Guidelines are posted on our website (www.cabotcorp.com) under the heading “Company — About Cabot — Governance — Resources.”

Director Independence

Our Board of Directors, upon the recommendation of its Governance Committee, has determined that each of Cabot’s non-management directors who served as a director during the fiscal year, other than Mr. Prevost who served as Cabot’s President and Chief Executive Officer until March 2016, is “independent” under the Board’s director independence standards as detailed in our Corporate Governance Guidelines. The Governance Committee annually reviews the independence of all directors and reports its finding to the full Board. To assist in this review, the Board has adopted director independence guidelines. In the event a director has a relationship that is not addressed by the independence guidelines, the Governance Committee evaluates the relevant facts and circumstances of the relationship and makes a recommendation to the full Board of Directors about whether the relationship constitutes a material relationship with Cabot. After examining all known relationships between the directors and Cabot, the Board concluded that none of the non-management directors who served as directors during the fiscal year had a material relationship with Cabot, other than Mr. Prevost, as discussed above.

Transactions with Related Persons

Policy and Procedures for the Review of Related Person Transactions

Our Board has adopted a written policy for the review and approval or ratification of transactions involving related persons. “Related persons” consist of any person who is or was (since the beginning of the fiscal year) a director, nominee for director or executive officer of Cabot, any greater than 5% stockholder of Cabot and the immediate family members of any of those persons. The Governance Committee is responsible for applying the policy with the assistance of our General Counsel.

Transactions covered by the policy consist of any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements, or relationships in which (1) the aggregate amount involved will or may be expected to exceed $100,000 with respect to any fiscal year, (2) Cabot is a participant and (3) any related person has or will have a direct or indirect interest, other than solely as a result of being a director or a less than 10% beneficial owner of another entity (an “interested transaction”). Under the policy, the following interested transactions have a standing pre-approval from the Governance Committee, even if the aggregate amount is greater than $100,000:

•	Certain sales of stock by executive officers to Cabot. (1) Sales of Cabot stock by an executive officer (including the CEO) to Cabot pursuant to the terms of our long-term incentive program or (2) other sales by executive officers (excluding the CEO) provided that the sale has been approved by our CEO, the per share purchase price is the fair market value of our common stock on the date of sale, the proceeds from the sale to the executive officer do not exceed $500,000, and the sale does not take place during a quarterly blackout period.
•	Certain transactions with other companies. Any transaction between Cabot and another company if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of that company’s total revenues, or any transaction where Cabot is indebted to another company if the total amount of Cabot’s indebtedness to the other company does not exceed 1% of that company’s total consolidated assets. In both cases, the pre-approval applies if the related person’s only relationship is as an employee (other than executive officer), director or beneficial owner of less than 10% of the other company’s shares.

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Corporate Governance (continued)

•	Employment of executive officers; director compensation. Any employment by Cabot of an executive officer if the related compensation is required to be reported in our proxy statement or if the compensation was approved by our Compensation Committee. Any compensation paid to a director if the compensation is required to be reported in our proxy statement.
•	Other transactions. Competitively bid or regulated public utility services transactions; transactions involving trustee-type services; and transactions where the related person’s interest arises solely from the ownership of our common stock and all common stockholders received the same benefit on a pro rata basis.

Each interested transaction by a related person that does not have standing pre-approval under the policy should be reported to our General Counsel for presentation to the Governance Committee for approval before its consummation or for ratification, if necessary, after its consummation. The Chair of the Governance Committee has the authority to pre-approve or ratify (as applicable) any interested transaction with a related person in which the aggregate amount involved is expected to be less than $500,000. In determining whether to approve or ratify an interested transaction, the Governance Committee and the Chair may take into account such factors as they deem appropriate, which may include whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Transactions with Related Persons

Since the beginning of fiscal 2016, Cabot and its subsidiaries had no transactions, nor are there any currently proposed transactions in which Cabot or its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and any related person (as defined above) had or will have a direct or indirect material interest reportable under SEC rules.

Non-Executive Chairman of the Board; Executive Sessions; Interim Office of the CEO

John F. O’Brien serves as Non-Executive Chairman of the Board. Although our Corporate Governance Guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that this leadership structure is appropriate at this time because it allows our Chief Executive Officer to focus on the strategic and operational aspects of our business, while allowing the Non-Executive Chairman of the Board to provide independent leadership of the Board. Our Board recognizes that future circumstances may lead it to change the leadership structure depending on Cabot’s needs at the time, and as such, believes that it is important to retain flexibility. In the future, if the Chief Executive Officer also serves as Chairman of the Board, our Corporate Governance Guidelines require that an independent director be appointed annually as lead director to lead the executive sessions of the non-management directors at Board meetings.

The Non-Executive Chairman of the Board is charged primarily with:

•	presiding over meetings of our Board and stockholders, including executive sessions of the non-management directors;
•	serving as an ex-officio member of each Board committee of which he is not a member and, upon invitation, attending those committee meetings where possible;
•	establishing an agenda for each Board meeting in collaboration with our CEO and meeting with our CEO following each meeting to discuss any open issues and follow-up items;
•	facilitating and coordinating communication among the non-management directors and our CEO and an open flow of information between management and our Board;
•	in collaboration with the Governance Committee, leading our Board’s annual performance review;
•	meeting with each non-management director at least annually;
•	providing assistance to our CEO by attending selected internal business management meetings and meeting with our CEO as necessary;
•	coordinating the periodic review of management’s strategic plan;
•	in collaboration with the Compensation Committee, leading our Board’s review of the succession plans for our CEO and key senior management;

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2017 PROXY STATEMENT

Corporate Governance (continued)

•	working with management on effective stockholder communication; and
•	performing such other duties and services as our Board may require.

In December 2015, Cabot’s then-President and Chief Executive Officer, Mr. Prevost, began a medical leave of absence and the Board established an Interim Office of the Chief Executive Officer (the “CEO Office”) and temporarily transferred Mr. Prevost’s responsibilities to the CEO Office. The CEO Office remained in place until March 11, 2016, at which time Mr. Prevost stepped down from his position as President and CEO of the Company and the Board elected Mr. Keohane President and CEO. During this time, Mr. O’Brien worked closely with and provided oversight to the CEO Office.

Director Attendance at Annual Meeting

Recognizing that director attendance at the annual meeting can provide our stockholders with an opportunity to communicate with Board members about issues affecting Cabot, we actively encourage our directors to attend the annual meeting. In 2016, all of our directors whose term of office continued after the annual meeting attended the annual meeting.

Code of Business Ethics

We have adopted a code of ethics that applies to all of our employees and directors, including the Chief Executive Officer, the Chief Financial Officer, the Controller and other senior financial officers. The Code of Business Ethics is posted on our website (www.cabotcorp.com) under the caption “Company — About Cabot — Code of Business Ethics.”

Communications with the Board

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may contact the Non-Executive Chairman of the Board by calling 1-800-853-7602; by sending an email through our website using the link that is located under the caption “Company — About Cabot — Governance — Contact the Board of Directors”; or by writing to Cabot Corporation Board of Directors, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277.

Anyone who has a complaint or concern regarding our accounting, internal accounting controls or auditing matters may communicate that concern to the Chair of the Audit Committee by calling 1-800-853-7602; by sending an email through our website using the link that is located under the caption “Company — About Cabot — Governance — Contact the Board of Directors”; or by writing to Cabot Corporation Audit Committee, c/o Alertline Anonymous, P.O. Box 3767, 13950 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina 28277. All communications to the Board of Directors or the Audit Committee will also be sent to Cabot’s Office of Compliance.

Governance Committee Processes for Director Nominations

Process for Identifying and Evaluating Director Nominees

Generally, the Governance Committee identifies candidates for election to the Board of Directors through the business and other networks of the directors and management. The Committee may also solicit recommendations for director nominees from third-party search firms or any other source it deems appropriate. The Governance Committee’s review and evaluation of a candidate generally includes inquiries as to the candidate’s reputation and background, examination of the candidate’s experience and skills in relation to the Board’s requirements at the time, consideration of the candidate’s independence as measured by the Board’s independence standards, and any other considerations that the Governance Committee deems appropriate. Candidates recommended by our stockholders are evaluated on the same basis as candidates recommended by our directors, management, third-party search firms or other sources.

Procedures for Stockholders to Recommend Director Nominees

The Governance Committee has a policy with respect to the submission of recommendations by shareholders of candidates for director nominees, which is available on our website. A stockholder wishing to recommend a candidate must submit the recommendation by a date not later than the 120th calendar day before the first anniversary of the date that Cabot released its proxy statement to stockholders in connection with the previous year’s annual meeting. Recom-

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2017 PROXY STATEMENT

Corporate Governance (continued)

mendations should be submitted to the Company’s Secretary in writing at Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts 02210. The notice to the Secretary should include all information about the candidate that Cabot would be required to disclose in a proxy statement in accordance with Securities and Exchange Act rules or as required by the Company’s by-laws, consent of the candidate to serve on the Board of Directors, if nominated and elected, and agreement of the candidate to complete, upon request, questionnaires customary for Cabot directors and to comply with applicable Company policies.

Board Retirement Policy

The Board of Directors’ retirement policy for non-employee directors requires each director who is not a Cabot employee to submit his or her resignation to the Board prior to, and effective at, the annual meeting of stockholders next following the calendar year of such director’s seventy-second birthday. Dr. Thomas is retiring under this policy. The Board is authorized to make exceptions to this retirement policy for special circumstances involving the Company.

The Board of Directors also has a retirement policy for employee directors that requires each employee director to submit his or her resignation to the Board (i) prior to and, if accepted, effective at the annual meeting of stockholders following the calendar year of such director’s sixty-fifth birthday, or (ii) if the director ceases to be an employee of Cabot prior to such annual meeting, no later than the date of and, if accepted, effective upon the termination of such director’s employment with Cabot. Each resignation submitted pursuant to this policy is required to specifically state that the resignation is to be effective only upon acceptance by the Board of Directors. In each case, the Governance Committee will consider the resignation and make a recommendation to the Board. If a resignation submitted pursuant to this policy is not accepted, the employee director is thereafter required to submit his or her resignation annually to the Board of Directors for consideration.

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2017 PROXY STATEMENT

Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More Than Five Percent of Common Stock

The following table shows the amount of Cabot common stock beneficially owned as of January 18, 2017 (unless otherwise indicated) by each person known by Cabot to beneficially own more than 5% of our outstanding common stock, by each director of Cabot, by each of our named executive officers and by all directors, nominees for director and executive officers of Cabot as a group. Unless otherwise indicated, each person has sole investment and voting power over the securities listed in the table.

Name	Total Number of Shares(1)		Percent of Class(2)
Holders of More than Five Percent of Common Stock
BlackRock, Inc.	5,401,140	(3)	8.7%
55 East 52nd Street
New York, NY
The Vanguard Group	4,232,660	(4)	6.8%
100 Vanguard Blvd.
Malvern, PA
Directors and Executive Officers
Brian A. Berube	94,894	(5)	*
Eduardo E. Cordeiro	109,861	(6)	*
Nicholas S. Cross	63,599	(7)	*
Juan Enriquez	27,584	(8)	*
Hobart C. Kalkstein	34,153	(9)	*
Sean D. Keohane	140,490	(10)	*
William C. Kirby	9,898	(11)	*
Roderick C.G. MacLeod	32,634	(12)	*
John K. McGillicuddy	17,984	(13)	*
John F. O’Brien	49,084		*
Patrick M. Prevost	842,818	(14)	1.3%
Sue H. Rataj	11,944		*
Lydia W. Thomas	32,849	(15)	*
Friedrich von Gottberg	91,634	(16)
Matthias L. Wolfgruber	6,239	(17)	*
Mark S. Wrighton	40,184	(18)	*
Directors and executive officers as a group (16 persons)	1,605,849	(19)	2.5%

*	Less than one percent.
1.	For Cabot’s executive officers the number includes shares of Cabot common stock held for their benefit by the trustee of Cabot’s 401(k) Plan. The shares of common stock allocated to the accounts of Cabot’s executive officers in the 401(k) Plan constitute less than 1% of our common stock.
2.	The calculation of percentage of ownership of each listed beneficial owner is based on 62,189,388 shares of Cabot common stock, which represents the number of shares outstanding on January 18, 2017, plus any shares that such individual or entity has the right to acquire within 60 days of January 18, 2017.

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Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More Than Five Percent of Common Stock (continued)

3.	Based on a Schedule 13G filed with the SEC on January 23, 2017 by BlackRock, Inc. (“BlackRock”). The Schedule 13G reports that BlackRock has sole voting power with respect to 4,996,037 shares and sole dispositive power with respect to 5,401,140 shares.
4.	Based on a Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group (“Vanguard”). The Schedule 13G reports that Vanguard has sole voting power with respect to 45,513 shares, sole dispositive power with respect to 4,187,047 shares and shared dispositive power with respect to 45,613 shares.
5.	Includes 68,657 shares of common stock that Mr. Berube has the right to acquire within 60 days of January 18, 2017 upon the exercise of stock options and 8,372 shares of Cabot common stock held by the trustee for Cabot’s 401(k) Plan for his benefit.
6.	Includes 70,150 shares of common stock that Mr. Cordeiro has the right to acquire within 60 days of January 18, 2017 upon the exercise of stock options and 9,836 shares of Cabot common stock held by the trustee for Cabot’s 401(k) Plan for his benefit.
7.	Includes 31,735 shares of common stock that Mr. Cross has the right to acquire within 60 days of January 18, 2017 upon the exercise of stock options.
8.	Includes 25,484 shares the receipt of which Mr. Enriquez has deferred under applicable Cabot deferred compensation plans. Mr. Enriquez has shared investment power for 2,100 shares.
9.	Includes 16,823 shares of common stock that Mr. Kalkstein has the right to acquire within 60 days of January 18, 2017 upon the exercise of stock options and 5,927 shares of Cabot common stock held by the trustee for Cabot’s 401(k) Plan for his benefit.
10.	Includes 100,169 shares of common stock that Mr. Keohane has the right to acquire within 60 days of January 18, 2017 upon the exercise of stock options and 11,285 shares of Cabot common stock held by the trustee for Cabot’s 401(k) Plan for his benefit.
11.	Mr. Kirby has deferred receipt of these shares under applicable Cabot deferred compensation plans.
12.	Includes 16,850 shares held by Mr. MacLeod’s wife, who retains sole voting control over the shares. Mr. MacLeod disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
13.	Mr. McGillicuddy has deferred receipt of these shares under applicable Cabot deferred compensation plans.
14.	Includes 589,549 shares of common stock that Mr. Prevost has the right to acquire within 60 days of January 18, 2017 upon the exercise of stock options and 49 shares of Cabot common stock held by the trustee for Cabot’s 401(k) Plan for his benefit.
15.	Includes 4,238 shares the receipt of which Dr. Thomas has deferred under applicable Cabot deferred compensation plans.
16.	Includes 65,013 shares of common stock that Mr. von Gottberg has the right to acquire within 60 days of January 18, 2017 upon the exercise of stock options and 15,257 shares of Cabot common stock held by the trustee for Cabot’s 401(k) Plan for his benefit. Also includes 1,000 shares held by Mr. von Gottberg’s wife, who retains sole voting control over the shares. Mr. von Gottberg disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
17.	Dr. Wolfgruber has deferred receipt of these shares under applicable Cabot deferred compensation plans.
18.	Includes 100 shares held by Dr. Wrighton’s wife, who retains sole voting control over the shares. Dr. Wrighton disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
19.	Shares of our common stock shown as being beneficially owned by directors and executive officers as a group includes 50,726 shares of Cabot common stock held by the trustee for Cabot’s 401(k) Plan for the benefit of Cabot’s executive officers.

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2017 PROXY STATEMENT

Executive Compensation

Compensation Committee Report

The Compensation Committee of the Board of Directors (referred to as the “Compensation Committee” or the “Committee”) has reviewed the Compensation Discussion and Analysis (“CD&A”) section included in this Proxy Statement. The Compensation Committee has also reviewed and discussed the CD&A with the members of management who are involved in the compensation process.

Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

Sue H. Rataj, Chair

Matthias L. Wolfgruber

Mark S. Wrighton

Compensation Discussion and Analysis

As context for our executives’ 2016 fiscal year compensation, below we summarize Cabot’s performance for our 2016 fiscal year and provide a brief overview of decisions made with respect to executive compensation in fiscal 2016 and our executive compensation program for this year. We then describe our compensation philosophy and objectives, our compensation setting process and other compensation- and governance-related policies, and compensation awarded, earned and paid for fiscal 2016. For fiscal 2016, our named executive officers (“NEO”s) and their current positions are:

•	Sean D. Keohane, President and Chief Executive Officer;
•	Eduardo E. Cordeiro, Executive Vice President and Chief Financial Officer, and President, Americas region;
•	Nicholas S. Cross, Executive Vice President, and President, Performance Chemicals and Specialty Fluids segments, and President, EMEA region (1);
•	Brian A. Berube, Senior Vice President and General Counsel, and Interim Chief Human Resources Officer;
•	Hobart C. Kalkstein, Senior Vice President, and President, Reinforcement Materials segment;
•	Friedrich von Gottberg, Senior Vice President, and President, Purification Solutions segment; and
•	Patrick M. Prevost, former President and Chief Executive Officer.

(1)	A portion of Mr. Cross’s compensation is paid in Swiss Francs, which, for purposes of this Proxy Statement, unless otherwise noted, has been translated to U.S. Dollars using the average daily exchange rate during the twelve-month period ended September 30, 2016 of U.S. $1.017932 per Swiss Franc.

In fiscal 2016, each of Messrs. Keohane, Cordeiro, Cross and Berube also served as members of the Interim Office of the Chief Executive Officer (the “CEO Office”), which was established when Mr. Prevost began a medical leave of absence, as described below. During the term of the CEO Office, Mr. Berube served as our principal executive officer for reporting purposes.

Executive Summary

Our Performance in Fiscal 2016

Fiscal 2016 was a year of change, transition and growth for the Company. We returned to profitability growth and accomplished a number of key strategic initiatives. Specifically, we:

•	demonstrated a significant improvement in financial performance as compared to 2015;
•	generated cash flow from operating activities of $392 million;
•	increased our quarterly dividend by 36% in May 2016 to $0.30 per share;
•	returned $104 million to our shareholders through share repurchases and dividends;
•	reduced our costs by $60 million, exceeding our cost reduction target of $50 million; and
•	improved our safety performance from 2015, reducing total recordable injuries by 20% and our total recordable injury rate by 12%.

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Executive Compensation (continued)

In 2016, we launched a new vision, strategy, financial goals and capital allocation framework, which we refer to as our “Advancing the Core” strategy. We believe this new strategic framework supports the changing needs of our customers, the global nature of our industry and our ability to adapt and grow our Company. The aim of our Advancing the Core strategy is to deliver sustained and attractive total shareholder return (TSR), built on earnings growth and our capital allocation framework.

During fiscal 2016, we accomplished a number of key milestones that are critical for the execution of our Advancing the Core strategy. Specifically, we:

•	entered into a joint venture to build a new fumed silica plant in China with Hengyecheng Silicone Company, which will ensure that we continue to grow our global position in this high-value strategic product line;
•	announced an investment to expand capacity in our Specialty Compounds business for conductive and specialty formulations;
•	continued new product adoptions in strategic applications such as energy materials and structural adhesives; and
•	celebrated the groundbreaking of a new Asia Technology Center which underpins our dedication to application innovation.

A number of management changes also took place at the Company during fiscal 2016. In December 2015, Mr. Prevost began a medical leave of absence and the Board established the CEO Office, comprised of Messrs. Keohane, Cordeiro, Cross and Berube. Effective March 11, 2016, Mr. Prevost stepped down from his position as President and CEO of the Company, and the Board elected Mr. Keohane President and CEO of the Company. The compensation decisions made in connection with these events are described below under the heading “Compensation Decisions Relating to Our CEO Transition”. Other decisions made by the Committee in respect of fiscal 2016 compensation are described later in this CD&A.

Compensation Decisions Relating to Our CEO Transition

Mr. Keohane. In connection with his election as President and CEO of the Company on March 11, 2016, and following a review of compensation benchmarking data from our compensation peer group as well as certain surveys, as described below under “Use of Benchmarking Comparison Data”, and taking into account advice provided by Pearl Meyer, the Committee’s independent compensation consultant, Mr. Keohane’s annual base salary was increased to $850,000, effective March 11, 2016. In addition, his target short-term incentive (STI) award was increased from 60% of his annual base salary to 100% of his annual base salary, with his target fiscal 2016 STI award based on a blend of his previous and current annual base salaries. He also was granted an equity award under our long-term incentive (LTI) program with a grant date value of $1 million, consisting of 7,105 performance-based restricted stock units (PSUs) (assuming target level achievement of applicable performance metrics), 6,090 time-based restricted stock units (TSUs) and 26,455 stock options. These awards have the same vesting dates as the LTI awards granted to our executive officers in November 2015, described below under “How Did our LTI Plan Work”.

Messrs. Cordeiro and Berube. In recognition of the increased job responsibilities that Messrs. Cordeiro and Berube assumed during the period of Mr. Prevost’s medical leave of absence and in connection with the transition of CEO responsibilities to Mr. Keohane during the fiscal year, the Compensation Committee believed it was appropriate to provide each executive with additional compensation. As a result, Mr. Cordeiro received an award of 16,425 TSUs and Mr. Berube received an award of 10,000 TSUs, which the Committee believed fairly compensated them for the additional responsibilities they assumed, encouraged their retention, and further aligned their interests with those of our shareholders. The TSUs awarded to Mr. Cordeiro will vest in their entirety on March 11, 2018 and the TSUs awarded to Mr. Berube will vest in their entirety on March 11, 2019, in each case subject to their continued employment with Cabot through the applicable vesting date.

Mr. Prevost. Effective March 11, 2016, Mr. Prevost stepped down from his position as President and CEO of the Company. Mr. Prevost’s employment with Cabot terminated effective July 15, 2016, but he remains a member of our Board. Under the terms of his transition and separation agreement with Cabot, upon his termination of employment Mr. Prevost received cash payments totaling $1,412,653, which included a payment of $1,166,000, representing Mr. Prevost’s target STI award for fiscal 2016. Mr. Prevost also received a $116,600 contribution to the Company’s

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Executive Compensation (continued)

Deferred Compensation Plan in respect of the portion of his separation payments that represented his target STI award for fiscal 2016. In addition to these payments, the Committee accelerated the vesting of Mr. Prevost’s outstanding equity awards, consisting of an aggregate of 77,536 TSUs, 78,163 PSUs (assuming target level of achievement of applicable performance metrics for awards for which the performance period had not been completed) and 210,034 stock options, and extended the exercise period of his stock options to the earlier of (i) October 15, 2019 and (ii) the original expiration date of the stock options. The Company also agreed to pay a portion of Mr. Prevost’s COBRA premiums for up to 18 months following the termination of his employment and reimbursed his legal expenses in the amount of $15,000. When considering the level of separation payments and benefits to be provided to Mr. Prevost, the Committee considered the length and level of his service with the Company, his significant contributions to the Company and the Company’s achievements under his leadership, as well as advice provided by Pearl Meyer.

Highlights of our Fiscal Year 2016 NEO Compensation Decisions and the Impact of Company Performance on Compensation.

We believe fiscal 2016 compensation appropriately aligned pay with our corporate performance, with a significant portion of the total direct compensation paid to our named executive officers (other than Mr. Prevost) based on our performance against pre-established corporate financial goals. The principal financial performance metrics we historically have used under our STI and LTI programs are adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings per share (EPS) because we believe they reflected our important near-term and longer-term business and financial goals of improving operating profitability and after-tax profitability. In addition, our STI metrics have included net working capital (NWC) measured in days, which reflects how efficiently we manage the day-to-day cash used to run our operations. Because our business is asset intensive, we have also included a return metric, adjusted return on net assets (adjusted RONA), for our PSUs. Adjusted RONA measures how effectively and efficiently we use our operating assets to generate earnings.

Base Salary. In calendar 2016, none of the members of our Management Executive Committee (consisting of our CEO and the officers who report directly to the CEO), including our named executive officers, received a base salary increase during our annual salary review process that took place in November 2015, with the exception of Mr. Kalkstein, who became a member of the Management Executive Committee in April 2016. This decision was made in recognition of our mixed financial performance in fiscal 2015 and our commitment to improving our performance in fiscal 2016. Messrs. Keohane and Kalkstein received base salary increases during the year in connection with their promotions and the associated increased job responsibilities each assumed in the year, as further described in this CD&A. (See pages 37 and 40 for further details).

STI Awards and Payouts. The Company achieved performance between the threshold and target levels of the adjusted EBITDA metrics and above the maximum level of the NWC days metric established by the Committee under our STI program, resulting in a payout of the portion of the award that is based on our financial performance of 99.5% of target awards. The balance of the amounts paid in respect of STI awards to our named executive officers reflected their strong individual performance and leadership, with the total STI awards ranging from 103% to 110% of the named executive officer’s target award. (See pages 37-40 for further details).

LTI Awards and Payouts. Our LTI awards consist of a combination of PSUs (35%), TSUs (30%) and stock options (35%) (with percentages measured based on the awards’ grant date values). The grant date value of the awards granted in fiscal 2016 to each named executive officer was based on an assessment of the named executive officer’s position, role and responsibilities within the Company, the overall competitiveness of his total direct compensation, and internal equity (the relationship of pay among the executive officers in the context of their responsibilities) considerations. In addition, as described herein, Mr. Keohane received a supplemental LTI award in connection with his promotion to the role of President and CEO, Mr. Kalkstein received a supplemental LTI award in connection with his promotion to Senior Vice President and President, Reinforcement Materials segment, and Messrs. Cordeiro and Berube each received supplemental awards of TSUs in recognition of their increased roles as part of the CEO Office and in connection with the transition of CEO responsibilities to Mr. Keohane during the year, and for retention purposes. (See pages 25 and 40 for further details).

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Executive Compensation (continued)

With respect to outstanding PSUs, the percentage of the target award earned for fiscal 2016 is set forth below. For each performance metric, achieving the target level of performance results in a payout of 100% of the portion of the award that is payable with respect to that metric.

Outstanding LTI Award	Performance Metrics and % of Target Earned based on Fiscal 2016 Performance	Total % of Target PSU Award Earned based on Fiscal 2016 Performance
Fiscal 2014 Grant (2014-2016)	Adjusted EPS (0.0%); Adjusted RONA (88.0%)	17.6%
Fiscal 2015 Grant (2015-2017)	Adjusted EPS (57.0%); Adjusted RONA (110.0%)	67.6%
Fiscal 2016 Grant (2016-2018)	Adjusted EPS (117.5%); Adjusted RONA (152.7%)	124.5%

Characteristics of our Executive Compensation Program

Our executive compensation program includes a number of practices intended to align the interests of management and our shareholders.

What We Do	What We Don’t Do

✓ Link pay to performance; significant portion of executive pay is not guaranteed

✓ Tie performance-based awards to achievement of pre-established financial metrics

✓ Use our STI awards to recognize individual leadership and achievement of business and strategic goals

✓  Balance the mix of pay components, including cash, stock options, and restricted stock units (both performance- and time-based)

✓  Cap incentive awards under our STI and LTI programs

✓  Provide Committee discretion to reduce STI awards

✓  Maintain stock ownership guidelines

✓  Subject STI and LTI program compensation to our recoupment policy

✓  Provide modest perquisites consisting primarily of financial planning and an executive physical examination

×   Enter into employment contracts with our CEO and other NEOs, with the exception of Mr. Cross, who is a Swiss employee who was on an international assignment

×   Provide for excise tax gross-ups in the event of a change in control

×   Reprice underwater stock options without shareholder approval

×   Permit hedging or short sales of company stock

×   Provide single-trigger change in control vesting in our equity awards

Consideration of Results of Shareholder Advisory Votes on Executive Compensation and What’s New for 2017 Compensation

At our 2016 Annual Meeting, we conducted an advisory (non-binding) shareholder vote on executive compensation, as required by the Dodd-Frank Act. Over 96% of the shares voting approved the executive compensation discussed and disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and other related tabular and narrative disclosures contained in the fiscal 2015 proxy statement. In considering the results of this most recent favorable advisory vote on executive compensation, the Compensation Committee noted that the Company’s current executive compensation program has been effective in implementing the Company’s stated compensation philosophy and objectives, and did not make any changes in the program in response to shareholder concerns.

In connection with the adoption of our new Advancing the Core strategy, our management team recommended to the Compensation Committee adjustments to our STI and LTI programs to better reflect this new strategy. As a result, the Compensation Committee changed the principal financial performance metric under the STI program from adjusted EBITDA to adjusted earnings before interest and taxes (EBIT) for fiscal 2017 awards. EBIT is closely correlated to, and a

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2017 PROXY STATEMENT

Executive Compensation (continued)

key factor in, a company’s TSR and also includes depreciation. Accordingly, this financial measure will better tie short-term incentive compensation to the achievement of our earnings growth and capital efficiency goals. In addition, the NWC days metric under our STI program will now include NWC days used in our Purification Solutions and Aerogel businesses, which we have not included in past years. The Committee also reviewed the financial goals under our LTI Program and determined that they were still appropriate in light of the Company’s new strategy. To reinforce the capital allocation goal of returning a substantial portion of discretionary free cash flow to shareholders under our new Advancing the Core strategy, however, beginning with PSU awards made in November 2016, the Committee approved a change in the awards to provide that PSUs that are earned on the basis of our corporate performance will receive dividend equivalent payments prior to their time-based vesting on the same terms as our time-based restricted stock units.

The Compensation Committee recognizes that executive pay practices and notions of sound corporate governance principles continue to evolve. Accordingly, it will continue to monitor executive compensation practices and make adjustments as necessary to ensure that our executive compensation continues to support our corporate goals and objectives and reflects good corporate governance principles.

The Compensation Committee continues to pay close attention to the advice of its compensation advisors and continues to provide access for our shareholders who would like to communicate on executive pay directly with the Compensation Committee or the Board. You may contact the Board of Directors through our website at “Company — About Cabot — Governance — Contact the Board of Directors”.

Compensation Philosophy, Objectives and Process

Continuing to position Cabot for future success requires the talent to support our business and Advancing the Core strategy. Our executive compensation program is designed to provide a competitive and internally equitable compensation and benefits package that rewards individual and Company performance, and reflects job complexity and the strategic value of the individual’s position while ensuring long-term retention and motivation. We seek to accomplish these goals in a way that is aligned with the long-term interests of our shareholders.

To achieve these goals, our executive compensation program follows these principles:

•	Offer a total compensation opportunity and a benefits package that are competitive in our industry;
•	Reward executives based on our business performance by closely aligning a meaningful portion of their compensation with the performance of the Company on both a short- and long-term basis;
•	Set challenging but achievable performance goals that support the Company’s short- and long-term financial goals;
•	Motivate individual performance by rewarding the specific performance and achievements of individual executives and their demonstrated leadership; and
•	Align the interests of our executives and our shareholders through equity grants and share retention guidelines.

Our Compensation Setting Process

The Compensation Committee

As discussed under “The Board of Directors and its Committees — Compensation Committee”, on page 6, the Compensation Committee is responsible for all compensation decisions related to members of the Company’s Management Executive Committee.

Each November, the Compensation Committee (i) determines any adjustments to base salaries, with any adjustment typically effective the following January, (ii) sets corporate performance metrics applicable to our STI and LTI programs for the new fiscal year, (iii) grants LTI awards, and (iv) establishes compensation goals and maximum payment levels under our STI program for the new fiscal year, in each case, for each named executive officer. The annual compensation process also concludes at the Committee’s meeting in November, when the Committee evaluates the Company’s performance against the performance metrics set for the just-concluded fiscal year and also evaluates each executive officer’s performance and, on this basis, determines amounts payable or earned, as applicable, in respect of the fiscal year under our STI and LTI programs.

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Executive Compensation (continued)

A description of the Compensation Committee’s roles and responsibilities is set forth in its written charter adopted by the Board of Directors, which can be found at www.cabotcorp.com under “Company — About Cabot — Governance — Resources.”

Role of the Compensation Consultant

The Compensation Committee has retained Pearl Meyer as its independent compensation consultant. Pearl Meyer provides the Committee with advice on a broad range of executive compensation matters. The scope of their services includes the following:

•	Apprising the Committee of compensation-related trends and developments in the marketplace;
•	Informing the Committee of regulatory developments relating to executive compensation practices;
•	Assessing the composition of the peer companies used for comparative purposes;
•	Providing the Committee with an assessment of the market competitiveness of the Company’s executive compensation opportunities and programs;
•	Assessing the relationship between executive compensation actually paid and corporate performance; and
•	Identifying potential changes to the executive compensation program to maintain market competitiveness and ensure consistency with business strategies, good governance practices and alignment with shareholder interests.

During fiscal 2016, Pearl Meyer also advised the Committee on compensation matters related to our CEO transition, potential changes in our executive compensation program to reflect our new strategy, and the terms of our 2017 Long-Term Incentive Plan.

During fiscal 2016, Pearl Meyer attended all regularly scheduled meetings of the Compensation Committee.

The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the Compensation Committee.

Role of the Chief Executive Officer and Other Officers

Our CEO and our Chief Human Resources Officer, working with internal resources as well as Pearl Meyer, propose to the Compensation Committee the design of our executive compensation programs and recommend modifications to existing, and/or the adoption of new, plans and programs. In addition, our CEO recommends to the Committee the performance metrics to be used to determine payouts under our STI and LTI programs, and each named executive officer’s individual performance goals (other than the CEO’s) are jointly developed by the executive and the CEO.

Before the Compensation Committee makes compensation decisions, the CEO provides his assessment of each named executive officer’s performance, other than his own, addressing such factors as the officer’s achievement of individual goals, leadership accomplishments, contribution to Cabot’s performance and the achievement of Company goals, areas of strength and areas for development. He then makes specific award recommendations. In preparing compensation recommendations for the Committee, our CEO, our Chief Human Resources Officer and other members of management involved in the process review compensation and survey data compiled by Pearl Meyer for similarly-situated executives at our peer group of companies and specific external competitive market data provided by Pearl Meyer, as described below. Our CEO attends Compensation Committee meetings but is not present for, and does not participate in, any discussions concerning his own compensation. All decisions relating to the compensation of our named executive officers are made solely by the Committee and are reported to the full Board of Directors.

Use of Benchmarking Comparison Data

The companies we have included in our compensation peer group consist of companies in the diversified chemicals or specialty chemicals industries with similar products and services and with revenues and a market capitalization between one-third and three times the Company’s revenue and market capitalization. The Compensation Committee reviews executive compensation data for executives with comparable positions at these peer group companies to gauge the reasonableness and competitiveness of its executive compensation decisions. The Compensation Committee believes this allows us to successfully attract and retain experienced executive talent who are critical to our long-term success.

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Executive Compensation (continued)

The Compensation Committee annually reviews the companies included in our compensation peer group and may add or eliminate companies as it determines to be appropriate. For purposes of fiscal 2016 compensation matters our compensation peer group consisted of the following 15 companies:

• A. Schulman, Inc.	• H.B. Fuller Company
• Albemarle Corporation	• PolyOne Corporation
• Ashland Inc.	• RPM International Inc.
• Celanese Corporation	• Sigma-Aldrich Corp.
• Chemtura Corporation	• Valspar Corp.
• Cytec Industries Inc.	• Westlake Chemical
• Eastman Chemical Company	• W.R. Grace & Co.
• FMC Corporation

In preparation for the 2017 executive compensation review season and the decisions that the Compensation Committee has made and will make with respect to 2017 compensation, the Compensation Committee reviewed the peer group companies listed above and added Minerals Technologies and Stepan Company and removed Cytec Industries, Inc. which was acquired by Solvay in December 2015, and Sigma-Aldrich Corp., which was acquired by Merck in November 2015.

The Compensation Committee and management also consider compensation survey data. The survey data used is based on information reported in the Towers Watson and Mercer Executive Compensation surveys. For positions where compensation peer group and survey data are available, the peer group and survey data are averaged to provide a market composite perspective for compensation, other than long-term incentive compensation for which only compensation peer group data is used.

At least annually the Compensation Committee reviews tally sheets that detail all elements of each named executive officer’s compensation and benefits for the current and prior fiscal years, as well as a projection of their compensation for the upcoming year. These are provided to the Committee as a means to review the total compensation and benefits package for each named executive officer and the impact of any compensation decisions. The Compensation Committee made no changes to our current executive compensation program or any individual named executive officer’s proposed compensation for fiscal 2016 based on the information set forth in the tally sheets.

Factors Considered in Determining Amounts of Compensation

The Compensation Committee considers the following factors in determining each named executive officer’s total annual and long-term compensation opportunity:

•	the officer’s role, level of responsibility, performance, leadership, and experience;
•	employee retention and internal equity considerations; and
•	external competitiveness.

The Compensation Committee has targeted our named executive officers’ base salaries and target STI opportunities generally at the mid-market of the benchmarking data used by the Committee, as further described under “Use of Benchmarking Comparison Data”, and target LTI award values generally at the 65th percentile of this benchmarking data. The actual compensation for each named executive officer may be above or below the officer’s target compensation opportunity and above or below the intended market level depending largely on their experience and time in the position, as well as the degree to which Company and individual performance objectives are achieved.

Developing Company Performance Metrics

The performance metrics we set support our short- and long-term business plans and strategies. In fiscal 2016, we used four financial metrics to promote well-rounded Company and management performance, as described below.

For our STI awards, in fiscal 2016, we used adjusted EBITDA as the principal financial performance metric, as it reflects an important near-term goal of improving our operating profitability. To increase the focus on efficiently managing the day-to-day cash we use to run our operations, we also used a NWC days metric in our STI awards. The NWC metric included NWC used in our Reinforcement Materials, Performance Chemicals and Specialty Fluids segments because managing cash

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2017 PROXY STATEMENT

Executive Compensation (continued)

efficiently has been an important short-term objective of the businesses in these segments. It did not include NWC used in our Purification Solutions segment or our Aerogel business as this had not been a primary focus of these businesses in recent years.

For our PSU awards, in fiscal 2016, we used adjusted EPS as the principal financial performance metric because it reflects an important longer-term financial goal of improving our after-tax profitability. Because our business is capital intensive, we believed it was also appropriate to include a return metric under our LTI program and, as a result, used Adjusted RONA, which measures how effectively and efficiently we use our operating assets to generate earnings.

In setting our short- and long-term financial performance metrics, we began with our annual and long-term business plans and consider other factors, including our past variance to targeted performance, economic and industry conditions and industry sector performance. We set challenging, but realizable, goals, including those that are realizable only as a result of exceptional performance, for the Company and our executives in order to drive the achievement of our short- and long-term objectives. We recognize that we may need to change the metrics we use to reflect new priorities and business circumstances and we did so for fiscal 2017, as described above. We expect to continue to reassess the performance metrics and goal setting process annually.

Our Performance-based Compensation Philosophy

In fiscal 2016, 62% of total direct compensation (base salary, target STI award and LTI awards (with PSUs valued at target)) awarded to our CEO was performance-based and not guaranteed. The chart below shows the compensation opportunity provided to Mr. Keohane for fiscal 2016, as well as the mix between short- and long-term compensation and at-risk and not at-risk compensation. Our executive compensation program is designed to provide more than 50% of an officer’s total direct compensation opportunity in the form of performance-based compensation. Because of the management changes that occurred in fiscal 2016 and the related compensation decisions, as described above, the performance-based portion of the total direct compensation paid to the other named executive officers (other than Mr. Keohane and Mr. Prevost), on average, was slightly less than 50%.

How Did our 2016 STI Program Work

We provide annual STI awards to drive the achievement of key business results and to recognize individuals based on their contributions to those results and Cabot’s overall performance. Each named executive officer has an annual target incentive opportunity under our STI program, which is expressed as a percentage of his base salary. The actual amounts in respect of STI awards range from 0% to 200% of the target award opportunity, with 70% of each award based on the achievement of pre-established corporate financial goals and the remaining 30% of each award based on individual performance and achievements. We used two financial metrics to measure corporate performance for determining payouts under our STI program for fiscal 2016: adjusted EBITDA, which had an 80% weighting, and NWC measured in days, which had a 20% weighting. The Committee established a threshold, target, stretch and maximum level for each financial metric, with payout for performance between two levels determined on a straight-line basis. If the threshold adjusted EBITDA goal was not achieved, no payouts in respect of corporate performance under our STI program would be made. Even if the threshold levels of performance

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Executive Compensation (continued)

are achieved, the Committee nonetheless retained the discretion to decrease the amount of the awards based on our level of achievement of other corporate goals in the areas of safety, environmental performance, customers, innovation and people.

At the beginning of each fiscal year, the non-Executive Chairman, with input from the other independent directors, develops the personal objectives for our CEO, which are then approved by the Committee. Each of the other executive officers develops with the CEO his personal objectives for the year. In assessing each executive officer’s individual performance, the Committee considers the officer’s personal achievements, including his achievements against his established personal objectives, as well as his individual contributions to the management team, his leadership and his management of his business, region or function. The Committee does not assign specific numerical weightings or ratings to the individual goals and the performance of each officer is evaluated as a whole. Furthermore, there are no formal threshold levels of achievement applicable to the individual performance component of our STI program. Ultimately, the determination of the payout of the portion of the STI awards based on individual performance is based on the judgment of the CEO (with respect to his direct reports) and the Committee after reviewing all relevant factors, with the final determination made by the Committee.

We believe that the fiscal 2016 STI payout aligned annual executive pay with the Company’s fiscal 2016 financial performance, consistent with the plan’s role in our overall compensation mix. The adjusted EBITDA and NWC days targets for the fiscal 2016 STI awards and our actual fiscal 2016 performance were as follows:

Fiscal 2016 STI Program Targets and Results

	Threshold Level (50% payout)	Target Level (100% payout)	Stretch Level (150% payout)	Maximum Level (200% payout)	Fiscal 2016 Results	Percent Payout
Adjusted EBITDA (80%)	$450 million	$530 million	$558 million	$615 million	$489 million	74.4%
NWC Days¹ (20%)	84	79	76	73	70	200.0%
Weighted average payout						99.5%

1	Consists of NWC days used in our Reinforcement Materials, Performance Chemicals and Specialty Fluids segments. We did not include NWC days used in our Purification Solutions segment or our Aerogel business.

The balance of the amounts paid in respect of STI awards to our named executive officers reflected their strong individual performance and leadership, with the total STI awards ranging from 103% to 110% of the named executive officer’s target award.

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Executive Compensation (continued)

How Did our LTI Program Work in Fiscal 2016?

We provide our named executive officers with LTI awards to promote retention, to incentivize sustainable growth and long-term value creation, and to further align the interests of our executives with those of our shareholders by tying the executives’ realized compensation with stock price changes during the performance and vesting periods. The grant date value of LTI awards granted to each named executive officer for a given year is based on an assessment of the individual’s position, role and responsibilities within the Company, the overall competitiveness of his total direct compensation, and internal equity considerations. The Committee also considers compensation peer group data for a general understanding of competitive equity compensation practices as well as the impact of the grants on equity incentive plan usage, share dilution, the Company’s compensation expense and employee retention concerns.

When making LTI awards, the Compensation Committee first determines the total grant date value of the award, and then delivers that value in three components: PSUs representing 35%, stock options representing 35%, and TSUs representing 30%, respectively, of the total grant date value of the award.

PSUs reward performance and the execution of our goal to deliver year-over-year and long-term growth in earnings and to increase the operating profit we generate relative to the capital we invest in our businesses. Stock options are performance-based because no value is created unless the value of our common stock appreciates after grant and they encourage employee retention through the use of a time-based vesting schedule. TSUs encourage employee retention by providing some level of value to executives who remain employed for three years. PSUs, stock options and TSUs also support an ownership culture and thereby encourage our executives to take actions that are best for Cabot’s long-term success. Importantly, although each of these equity awards provides a competitive economic value on the date of grant, their ultimate value to an executive will depend upon the degree to which we achieve objectively measurable performance metrics and/or the market value of our common stock after the end of the relevant vesting period. That value will be largely dependent upon our performance, our stock price appreciation and market dynamics.

PSUs

Each award of PSUs is allocated evenly into three tranches, with each tranche having a one-year performance period and the entire award having a three-year vesting period. When the award vests at the end of the applicable three-year period, the number of shares of stock issuable, if any, will depend on the degree of achievement of corporate performance metrics for each year within the three-year performance period. Based on the degree to which we achieve the performance metrics, an executive may earn between 0% to 200% (0% to 150% for awards granted before November 2015), of the number of stock units allocated to each tranche of his award.

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Executive Compensation (continued)

Threshold, target, stretch and maximum goals are established for the corporate performance metrics at or before the time of grant for each year in the three-year performance cycle, and are used to calculate the number of shares that will be issuable for a particular year when the award vests. The payout on performance between two performance levels is interpolated on a straight-line basis. In valuing PSUs for purposes of determining the amount to be granted in any given year, the Committee assumes that the Company will achieve target performance.

The financial metrics used to measure corporate performance are adjusted EPS, with an 80% weighting, and adjusted RONA, with a 20% weighting. Dividend equivalents are not paid on PSUs granted in fiscal 2016.

Stock options

Stock options are granted with an exercise price equal to 100% of the closing price of Cabot’s common stock on the date of grant. They generally vest over a three-year period (30% on each of the first and second anniversaries of the date of grant and 40% on the third anniversary of the date of grant) and have a ten-year term.

TSUs

TSUs generally vest in their entirety at the end of three years. When the TSUs vest, they are converted to shares of Cabot common stock. During the vesting period, dividend equivalents are paid in cash on each restricted stock unit when and if dividends are declared and paid on the Company’s common stock. The objective of providing such dividend equivalent payments is to help focus our executives on, and to reward them for, managing the business so as to produce cash that is capable of being distributed to shareholders in the form of a dividend. Dividend equivalents also mirror the income generation associated with stock ownership.

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Executive Compensation (continued)

PSUs Realized under PSU Award that Vested in 2016

The charts below show the overall percentage of performance-based restricted stock units earned under PSU awards granted in November 2013 that vested in November 2016. The performance periods of these awards were our 2014, 2015 and 2016 fiscal years. Overall, the number of stock units earned under these awards was 41.5% of the target awards.

PSUs Earned on Outstanding Awards on the Basis of Fiscal 2016 Performance

The Committee believes that the number of stock units earned under our outstanding PSUs on the basis of our fiscal 2016 performance properly aligned executive pay with that performance, consistent with the role of these awards in our overall compensation mix, with the percentage of stock units earned under outstanding PSU awards ranging from 17.6% to 124.5% of the target award.

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Executive Compensation (continued)

The following tables show the performance metrics and the relative weighting of each metric that the Committee set for the fiscal 2016 performance period of PSUs granted in fiscal 2014, 2015 and 2016, our degree of attainment of these metrics and the percentage of the awards earned, measured against the target award. As the performance metrics for the fiscal 2016 performance period of these awards were established at different times, they each reflect the long-term goals in place when the awards were granted.

Company Targets and Results for Performance Year 3 of the PSUs granted in Fiscal 2014 (Performance Period 2014-2016) that Vested in November 2016

	Threshold Level (50% payout)	Target Level (100% payout)	Maximum Level (150% payout)	Fiscal 2016 Results	Percent Earned
Adjusted EPS (80%)	$3.50	$4.50	$6.00	$3.14	0.0%
Adjusted RONA (20%)	9.5%	12.0%	15.5%	11.4%	88.0%
Composite					17.6%

Company Targets and Results for Performance Year 2 of the PSUs granted in Fiscal 2015 (Performance Period 2015-2017) that Vest in November 2017

	Threshold Level (50% payout)	Target Level (100% payout)	Maximum Level (150% payout)	Fiscal 2016 Results	Percent Earned
Adjusted EPS (80%)	$3.00	$4.00	$5.50	$3.14	57.0%
Adjusted RONA (20%)	8.5%	10.75%	14.0%	11.4%	110.0%
Composite					67.6%

Company Targets and Results for Performance Year 1 of the PSUs granted in Fiscal 2016 (Performance Period 2016-2018) that Vest in November 2018

	Threshold Level (50% payout)	Target Level (100% payout)	Stretch Level (150% payout)	Maximum Level (200% payout)	Fiscal 2016 Results	Percent Earned
Adjusted EPS (80%)	$2.70	$3.00	$3.40	$4.50	$3.14	117.5%
Adjusted RONA (20%)	8.0%	9.5%	11.25%	14.0%	11.4%	152.7%
Composite						124.5%

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Executive Compensation (continued)

Fiscal 2016 Compensation Decisions

The compensation decisions the Committee made in the ordinary course for 2016 are described below. Earlier in the CD&A, we described compensation decisions the Committee made in connection with our executive transitions and management changes in fiscal 2016.

In considering each executive’s individual performance in fiscal 2016 and determining his STI award payout for fiscal 2016 and making the other compensation decisions discussed herein, the Committee specifically considered the following:

Sean D. Keohane, President and CEO (since March 2016), previously EVP and President, Reinforcement Materials segment.

Fiscal 2016 Performance Summary

The Committee believes that Mr. Keohane performed extremely well in 2016 and that his transition to the role of President and CEO was effective and seamless. The Committee also specifically recognized:

•	the successful promotions made to fill positions created by the CEO transition and to further develop and strengthen the senior management team;
•	the development and launch of our new Advancing the Core strategy;
•	the accomplishment of several key milestones critical to the delivery of the Advancing the Core strategy, including the forming of our new fumed silica joint venture arrangement in China and the development of our new Asia Technology Center in China;
•	the continued implementation of our commercial excellence initiatives geared to improving our understanding of markets and customers for more effective product development results, including the deployment of salesforce.com; and
•	the continued improvement in all areas of our safety, health and environmental performance from fiscal 2015, including notable reductions in our total recordable safety injuries by 20% and in our total recordable injury rate by 12%.

In addition, in connection with his previous role of President of the Reinforcement Materials segment, the Committee recognized Mr. Keohane’s role in:

•	the strengthening of tire customer relationships, which resulted in strong performance during calendar year 2016 under arrangements with those customers;
•	the team’s increased strategic focus on the Industrial Products segment of this business; and
•	capital discipline and other efforts that improved capital efficiency and reduced costs across our manufacturing plants.

Compensation Decisions for Fiscal 2016

•	Base Salary — Mr. Keohane’s annual base salary remained at $470,000 for calendar 2016 consistent with the decision to not increase base salaries for the Management Executive Committee. Mr. Keohane’s base salary was later increased to $850,000 in connection with his election as President and CEO of the Company as described above under “Compensation Decisions Relating to Our CEO Transition”.
•	STI Award — Prior to his election as President and CEO, Mr. Keohane’s target STI award was $282,000 (60% of his annual base salary). At the time of his election as President and CEO, Mr. Keohane’s target STI award as a percentage of his annual base salary was increased to 100% of base salary (which was also increased, as described above). His blended target STI award for fiscal 2016 was $692,000 and his actual STI award payout for fiscal 2016 was $710,000, or 103% of his blended target, based on achievement at 99.5% of target in respect of corporate performance and 110% of target in respect of individual performance.
•	LTI Award — In November 2015, Mr. Keohane was granted LTI awards with a grant date value of $800,000, consisting of 7,081 PSUs (assuming target level achievement of applicable performance metrics), 6,069 TSUs and 25,617 stock options. He also received an additional 7,105 PSUs (assuming target level achievement of applicable performance metrics), 6,090 TSUs and 26,455 stock options in connection with his election as President and CEO as further are described above under the heading “Compensation Decisions relating to CEO Transition”.

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Executive Compensation (continued)

Eduardo E. Cordeiro, EVP and Chief Financial Officer, and President, Americas and EMEA regions. Mr. Cordeiro’s responsibilities as President of the EMEA region were assumed by Mr. Cross effective January 1, 2017, when Mr. Cross relocated back to Switzerland.

Fiscal 2016 Performance Summary

Among Mr. Cordeiro’s key achievements that the Committee considered were the following:

•	his role leading the Management Executive Committee in the development and launch of our Advancing the Core strategy, including the design and development of targets and goals under our STI and LTI programs consistent with the strategy;
•	his role leading our investor communications program, which included hosting Investor Day in Boston;
•	his role in achieving the NWC days performance metric under our 2016 STI program, which exceeded the maximum performance levels for that metric established by the Committee;
•	his execution of the 2016 cost reduction initiatives, which reduced our costs by over $60 million in fiscal 2016 as compared with fiscal 2015;
•	his execution of our capital allocation strategy, returning over $100 million to shareholders in fiscal 2016;
•	his commitment to disciplined financial policies and maintenance of a strong balance sheet to support our overall strategy, which included refinancing $300 million in debt;
•	the increased job responsibilities that he assumed during the period of Mr. Prevost’s medical leave of absence and in connection with the transition of CEO responsibilities to Mr. Keohane;
•	his role in the overall management of a well-functioning finance organization; and
•	his role in the improved collaboration and optimization across businesses within the EMEA and Americas regions.

Compensation Decisions for Fiscal 2016

•	Base Salary — Mr. Cordeiro’s annual base salary remained at $550,000 for calendar 2016, consistent with the decision to not increase base salaries for the Management Executive Committee.
•	STI Award — Mr. Cordeiro’s target STI award for fiscal 2016 was $385,000 (70% of his annual base salary) and his actual STI award payout for fiscal 2016 was $424,000, 110% of target, based on achievement at 99.5% of target in respect of corporate performance and 135% of target in respect of individual performance.
•	LTI Award — Mr. Cordeiro was granted LTI awards with a grant date value of $1,000,000, consisting of 8,851 PSUs (assuming target level achievement of applicable performance metrics), 7,587 TSUs and 32,021 stock options. He also received an additional 16,425 TSUs as described above under the heading “Compensation Decisions Relating to CEO Transition”.

Nicholas S. Cross, EVP and President, Performance Chemicals and Specialty Fluids segments. Effective January 1, 2017, Mr. Cross assumed responsibility as President of the EMEA region.

Fiscal 2016 Performance Summary

Among Mr. Cross’s key achievements that the Committee considered were the following:

•	his leadership of the Performance Chemicals segment, which achieved its third straight year of record EBIT performance;
•	his contribution to the revenue growth in the Specialty Fluids segment and the expanded use of our cesium formate drilling fluids in drilling operations outside the North Sea;
•	his role in the progress in our application development activities for important new, differentiated products for specialty applications in batteries, inkjet and fibers that enhance the performance of our customers’ products;
•	his role in the organic revenue growth in our specialty compounds business;
•	his role pursuing and evaluating strategic business development opportunities, which culminated in the signing of an agreement with Hengyecheng Silicone Company to form a fumed silica joint venture in China; and
•	his role in the development of next generation cesium formate recovery techniques that will increase the raw material supply for this business.

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Executive Compensation (continued)

Compensation Decisions for Fiscal 2016

•	Base Salary — Mr. Cross’s annual base salary remained at $437,711 for calendar 2016, consistent with the decision to not increase base salaries for the Management Executive Committee.
•	STI Award — Mr. Cross’s target STI award for fiscal 2016 was $262,626 (60% of his annual base salary). His actual STI award payout for fiscal 2016 was $277,895, 106% of target, composed of 99.5% of target based on corporate performance and 120% of target based on individual performance.
•	LTI Award — Mr. Cross was granted an LTI award with a grant date value of $800,000, consisting of 7,081 PSUs (assuming target level achievement of applicable performance metrics), 6,069 TSUs and 25,617 stock options.

Brian A. Berube, SVP and General Counsel and, since July 2016, Interim Chief Human Resources Officer.

Fiscal 2016 Performance Summary

Among Mr. Berube’s key achievements that the Committee considered were the following:

•	his continued service as a trusted advisor to the Board and particular assistance to the Board on governance and compensation matters during Mr. Prevost’s medical leave of absence and in connection with CEO transition matters;
•	his role in enhancing our commercial position through negotiation of key agreements and providing risk management counsel;
•	his effective management of litigation and environmental matters toward positive outcomes for the Company;
•	his assistance to the Compensation Committee in its review of the design of our incentive compensation programs, including in the development of targets and goals under our incentive compensation programs consistent with our Advancing the Core strategy;
•	his support of our efforts to refinance debt through the capital markets;
•	the increased job responsibilities that he assumed during the period of Mr. Prevost’s medical leave of absence and in connection with the transition of CEO responsibilities to Mr. Keohane;
•	his role in strengthening our legal function, with a strong focus on talent development and cost management; and
•	his strong leadership within the Company’s Office of Compliance and to the Company on ethics and compliance matters, and role in managing our regulatory compliance programs.

Compensation Decisions for Fiscal 2016

•	Base Salary — Mr. Berube’s annual base salary remained at $405,000, consistent with the decision to not increase base salaries for the Management Executive Committee.
•	STI Award — Mr. Berube’s target STI award for fiscal 2016 was $243,000 (60% of his annual base salary). His actual STI award payout for fiscal 2016 was $253,000, 104% of target, composed of 99.5% of target based on corporate performance and 115% of target based on individual performance.
•	LTI Award — Mr. Berube was granted an LTI award with a grant date value of $700,000 in fiscal 2016, consisting of 6,196 PSUs (assuming target level achievement of applicable performance metrics), 5,311 TSUs and 22,415 stock options. He also received an additional 10,000 TSUs as described above under the heading “Compensation Decisions relating to CEO Transition”.

Hobart C. Kalkstein, SVP and President, Reinforcement Materials segment (since April 2016), previously VP, Corporate Development and Strategy, and VP, Global Business Operations, Purification Solutions segment.

Fiscal 2016 Performance Summary

Among Mr. Kalkstein’s key achievements that the Committee considered were the following:

•	in his position as VP of Corporate Development and Strategy, leadership to the Management Executive Committee in the development and launching of our Advancing the Core strategy, including the development of our communication strategy and Investor Day program;
•	his leadership in strengthening strategic customer relationships within the Reinforcement Materials segment;
•	his increased strategic focus within the Reinforcement Materials team on the Industrial Products portion of the business;

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Executive Compensation (continued)

•	his role in product development activities using our elastomer composites manufacturing process;
•	his role in the outstanding safety and environmental performance across the network of carbon black manufacturing assets, which ensured effective process safety risk management; and
•	his role in the effective management of costs across the carbon black asset network.

Compensation Decisions for Fiscal 2016

•	Base Salary — Mr. Kalkstein received an annual base salary increase of 3% during the annual salary review in November 2015, making his annual base salary for calendar 2016 $324,450. His annual base salary was later increased by 16% to $375,000 effective April 7, 2016, in connection with his election as SVP and President, Reinforcement Materials segment.
•	STI Award — Mr. Kalkstein’s target STI award for fiscal 2016 was $210,000 (60% of his blended annual base salary in 2016). His actual STI award payout for fiscal 2016 was $226,000, 108% of target, composed of 99.5% of target based on corporate performance and 120% of target based on individual performance.
•	LTI Award — Mr. Kalkstein was granted LTI awards with grant date values totalling $423,000, including a $150,000 award granted in connection with his election as SVP and President, Reinforcement Materials, consisting of 3,766 PSUs in the aggregate (assuming target level achievement of applicable performance metrics), 3,607 TSUs in the aggregate and 10,014 stock options in the aggregate.

Friedrich von Gottberg, SVP and President, Purification Solutions segment.

Fiscal 2016 Performance Summary

Among Mr. von Gottberg’s key achievements that the Committee considered were the following:

•	his strong cost management within the Purification Solutions segment;
•	his role in the outstanding improvement in SH&E performance by the network of manufacturing facilities within the business;
•	his role in the improvement in the reliability of the manufacturing assets within the Purification Solutions segment;
•	his role in the improvement in the underlying operating performance of the business, including from working capital reduction, cash flow generation and an improvement in the business’s vitality index; and
•	his role in developing a long-term growth strategy for the business.

Compensation Decisions for Fiscal 2016

•	Base Salary — Mr. von Gottberg’s annual base salary remained at $390,000, consistent with the decision to not increase base salaries for the Management Executive Committee.
•	STI Award — Mr. von Gottberg’s target STI award for fiscal 2016 was $234,000 (60% of his annual base salary). His actual STI award payout for fiscal 2016 was $240,000, 103% of target, composed of 99.5% of target based on corporate performance and 110% of target based on individual performance
•	LTI Award — Mr. von Gottberg was granted an LTI award with a grant date value of $700,000, consisting of 6,196 PSUs (assuming target level achievement of applicable performance metrics), 5,311 TSUs and 22,415 stock options

Patrick M. Prevost, former President and CEO. Mr. Prevost’s annual base salary remained at $1,060,000 for calendar 2016, consistent with the decision to not increase base salaries for the Management Executive Committee. His target STI award for fiscal 2016 was $1,166,000 and his fiscal 2016 LTI award had a grant date value of $3,800,000, and consisted of 33,636 PSUs (assuming target level of achievement of applicable performance metrics), 28,831 TSUs and 121,683 stock options. A description of Mr. Prevost’s arrangements in connection with his termination of employment are described above under “Compensation Decisions Relating to Our CEO Transition”.

Risk Assessment

We monitor the risks associated with our executive compensation programs and policies on an on-going basis. In May 2016, management presented the Committee with the results of a study it conducted of our compensation programs to assess the potential risks arising from our compensation policies and practices. We believe the following policies and

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Executive Compensation (continued)

practices reflect sound risk management practices and mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives:

•	Use of various performance periods (one and three years) and multiple levels of tiered performance (threshold, target, stretch and maximum) in both our STI and LTI programs;
•	Use of maximum payout caps in both the STI and LTI programs;
•	Use of different financial performance metrics across the STI and LTI programs;
•	Ability of the Committee to use discretion to reduce STI awards;
•	Annual Committee review and approval of the STI and LTI program design, metrics and earned payouts;
•	Mix of equity instruments and multi-year vesting used in the LTI program;
•	Availability of a Company recoupment policy; and
•	Use of our share ownership guidelines.

Based on these mitigating factors, the Committee agreed with the study’s findings that our compensation programs and policies do not encourage inappropriate or unacceptable risk to the Company, and that any risks are within our ability to effectively monitor and manage and are not reasonably likely to have a material adverse effect on the Company.

Share Ownership Guidelines

To further align the interests of our executives and our shareholders, in November 2008 we adopted share ownership guidelines for members of our Management Executive Committee. Under our guidelines, we expect our CEO to own equity in the Company in an amount equal to five times base salary, and each other officer who reports directly to the CEO to own equity in an amount equal to three times base salary. Each executive has five years from the date he or she becomes subject to the share ownership guidelines to meet his or her target. The Committee reviews compliance with these guidelines annually. At the time of this filing, all of the members of the Management Executive Committee who have been subject to these guidelines for five years or longer had satisfied such share ownership guidelines.

Recoupment of Compensation

The Company adopted a recoupment (clawback) policy in 2012. The policy applies to performance-based compensation, such as our STI and LTI compensation, paid to participants in our LTI program (which includes our named executive officers), and covers awards made for fiscal 2013 and thereafter. Under the policy, if the Company is required to restate its financial statements due to material non-compliance with financial reporting requirements under the securities laws, and the amount of performance-based compensation awarded or paid would have been lower had the achievement of applicable financial performance been calculated based on the restated financial results, the amount of the excess compensation awarded or paid during the three-year period preceding the date on which the Company is required to prepare the restatement is subject to recoupment, in the discretion of the Compensation Committee. In addition, if a participant knowingly engages in misconduct that is a material factor in the Company’s obligation to restate its financial statements, the Company will have the right to seek recoupment of the proceeds from the sale of shares issued upon the exercise of stock options or upon the vesting of restricted stock units occurring during the twelve-month period following the filing with the SEC of the financial statements required to be restated, in an amount deemed appropriate by the Compensation Committee under the circumstances.

Other Information

Retirement and Other Benefit Programs

Except as described below, our named executive officers participate in the full range of benefit programs and are covered by the same retirement plans on the same terms as are generally provided to our full-time U.S. salaried employees, are eligible to participate in and/or receive benefits under our Deferred Compensation Plan and our Death Benefit Protection Plan, and participate in our Senior Management Severance Protection Plan. As a result of the termination of his employment with the Company, Mr. Prevost no longer participates in these benefit programs, although he is entitled to receive payment of compensation he deferred under our Deferred Compensation Plan and his accrued benefits under our retirement plans. Mr. Cross is a participant in our Senior Management Severance Protection Plan, but as a Swiss-based employee, does not participate in these retirement and benefit programs. These plans are described in the footnotes and text that accompany the compensation tables that follow this CD&A.

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Executive Compensation (continued)

Mr. Cross participates in the same pension plan that is provided to full-time Cabot employees in Switzerland and in the insurance and other benefit programs provided to other employees under our international assignment program. These benefits or their costs to Cabot are described in the footnotes and text that accompany the compensation tables that follow this Compensation Discussion and Analysis.

Health and Welfare Plans

The health and welfare plans offered to our named executive officers are the same as those offered to all other employees working in the same country. While on international assignment, Mr. Cross is also covered by the health and welfare plans and life and disability benefits offered to our employees on an international assignment.

Perquisites

We provide our named executive officers a modest level of perquisites, consisting principally of financial planning services and an executive physical examination. We provide these benefits to help our executives maintain their health and manage their finances, in each case so that they are able to focus their attention on Cabot’s business. Mr. Cross receives certain benefits as a result of his international assignment consistent with Cabot’s International Assignment Policy, as described below.

Employment Arrangements

Our named executive officers, other than Mr. Cross, each serve without an employment agreement and their compensation is set by the Compensation Committee as described above.

Mr. Cross entered into a standard form of employment agreement with Cabot Switzerland when his employment with the Company was transferred to that entity. That agreement was amended in May 2015 to set forth the compensation and relocation benefits related to his international assignment. Consistent with Cabot’s International Assignment Policy, while he was on an international assignment, the Company provided Mr. Cross with, or paid the cost of: furnished housing, including utilities; cost of living adjustments (positive or negative); a taxable annual car allowance of $15,000; one home leave per year; and a payment in the amount of $25,000 annually for the cost of travel necessitated by his assignment. Mr. Cross is also covered by the tax equalization provisions of Cabot’s International Assignment Policy under which Mr. Cross’s tax obligations are equal to the taxes he would have paid had he remained resident in Switzerland and the Company pays all other United States and Swiss taxes associated with the income Mr. Cross earns while on assignment. Mr. Cross relocated back to Switzerland effective January 1, 2017.

Practices Regarding the Grant of Equity Awards

Annual equity grants are made at the Compensation Committee’s regularly scheduled meeting in November to align the timing of grants with our fiscal year, most importantly for PSUs, which are earned based on a fiscal year performance period. The November meeting usually occurs two weeks following our release of earnings for our fourth fiscal quarter. The Compensation Committee determines the exercise price of stock options, which is the closing price of Cabot stock on the NYSE on the date the options are granted. From time to time, equity awards outside of the annual grant program are made for recruiting or retention purposes or in connection with promotions or to recognize specific achievements or performance. These awards are effective on the later of the approval of the grant or the date the employee’s employment commences. We do not have a program, plan, or practice to time “off-cycle” awards in coordination with the release of material non-public information.

Hedging Policy

The Company has a policy that prohibits executives and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of the Company’s securities. This includes “short sales” (selling

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Executive Compensation (continued)

borrowed securities that the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), and “put” and “call” options. In addition, this policy is designed to ensure compliance with all insider trading rules.

Tax and Accounting Information

We consider the tax and accounting rules associated with various forms of compensation when designing our compensation programs. However, to maintain flexibility to compensate our executive officers in a manner designed to promote short- and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible or have the most favorable accounting treatment to the Company.

Section 162(m) of the Internal Revenue Code limits to $1 million the amount a company may deduct for compensation paid to its Chief Executive Officer and any of its other three named executive officers (excluding the Chief Financial Officer). This limitation does not, however, apply to compensation meeting the definition of “qualifying performance-based compensation.” The Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the Compensation Committee may pay or provide, and has paid or provided, compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m). For fiscal 2016, our stock options and STI payments to those officers covered by Section 162(m) were intended to be tax-deductible compensation under Section 162(m). Our PSUs, as currently structured, are not considered performance-based for purposes of Section 162(m) of the Internal Revenue Code. Therefore, the value of those equity awards at the time they vest or are settled, in combination with the amount of salary and certain other elements of compensation, in excess of $1,000,000 paid to our Chief Executive Officer and the three highest paid executive officers, other than the Chief Executive Officer and the Chief Financial Officer, is not tax deductible by us.

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Executive Compensation (continued)

Summary Compensation Table

The following table and footnotes describe the compensation for our named executive officers for the three most recently completed fiscal years. A description of each component of our executive compensation package is described under the heading “Compensation Discussion and Analysis,” which begins on page 24.

Name and Principal Position	Year	Salary ($)(4)	Stock Awards ($)(5)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Sean D. Keohane	2016	681,161	1,133,052	630,096	710,000	20,143	159,278	3,333,730
President and CEO	2015 2014	460,900 395,000	503,974 474,265	279,909 262,579	85,000 295,000	4,334 26,013	68,846 89,386	1,402,963 1,542,243
Eduardo E. Cordeiro	2016	550,000	1,376,912	350,182	424,000	43,613	116,970	2,861,677
Executive Vice	2015	544,800	630,024	349,883	—	14,574	72,240	1,611,521
President and CFO, and President, Americas Region	2014	502,500	632,353	350,111	388,000	47,143	108,736	2,028,843
Nicholas S. Cross(1)	2016	437,711	501,540	280,148	277,895	95,800	498,768	2,091,862
Executive Vice President and President, Performance Chemicals and Specialty Fluids Segments and EMEA Region	2015	442,691	503,974	279,909	85,821	131,400	347,699	1,791,494
Brian A. Berube	2016	405,000	895,477	245,132	253,000	33,358	82,340	1,914,307
Senior Vice President and	2015	398,750	441,017	244,924	75,000	10,051	61,693	1,231,435
General Counsel, and Interim Chief Human Resources Officer	2014	377,500	442,620	245,076	246,000	36,997	80,522	1,428,715
Hobart C. Kalkstein(2)	2016	346,091	297,602	115,513	226,000	13,389	58,709	1,057,304
Senior Vice President and President, Reinforcement Materials Segment
Friedrich von Gottberg(2)	2016	390,000	438,877	245,132	240,000	34,843	79,324	1,428,176
Senior Vice President and President, Purification Solutions Segment
Patrick M. Prevost(3)	2016	835,546	7,059,331	2,739,358	—	77,432	1,700,874	12,412,541
Former President	2015	1,050,000	2,394,268	1,329,571	—	46,107	130,771	4,950,717
and CEO	2014	1,012,500	2,403,204	1,330,433	1,224,000	79,951	259,317	6,309,405

1.	During fiscal 2015 and 2016, Mr. Cross was on an international assignment from Switzerland to the U.S. His base salary and annual short-term incentive award are paid in Swiss Francs. For purposes of the disclosure in this proxy statement, all amounts that were paid and recorded in Swiss Francs with respect to his fiscal 2015 compensation have been translated to U.S. Dollars using the average daily exchange rate during the 12-month period ended September 30, 2015 of U.S.$1.0466 per Swiss Franc (and $1.029018 per Swiss Franc for the pension values), and with respect to his fiscal 2016 compensation have been translated to U.S. Dollars using the average daily exchange rate during the 12-month period ended September 30, 2016 of U.S.$1.017932 per Swiss Franc. Mr. Cross’s equity-based compensation is awarded in U.S. Dollars.
2.	For Messrs. Kalkstein and von Gottberg, information is only provided for fiscal 2016 as neither was a named executive officer in either fiscal 2014 or 2015.
3.	Mr. Prevost stepped down from his position as President and CEO of the Company effective March 11, 2016 and his employment terminated effective July 15, 2016.
4.	We review base salaries annually in November and any changes are generally effective on January 1 of the following calendar year. As described in the Compensation Discussion and Analysis section above, with the exception of Mr. Kalkstein, none of our named executive officers received a base salary increase in calendar 2016 as part of our annual salary review process. In connection with Mr. Keohane’s election as President and CEO effective March 11, 2016 and Mr. Kalkstein’s promotion to Senior Vice President effective April 7, 2016, their base salaries were increased as of those dates to reflect their promotions and the additional responsibilities each assumed. The amounts reported in this column reflect salary earned during each fiscal year. Mr. Prevost’s 2016 salary reflects base salary earned during fiscal 2016 through his termination of employment on July 15, 2016.

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Executive Compensation (continued)

5. a.	The amounts reported in this column for each of the fiscal years reflect the aggregate grant date fair value of time-based and performance-based restricted stock units computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value per unit is equal to the closing price of Cabot common stock on the date of grant, less a discount in the case of performance-based restricted stock units as we did not pay dividend equivalents on these awards. The discount is calculated by taking the expected dividend payments during the vesting period and discounting back to the grant date using the established risk free interest rate. We pay dividend equivalents on time-based restricted stock units if, and when, we pay dividends on our common stock. The grant date fair value of the performance-based restricted stock unit awards assumes that the target level of performance is achieved, and for awards made for fiscal 2016, these amounts are as follows: Mr. Keohane: $593,091; Mr. Cordeiro: $326,956; Mr. Cross: $261,572; Mr. Berube $228,880; Mr. Kalkstein: $147,660; and Mr. von Gottberg: $228,880. If the maximum level of performance were to be achieved under the performance-based restricted stock unit awards made for fiscal 2016, the grant date fair value of these awards would be as follows: Mr. Keohane: $1,186,183; Mr. Cordeiro: $653,912; Mr. Cross: $523,144; Mr. Berube $457,760; Mr. Kalkstein: $295,319; Mr. von Gottberg: $457,760; and Mr. Prevost: $2,485,028.

b.	The amounts reported in this column for fiscal 2016 for Messrs. Keohane and Kalkstein also include the grant date fair value of the supplemental award of time-based and performance-based restricted stock units each received when they assumed their new positions with the Company, and the amounts for Messrs. Cordeiro and Berube also include the grant date fair value of the supplemental award of time-based restricted stock units they received in recognition of the increased job responsibilities they assumed during the period of Mr. Prevost’s medical leave of absence and in connection with the transition of CEO responsibilities to Mr. Keohane, all as described in further detail in the Compensation Discussion and Analysis section above.

c.	As further described in the Compensation Discussion and Analysis section, in connection with the termination of Mr. Prevost’s employment with the Company, the Compensation Committee accelerated the vesting of Mr. Prevost’s fiscal 2014, 2015 and 2016 time-based and performance-based restricted stock unit awards. This resulted in a revaluation of those outstanding awards under applicable accounting guidance as if they were re-granted to Mr. Prevost at the time of acceleration. Accordingly, the amounts for Mr. Prevost in fiscal 2016 consist of (i) the grant date fair value of the time-based and performance-based restricted stock units, assuming the target level of performance, awarded to him for fiscal 2016 of $2,382,492 and (ii) $4,676,839 associated with the acceleration of the time-based and performance-based restricted stock units previously awarded to him for fiscal 2014, 2015 and 2016.

6. a.	The amounts reported in this column reflect the grant date fair value for stock option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures, based on the Black-Scholes option-pricing model. The assumptions used to calculate the grant date fair value of option awards under the Black-Scholes model are set forth in Note O to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for fiscal 2016.

b.	As further described in the Compensation Discussion and Analysis section, in connection with the termination of Mr. Prevost’s employment with the Company, the Compensation Committee accelerated the vesting of Mr. Prevost’s outstanding unvested stock options and extended the exercise period of all outstanding stock options to the earlier of (i) October 15, 2019 and (ii) the original expiration date of the stock options. Accordingly, the amounts for Mr. Prevost in fiscal 2016 consist of (i) $1,330,726, the grant date fair value of the stock options awarded to Mr. Prevost for fiscal 2016, and (ii) $1,408,632, the incremental fair value associated with the modification of his outstanding stock option awards. No amount has been included with respect to the modification of the stock option award granted to Mr. Prevost in fiscal 2016 as there was no incremental value associated with the modification of that award.

c.	The amounts for Mr. Keohane and Mr. Kalkstein in fiscal 2016 include the grant date fair value of the supplemental stock option awards each received when they assumed their new positions with the Company, as described further in the Compensation Discussion and Analysis section above.

7.	The amounts reported in this column consist of:
a.	The aggregate change in the actuarial present value of each named executive officer’s (other than Mr. Cross) accumulated pension benefits under the Cash Balance Plan and Supplemental Cash Balance Plan measured from October 1 to September 30 as follows: for Mr. Keohane: $26,013 in 2014, $4,334 in 2015, and $20,143 in 2016; for Mr. Cordeiro: $39,712 in 2014, $8,953 in 2015 and $31,817 in 2016; for Mr. Berube: $32,009 in 2014, $5,144 in 2015, and $23,834 in 2016; for Mr. Kalkstein: $11,195 in 2016; for Mr. Von Gottberg: $25,840 in 2016; and for Mr. Prevost: $34,179 in 2014, $9,609 in 2015, and $13,129 in 2016. These figures are presented in accordance with SEC rules which require the use of the same assumptions as required by FASB ASC Topic 715. When such amounts are negative, they are not reflected in the sum reported in the column. These pension plans are frozen and, therefore, the change in the Present Value of Accrued Benefits (PVAB) is due to (i) one less year to accumulate benefits to normal retirement, resulting in a shorter discounting period and an increase to the PVAB; and (ii) changes in the discount rate assumptions for these plans, the net effect of which also increased the PVAB. Details on the pension plans and the actuarial assumptions can be found below under the heading “Pension Benefits”.

b.	The aggregate change in the actuarial present value of Mr. Cross’s accumulated pension benefits attributable to employer contributions under the Swiss Pension Plan measured from October 1 to September 30 as follows: $131,400 in 2015 and $95,800 in 2016. These figures are presented in accordance with SEC rules which require the use of the same assumptions as required by FASB ASC Topic 715. In 2015, approximately 68% of the increase in the PVAB was due to (i) one less year to accumulate benefits to normal retirement resulting in a shorter discounting period; (ii) a change in discount rate from 1.75% to 1.0%; and (iii) an increase in Mr. Cross’s base salary. 32% of the increase in PVAB was attributable to the Company contribution made during the year. In 2016, approximately 51% of the increase in PVAB was due to the Company contribution made during the year and the remaining increase was due primarily to the change in discount rate from 1.0% to 0.25%. Details on the pension plan and the actuarial assumptions can be found below under the heading “Pension Benefits”.

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Executive Compensation (continued)

c.	Above-market interest (the portion exceeding 120% of the applicable long-term rate) credited to deferrals under Cabot’s deferred compensation plan as follows: Mr. Cordeiro: $7,431 in 2014, $5,621 in 2015, and $11,796 in 2016; Mr. Berube: $4,988 in 2014, $4,907 in 2015, and $9,524 in 2016; Mr. Kalkstein $2,194 in 2016; Mr. Von Gottberg $9,003 in 2016; and Mr. Prevost: $45,772 in 2014, $36,498 in 2015 and $64,303 in 2016.

8.	The table below identifies the amounts shown for fiscal 2016 in the “All Other Compensation” column. All of the amounts reflect the actual cost to Cabot of providing the payment or benefit described below. When Mr. Prevost’s employment with the Company terminated, he became eligible to receive compensation under the Company’s director compensation program. Compensation he received as a non-employee director of the Company is included in the Director Compensation Table on page 11.

	Company Contributions to 401(k) Plan ($)(a)	Company Contributions to Supplemental 401(k) Plan ($)(a)	Company Contributions to Deferred Compensation Plan ($)(a)	Financial Planning and Tax Assistance ($)	Severance Related Benefits ($)(b)	International Assignment Benefits ($)(c)	Other ($)(d)	Total ($)
S.D. Keohane	26,500	114,646	—	13,662	—	—	4,470	159,278
E.E. Cordeiro	26,500	41,215	31,800	13,819	—	—	3,636	116,970
N.S. Cross	—	—	—	10,550	—	482,737	5,481	498,768
B.A. Berube	26,500	34,533	6,325	13,961	—	—	1,021	82,340
H.C. Kalkstein	31,346	21,372	5,115	—	—	—	876	58,709
F. von Gottberg	26,500	37,685	315	13,841	—	—	983	79,324
P.M. Prevost	26,500	61,154	116,600	15,624	1,478,896	—	2,100	1,700,874

a.	The 401(k) Plan, Supplemental 401(k) Plan, and Deferred Compensation Plan are described under the heading “Deferred Compensation” beginning on page 54.
b.	Consists of cash amounts paid to Mr. Prevost in connection with his termination of employment of: (i) $19,995, representing the difference between the COBRA premium for medical and dental benefits and the estimated amount to be paid by Mr. Prevost for such coverage for a period of eighteen months following the termination of his employment, (ii) $15,000 for reimbursement of legal fees related to his transition and separation agreement, (iii) $246,653, representing a separation and transition payment, (iv) $1,166,000 representing his fiscal year 2016 Short-Term Incentive award payable at target, and (v) $31,248, representing the estimated cost of financial planning and tax assistance services for two years following the termination of his employment. The Short-Term Incentive award amount was deferred under the Cabot Corporation Deferred Compensation Plan.
c.	Mr. Cross received benefits equal to $482,737, pursuant to our international assignment policy, to minimize the financial impact to him associated with his international assignment to the U.S. and equalize his standard of living to Switzerland. This includes a net amount of $99,346 for expenses and cost of living adjustments related to his international assignment to the U.S., consisting of $111,970 for rent and utilities for housing in Massachusetts, $36,282 for home leaves for the year, and a negative cost of living adjustment equal to ($48,906) representing the difference between the cost of living in Switzerland and the U.S. The tax equalization benefit associated with Mr. Cross’s international assignment is approximately $372,611 with respect to fiscal 2016, which reflects the higher actual taxes due in Switzerland and the U.S. compared to the amount that he would have paid in taxes in Switzerland if he were not on an international assignment. Mr. Cross also received tax preparation services amounting to $10,780.
d.	Consists of the amount paid by Cabot for an annual physical exam for Messrs. Keohane, $3,000, Cordeiro, $2,250, and Cross, $3,600; and for each named executive officer (other than Mr. Cross) the cost to Cabot of providing a death benefit under our Death Benefit Protection Plan equal to three times their base salary at the time of their death, up to a maximum benefit of $3,000,000. For Mr. Cross, includes the cost to Cabot of providing a death benefit of $300,000 under our life insurance program for employees who are on an international assignment. These premiums are paid directly to the life insurance carriers.

The table does not include any amounts for the use of tickets for sporting and cultural events by the named executive officers because no incremental costs were incurred by Cabot. Cabot purchases season tickets to sporting and cultural events for business outings with customers and vendors. If the tickets are not being used for business purposes, the named executive officers and other employees may have opportunities to use these tickets.

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Executive Compensation (continued)

Grant of Plan-Based Awards Table

The following table reports plan-based awards granted to the named executive officers during fiscal 2016. The material terms of our short- and long-term incentive compensation awards are described in “Compensation Discussion and Analysis — Our Performance-based Compensation Philosophy” beginning on page 31.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
S.D. Keohane
Time-Based Restricted Stock Unit (“RSU”)	11/12/15	—	—	—	—	—	—	6,069	—	—	239,968
Performance-Based RSU	11/12/15	—	—	—	3,541	7,081	14,162	—	—	—	261,572
Options	11/12/15	—	—	—	—	—	—	—	25,617	39.54	280,148
Time-Based RSU	3/21/16	—	—	—	—	—	—	6,090	—	—	299,993
Performance-Based RSU	3/21/16	—	—	—	3,553	7,105	14,210	—	—	—	331,519
Options	3/21/16	—	—	—	—	—	—	—	26,455	49.26	349,948
Short-Term Incentive Compensation (“STI”)	—	242,200	692,000	1,020,000	—	—	—	—	—	—	—
E.E. Cordeiro
Time-Based RSU	11/12/15	—	—	—	—	—	—	7,587	—	—	299,990
Performance-Based RSU	11/12/15	—	—	—	4,426	8,851	17,702	—	—	—	326,956
Options	11/12/15	—	—	—	—	—	—	—	32,021	39.54	350,182
Time-Based RSU	6/30/16	—	—	—	—	—	—	16,425	—	—	749,966
STI	—	134,750	385,000	770,000	—	—	—	—	—	—	—
N.S. Cross
Time-Based RSU	11/12/15	—	—	—	—	—	—	6,069	—	—	239,968
Performance-Based RSU	11/12/15	—	—	—	3,541	7,081	14,162	—	—	—	261,572
Options	11/12/15	—	—	—	—	—	—	—	25,617	39.54	280,148
STI	—	91,919	262,626	525,253	—	—	—	—	—	—	—
B.A. Berube
Time-Based RSU	11/12/15	—	—	—	—	—	—	5,311	—	—	209,997
Performance-Based RSU	11/12/15	—	—	—	3,098	6,196	12,392	—	—	—	228,880
Options	11/12/15	—	—	—	—	—	—	—	22,415	39.54	245,132
Time-Based RSU	6/30/16	—	—	—	—	—	—	10,000	—	—	456,600
STI	—	85,050	243,000	486,000	—	—	—	—	—	—	—
H.C. Kalkstein
Time-Based RSU	11/12/15	—	—	—	—	—	—	2,655	—	—	104,979
Performance-Based RSU	11/12/15	—	—	—	1,328	2,655	5,310	—	—	—	98,076
Options	11/12/15	—	—	—	—	—	—	—	5,763	39.54	63,025
Time-Based RSU	4/7/16	—	—	—	—	—	—	952	—	—	44,963
Performance-Based RSU	4/7/16	—	—	—	556	1,111	2,222	—	—	—	49,584
Options	4/7/16	—	—	—	—	—	—	—	4,251	47.23	52,488
STI	—	73,500	210,000	420,000	—	—	—	—	—	—	—
F. Von Gottberg
Time-Based RSU	11/12/15				—	—	—	5,311	—	—	209,997
Performance-Based RSU	11/12/15				3,098	6,196	12,392	—	—	—	228,880
Options	11/12/15				—	—	—	—	22,415	39.54	245,132
STI	—	81,900	234,000	468,000	—	—	—	—	—	—	—
P.M. Prevost
Time-Based RSU	11/12/15	—	—	—	—	—	—	28,831	—	—	3,523,236
Performance-Based RSU	11/12/15	—	—	—	16,818	33,636	67,272	—	—	—	3,536,095
Options	11/12/15	—	—	—	—	—	—	—	121,683	39.54	2,739,358
STI	—	408,100	1,166,000	2,332,000	—	—	—	—	—	—	—

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Executive Compensation (continued)

1.	The amounts in these columns represent award opportunities under our Short-Term Incentive Compensation Plan and assume that adjusted EBITDA and adjusted NWC days, the financial metrics for corporate performance for fiscal 2016 as described in the Compensation Discussion and Analysis section of this proxy statement, are achieved at the threshold, target and maximum level, as applicable. The target award amounts for Mr. Keohane and Mr. Kalkstein are based on a blend of their previous and current annual base salary amounts. The amounts included in the “Threshold” column reflect 50% of the target bonus opportunity payable for corporate performance, which is weighted 70% in the overall short-term incentive compensation program, and do not reflect any payout for individual performance because there is no formal threshold payout level for individual performance. The amounts included in the “Target” column reflect 100% of the total target bonus opportunity payable for both corporate and individual performance. For all officers other than Mr. Keohane, the amounts included in the “Maximum” column reflect 200% of the total target bonus opportunity payable for both corporate and individual performance. The amount for Mr. Keohane reflects the maximum award value that was approved under 162(m) for fiscal 2016, which reflects a maximum payout opportunity of 120% of his base salary at the end of the year. Actual short-term incentive payments made for fiscal 2016 are included in the Summary Compensation Table on page 44 in the column “Non-Equity Incentive Plan Compensation.”
2.	The amounts in these columns represent performance-based restricted stock unit awards. The November 12, 2015 performance-based restricted stock unit awards vest three years after the date of grant, generally subject to the executive’s continued employment through the vesting date, and the number of shares issuable, if any, when the award vests will depend on the degree of achievement of corporate performance metrics for each year within the three-year performance period. The supplemental awards made to Mr. Keohane on March 21, 2016 and Mr. Kalkstein on April 7, 2016 have the same vesting dates as the performance-based restricted stock unit awards granted on November 12, 2015. For fiscal 2016 awards, the two financial metrics used to measure corporate performance were adjusted EPS and adjusted RONA. The amount included in the “Target” column reflects the total number of shares that would be issued when the award vests if the Company achieves target financial performance against the adjusted EPS and adjusted RONA goals each year. The amount in the “Threshold” column reflects 50% of the target award and the total number of shares that would be issued when the award vests if the Company achieves threshold financial performance each year, and the amount in the “Maximum” column reflects 200% of the target award, and the total number of shares that would be issued when the award vests if the Company achieves maximum financial performance each year.
3.	The amounts in these columns represent time-based restricted stock unit awards. The November 12, 2015 time-based restricted stock unit awards vest three years after the date of grant, generally subject to the executive’s continued employment through the vesting date. The supplemental awards made to Mr. Keohane on March 21, 2016 and Mr. Kalkstein on April 7, 2016 have the same vesting dates as the time-based restricted stock unit awards granted on November 12, 2015. The supplemental awards made to Mr. Cordeiro and Mr. Berube on June 30, 2016 vest on March 11, 2018 and March 11, 2019, respectively, assuming their continued employment with Cabot through the vesting date.
4.	All stock options were granted with an exercise price equal to the closing price of our common stock on the date of grant.
5. a.	Reflects the fair value of time-based and performance-based restricted stock units and option awards on the grant date, calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. In connection with the termination of Mr. Prevost’s employment with the Company, the Compensation Committee accelerated the vesting of Mr. Prevost’s outstanding time-based and performance-based restricted stock unit awards, accelerated the vesting of Mr. Prevost’s outstanding unvested stock options and extended the exercise period of all outstanding stock options to the earlier of (i) October 15, 2019 and (ii) the original expiration date of the stock options. Accordingly, amounts for Mr. Prevost include $1,408,632, representing the incremental fair value associated with the modification of his outstanding stock option awards; $2,293,581, representing the incremental fair value associated with the modification of the performance-based restricted stock units awarded to him for fiscal 2014, 2015 and 2016; and $2,383,258, representing the incremental fair value associated with the modification of the time-based restricted stock units awarded to him for fiscal 2014, 2015 and 2016. No amount has been included with respect to the modification of the stock option award granted to Mr. Prevost in fiscal 2016 as there was no incremental value associated with the modification of that award.

b.	The grant date fair value per unit of time-based and performance-based restricted stock units is equal to the closing price of Cabot common stock on the date of grant ($39.54 for the November 12, 2015 grants, $49.26 for the March 21, 2016 grants, $47.23 for the April 7, 2016 grants, and $45.66 for the June 30, 2016 grants), less a discount in the case of performance-based restricted stock units as we did not pay dividend equivalents on these awards. The discount is calculated by taking the expected dividend payments during the vesting period and discounting back to the grant date using the established risk free interest rate. We pay dividend equivalents on time-based restricted stock units if, and when, we pay dividends on our common stock. The grant date fair value for performance-based restricted stock units was calculated assuming that the target level of performance was achieved. The grant date fair value of these awards assuming the maximum level of performance is achieved is set forth in footnote 5 to the Summary Compensation Table. Option awards are valued using the Black-Scholes option pricing model. The assumptions used to calculate the value of these awards are set forth in Note O to our Consolidated Financial Statements filed with our Annual Report on Form 10-K for fiscal 2016.

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Executive Compensation (continued)

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows information regarding outstanding equity awards held by our named executive officers as of September 30, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
S.D. Keohane	15,909	—	34.64	11/11/2020	4,724		247,585	—		—
	22,561	—	32.95	11/10/2021	5,213		273,213	—		—
	21,067	—	35.25	11/8/2022	6,069		318,076	—		—
	8,578	5,719	47.62	11/7/2023	6,090		319,177	—		—
	5,357	12,500	46.03	11/13/2024	2,285	(2)	119,757	—		—
	—	25,617	39.54	11/11/2025	2,636	(3)	138,153	2,230	(6)	116,874
	—	26,455	49.26	3/20/2026	2,938	(4)	153,981	9,442	(7)	494,855
					2,948	(4)	154,505	9,474	(7)	496,532
E.E. Cordeiro	28,089	—	35.25	11/8/2022	6,299		330,131	—		—
	11,438	7,625	47.62	11/7/2023	6,517		341,556	—		—
	6,696	15,625	46.03	11/13/2024	7,587		397,635	—		—
	—	32,021	39.54	11/11/2025	16,425		860,834	—		—
					3,048	(2)	159,746	—		—
					3,295	(3)	172,691	2,788	(6)	146,119
					3,673	(4)	195,502	11,802	(7)	618,543
N.S. Cross	8,006	5,338	47.62	11/7/2023	4,409		231,076	—		—
	5,357	12,500	46.03	11/13/2024	5,213		273,213	—		—
	—	25,617	39.54	11/11/2025	6,069		318,076	—		—
					2,133	(2)	111,791	—		—
					2,636	(3)	138,153	2,230	(6)	116,874
					2,938	(4)	153,981	9,442	(7)	494,855
B. A. Berube	19,553	—	32.95	11/10/2021	4,409		231,076	—		—
	19,662	—	35.25	11/8/2022	4,562		239,094	—		—
	8,006	5,338	47.62	11/7/2023	5,311		278,350	—		—
	4,687	10,938	46.03	11/13/2024	10,000		524,100	—		—
	—	22,415	39.54	11/11/2025	2,133	(2)	111,791	—		—
					2,306	(3)	120,857	1,952	(6)	102,304
					2,571	(4)	134,746	8,262	(7)	433,011
H.C. Kalkstein	16,300	—	16.90	5/6/2019	2,204		115,512	—		—
	1,205	2,812	46.03	11/13/2024	2,281		119,547	—		—
	—	5,763	39.54	11/11/2025	2,655		139,149	—		—
	—	4,251	47.23	4/6/2026	952		49,894	—		—
					914	(2)	47,903	—		—
					988	(3)	51,781	836	(6)	43,815
					1,102	(4)	57,756	3,540	(7)	185,531
					461	(4)	24,161	1,482	(7)	77,672

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Executive Compensation (continued)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
F. Von Gottberg	15,909	—	34.64	11/11/2020	4,409		231,076	—		—
	19,553	—	32.95	11/10/2021	4,562		239,094	—		—
	19,662	—	35.25	11/8/2022	5,311		278,350	—		—
	8,006	5,338	47.62	11/7/2023	2,133	(2)	111,791	—		—
	4,687	10,938	46.03	11/13/2024	2,306	(3)	120,857	1,952	(6)	102,304
	—	22,415	39.54	11/11/2025	2,571	(4)	134,746	8,262	(7)	433,011
P. M. Prevost	101,000	—	23.15	10/15/2019	—		—	—		—
	92,562	—	34.64	10/15/2019	—		—	—		—
	111,302	—	32.95	10/15/2019	—		—	—		—
	106,741	—	35.25	10/15/2019	—		—	—		—
	72,440	—	47.62	10/15/2019	—		—	—		—
	84,821	—	46.03	10/15/2019	—		—	—		—
	121,683	—	39.54	10/15/2019	—		—	—		—

1.	Under our long-term incentive program, options generally vest over a three-year period as follows, assuming the named executive officer’s continued employment with Cabot through the vesting date: 30% on each of the first and second anniversaries of the date of grant and 40% on the third anniversary of the date of grant. However, the stock options awarded to Mr. Keohane on March 21, 2016 and Mr. Kalkstein on April 7, 2016 vest as follows, assuming their continued employment with Cabot through the vesting date: 30% on November 12, 2016, 30% on November 12, 2017 and 40% on November 12, 2018.
2.	Reflects the portion of the fiscal 2014 performance-based restricted stock unit award earned based on the degree of achievement of the annual financial performance metrics (adjusted EPS and adjusted RONA) for each of the three years within the three-year performance period of the award. These units vested on November 8, 2016, the third anniversary of the date of grant and were settled on November 21, 2016, the date the Compensation Committee determined the achievement of the adjusted EPS and adjusted RONA metrics used to determine the number of performance-based restricted stock units earned during fiscal year 2016.
3.	Reflects the portion of the fiscal 2015 performance-based restricted stock unit award earned based on the degree of achievement of the annual financial performance metrics (adjusted EPS and adjusted RONA) for the first two years within the three-year performance period of the award. These units will vest on November 14, 2017, assuming the named executive officer’s continued employment with Cabot through the vesting date.
4.	Reflects the portion of the fiscal 2016 performance-based restricted stock unit award earned based on the degree of achievement of the annual financial performance metrics (adjusted EPS and adjusted RONA) for the first year within the three-year performance period of the award. These units will vest on November 12, 2018, assuming the named executive officer’s continued employment with Cabot through the vesting date.
5.	The value of shares of unvested restricted stock units was calculated by multiplying the closing price of our common stock on September 30, 2016 ($52.41) by the number of shares of unvested restricted stock units.
6.	The number of shares shown for each named executive officer’s performance-based restricted stock unit award assumes the Company will achieve the target adjusted EPS metric and maximum adjusted RONA metric with respect to such award, based on fiscal 2016 performance.
7.	The number of shares shown for each named executive officer’s performance-based restricted stock unit award assumes the Company will achieve the maximum adjusted EPS and maximum adjusted RONA metrics with respect to such award, based on fiscal 2016 performance.

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Executive Compensation (continued)

Option Exercises and Stock Vested Table

The following table shows the options exercised by our named executive officers and the restricted stock units that vested for each officer during fiscal 2016. The value of options realized on exercise is the difference between the market price of the shares at exercise and the exercise price, multiplied by the number of shares acquired on exercise. The value of stock realized on the vesting of time-based restricted stock units is the product of the number of shares vested and the closing price of our common stock on the vesting date. The value of stock realized on the vesting of performance-based restricted stock units is the product of the number of shares vested and the closing price of our common stock on the settlement date.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting/ Settlement (#)	Value Realized on Vesting/ Settlement ($)
S.D. Keohane	—	—	6,639	273,228
E.E. Cordeiro	27,073	461,107	8,852	364,305
N.S. Cross	21,584	348,461	6,197	255,037
B.A. Berube	8,489	129,406	6,197	255,037
H.C. Kalkstein	—	—	3,080	126,786
F. Von Gottberg	—	—	6,197	255,037
P.M. Prevost	170,000	4,772,004	189,340	9,044,887

1.	Includes the vesting of Mr. Prevost’s outstanding time-based and performance-based restricted stock unit awards in connection with the termination of his employment with the Company, as further described in the Compensation Discussion and Analysis section above.

Pension Benefits

Cabot’s salaried employees in the U.S. who were employees prior to January 1, 2014 (including each of our named executive officers other than Mr. Cross) participate in Cabot’s Cash Balance Plan and, in certain cases, our Supplemental Cash Balance Plan. The Cash Balance Plan and the Supplemental Cash Balance Plan were each frozen on December 31, 2013, and no further benefits will accrue under those plans.

Cabot’s salaried employees in Switzerland (including Mr. Cross) participate in the AXA Foundation for Occupational Benefits AXA-Winterthur (the Swiss Pension Plan).

The benefits provided under these plans are described below.

Cash Balance Plan

The Cash Balance Plan is a funded, tax-qualified defined benefit plan. Prior to January 1, 2014, participants in the Cash Balance Plan accrued benefits from defined notional contributions (“pay-based credits”) in an amount equal to 3% of eligible compensation during their first five years of service, 3.5% during their next five years of service and 4% for years after ten years of service. Additional credits of 2% of earnings were provided on eligible compensation in excess of the Social Security wage base. Eligible compensation included base salary and short-term incentive bonus payments. Participants also received a guaranteed rate of return (“interest-based credits”) on their account balances.

While the plan is frozen, interest-based credits are earned on account balances during a calendar year at the one-year U.S. Treasury bill rate determined as of November of the previous year until the participant begins receiving benefit payments. For calendar year 2016, the interest rate was 0.48%. At retirement at any age or other termination of employment, a participant eligible for benefits may receive his or her vested account balance in a lump sum payment or in a monthly pension having an equivalent actuarial value.

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Executive Compensation (continued)

Participants are 100% vested in Cabot’s contributions to their accounts after three years of employment with Cabot. As of September 30, 2016, all of our named executive officers were fully vested in their account balances under the Cash Balance Plan.

Supplemental Cash Balance Plan

The Supplemental Cash Balance Plan is an unfunded, non-qualified plan created to provide benefits in circumstances where maximum limits established under the Internal Revenue Code prevent participants from receiving some of the benefits that would otherwise be provided under the Cash Balance Plan. The Internal Revenue Code limits the amount of compensation that can be taken into account annually to determine benefits under the tax-qualified Cash Balance Plan. The Supplemental Cash Balance Plan was intended to provide eligible employees the same benefits they would have earned under the Cash Balance Plan if this compensation limit did not apply.

The material terms and conditions of the Supplemental Cash Balance Plan are the same as those of the Cash Balance Plan except that benefits otherwise payable from the Supplemental Cash Balance Plan will be forfeited if a participant’s employment is terminated for cause.

Swiss Pension Plan

The Swiss Pension Plan is a cash balance pension plan that provides benefits upon retirement and upon death or disability. Employees and the Company both make contributions to the plan according to an age-related contribution scale. Since the time Mr. Cross became an employee of Cabot’s subsidiary in Switzerland, he has been required to make an annual contribution of a percentage of his base salary depending on his age during the year (equal to 6% in 2015 and 7.6% in 2016) to fund retirement benefits plus an amount equal to 1% of his base salary to fund approximately 50% of the cost of his death and disability benefits and administrative expenses. In addition, the Company has made an annual contribution to Mr. Cross’s account in an amount equal to a percentage of his base salary based on his age (9% in 2015 and 11.4% in 2016) to fund his retirement benefits plus an amount equal to approximately 1% of his base salary to fund the balance of the costs for his death and disability benefits and administrative expenses. Employees, including Mr. Cross, may elect to contribute additional amounts in excess of their minimum required contribution without affecting the Company contributions. Interest is credited to the total retirement account balance annually at a rate determined by the Board of Trustees of AXA Foundation for Occupational Benefits AXA-Winterthur, the administrator of the Swiss Pension Plan. The interest rate for calendar year 2016 was 1.25%. The amount of the annual retirement pension is based on the accrued retirement account balance on the retirement date and is calculated using the applicable pension conversion rate. At retirement, the employee may choose to draw part or all of the retirement benefit in a lump sum with any balance paid in an annual pension. The death and disability benefits, which are funded by insurance in the plan purchased with the employee and Company contributions described above, are paid as an annual pension as described under the heading “Potential Payments Under Termination or Change in Control”.

The plan also provides for monthly disability and death benefits as described below under the heading “Potential Payments Under Termination or Change in Control”.

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Executive Compensation (continued)

Pension Benefits Table

The following table shows the actuarial present value of each named executive officer’s accumulated benefits under the pension plan(s) in which he participated as of September 30, 2016, the last day of our most recent fiscal year and the pension plan measurement date used for financial statement reporting purposes for our fiscal 2016 financial statements. None of the named executive officers received a payment under these plans during fiscal 2016.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2), (3)
S.D. Keohane	Cash Balance Plan Supplemental Cash Balance Plan	11 11	121,733 132,051
E.E. Cordeiro	Cash Balance Plan Supplemental Cash Balance Plan	15 15	166,287 242,398
N.S. Cross	Swiss Pension Plan	7	507,700
B.A. Berube	Cash Balance Plan Supplemental Cash Balance Plan	19 19	216,463 205,140
H.C. Kalkstein	Cash Balance Plan Supplemental Cash Balance Plan	9 9	92,290 25,075
F. Von Gottberg	Cash Balance Plan Supplemental Cash Balance Plan	16 16	157,628 141,021
P.M. Prevost	Cash Balance Plan Supplemental Cash Balance Plan	6 6	62,785 500,013

1.	Credited service for the Cash Balance Plan and Supplemental Cash Balance Plan represents years of service with Cabot as of December 31, 2013, the date the plans were frozen, rounded to the nearest whole year. Credited service for the Swiss Pension Plan represents years of service with Cabot Switzerland as of September 30, 2016, rounded to the nearest whole year.
2.	For Mr. Cross, the present value of the accumulated benefit excludes his contributions to the plan. The present value of the accumulated benefit attributable to Mr. Cross’s contributions to the plan amounts to $895,984.
3.	The following assumptions were used in the calculations:

	Cash Balance Plan	Supplemental Cash Balance Plan	Swiss Pension Plan
Measurement Date	9/30/2016	9/30/2016	9/30/2016
Discount Rate (for present value calculation)	3.38%	2.96%	0.25%
Form of benefit	Lump sum	Lump sum	80% pension 20% lump sum
Retirement Date	Age 65	Age 65	Age 65

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Executive Compensation (continued)

Deferred Compensation

The following narrative and table describe benefits provided under Cabot’s Deferred Compensation Plan, 401(k) Plan and Supplemental 401(k) Plan.

Deferred Compensation Plan

Our Deferred Compensation Plan permits certain employees in the U.S. to voluntarily defer in any year up to 50% of their base salary and up to 100% of any short-term incentive and sales incentive bonus awarded. Under this plan, participants receive a credit equal to 10% of the amount they defer, which is intended to account for the fact that any compensation that is deferred is not eligible compensation for purposes of Company contributions under the 401(k) Plan or the Supplemental 401(k) Plan. All of our named executive officers are eligible to participate in the Deferred Compensation Plan, except for Mr. Cross, who is not a U.S.-based employee. Messrs. Cordeiro, Berube, Kalkstein, von Gottberg, and Prevost made contributions to the plan for fiscal year 2016.

All deferred amounts are credited with interest at a rate equal to the Moody’s Corporate Bond Rate for the month of November prior to the beginning of the applicable calendar year. Amounts that are deferred in a particular year are credited to a participant’s account as if they were invested in the account on the first day of the applicable calendar year and notional interest is applied as if the participant had earned the deferred amount on the first day of the calendar year. Earnings are compounded daily. The Moody’s rate used to calculate interest payable for calendar year 2016 was 4.62%. Participants in the Deferred Compensation Plan can elect to defer receipt of their eligible compensation until a specified date (“in service election”) or until they cease to be employees of Cabot (“termination/retirement election”). Participants may elect to receive deferred amounts in a lump sum payment, in installments over a period of up to five years in the case of an in-service election or, if the participant’s account balance is at least $50,000, in installments over a period of up to ten years for a termination/retirement election.

401(k) Plan and Supplemental 401(k) Plan

Under the 401(k) Plan, a tax-qualified defined contribution plan in which Cabot’s U.S.-based named executive officers and other employees in the U.S. participate (with variations for employees covered by collective bargaining agreements), Cabot makes a retirement contribution equal to 4% of a participant’s eligible compensation (consisting of base salary and cash bonuses) and a matching contribution of 100% of a participant’s contribution, up to 6% of the participant’s eligible compensation. These Company contributions are allocated to the participant’s account in accordance with his or her investment elections.

The Supplemental 401(k) Plan is an unfunded, non-qualified defined contribution plan under which we provide credits to executive officers and certain other employees in the U.S. that cannot be made under the 401(k) Plan due to limitations imposed by the Internal Revenue Code. Credits to the Supplemental 401(k) Plan are made at the same percentage of pay that Company contributions would have been made under the 401(k) Plan were it not for the limitations imposed by the Internal Revenue Code. Amounts credited to the Supplemental 401(k) Plan are treated as if invested in Cabot common stock. Participants may elect to receive distributions in a lump sum payment after separation from service or, if a participant’s account balance is at least $50,000, in installments over a period of three, five or ten years beginning after separation from service. All distributions are made in shares of Cabot common stock, with the exception of those for certain grandfathered accounts, which are made in cash. None of our named executive officers have grandfathered accounts.

Under both the 401(k) Plan and Supplemental 401(k) Plan, participants are immediately vested in the matching contributions and vested in the retirement contributions after two years of employment with Cabot.

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Executive Compensation (continued)

Nonqualified Deferred Compensation Table

The following table provides information with respect to the Supplemental 401(k) Plan and the Deferred Compensation Plan for fiscal 2016.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(4)
S.D. Keohane Supplemental 401(k) Plan	—	114,646	235,533	—	685,111
E.E. Cordeiro Deferred Compensation Plan Supplemental 401(k) Plan	318,000 —	31,800 41,215	38,663 349,219	123,936 —	945,080 884,078
N.S. Cross	—	—	—	—	—
B.A. Berube Deferred Compensation Plan Supplemental 401(k) Plan	63,250 —	6,325 34,533	31,678 321,746	— —	746,680 816,721
H.C. Kalkstein Deferred Compensation Plan Supplemental 401(k) Plan	51,154 —	5,115 21,372	7,100 41,731	— —	170,478 125,691
F. von Gottberg Deferred Compensation Plan Supplemental 401(k) Plan	3,150 —	315 37,685	30,213 218,463	— —	694,188 568,296
P.M. Prevost Deferred Compensation Plan Supplemental 401(k) Plan	1,166,000 —	116,600 61,154	214,035 846,462	848,222 —	5,037,185 2,103,247

1.	The amounts contributed by Messrs. Cordeiro and Berube represent their deferral of a portion of the short-term incentive compensation they earned with respect to fiscal 2016 as reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 44. The amount contributed by Mr. Kalkstein consists of his deferral of a portion of the short-term incentive compensation he earned with respect to fiscal 2016 as reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and a portion of his base salary during fiscal 2016 as reported in the “Salary” column of the Summary Compensation Table. The amount contributed by Mr. von Gottberg consists of his deferral of a portion of his base salary during fiscal 2016 as reported in the “Salary” column of the Summary Compensation Table. The amount deferred by Mr. Prevost consists of his short-term incentive compensation payable under the terms of his transition and separation agreement as reported in the “All Other Compensation” column of the Summary Compensation Table.
2.	These amounts represent credits by Cabot accrued under the Deferred Compensation Plan and the Supplemental 401(k) Plan and are reported in the Summary Compensation Table on page 44 under the heading “All Other Compensation.”
3.	For the Deferred Compensation Plan, earnings represent the amount credited based on the Moody’s interest rate for the year. For the Supplemental 401(k) Plan, earnings represent the value of dividends earned and investment gains or losses as if the account balance had been invested in Cabot common stock.
4.	The aggregate balance amounts under the Deferred Compensation Plan include deferrals made for prior fiscal years. For individuals who were named executive officers in the fiscal years in which the deferrals were made, the amount of the deferred compensation was included in such individuals’ compensation as reported in the Summary Compensation Table included in the proxy statement for each such fiscal year.

Potential Payments Upon Termination or Change in Control

Our named executive officers are eligible to receive certain benefits upon a change in control or if their employment is terminated, including following a change in control. This section describes various change in control and termination of employment scenarios and the payments and benefits payable under those scenarios. A table quantifying the estimated payments and benefits assuming a termination of employment or a change in control occurred on September 30, 2016 follows this narrative description. For Mr. Prevost, the table reflects the amounts payable to him upon his termination of employment on July 15, 2016.

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Executive Compensation (continued)

Potential Payments Following a Change in Control

Severance Plan

Participants in our Senior Management Severance Protection Plan (the “Severance Plan”) are determined by our Compensation Committee and as of September 30, 2016 consisted of twelve of our senior managers, including all of our named executive officers.

Under the Severance Plan, participants are entitled to severance payments if their employment with Cabot terminates within two years following a change in control (for any reason other than cause, disability, death, or a termination initiated by the participant without good reason). Under the Severance Plan, Mr. Keohane is entitled to a lump sum payment equal to three times the sum of his base salary and bonus and continued health and welfare benefits for a period of three years (i.e., medical, dental and prescription drug benefits; long-term disability coverage; and life insurance) and the other named executive officers are each entitled to a lump sum payment equal to two times the sum of their base salary and bonus and continued health and welfare benefits for a period of two years. In addition, under the Severance Plan, each participant is entitled to receive a pro-rated bonus with respect to the fiscal year in which the termination occurs and outplacement services in an amount up to 15% of his or her salary.

Base salary under the Severance Plan is calculated at the greater of the rate in effect (i) immediately before the change in control or (ii) as of the participant’s employment termination date. The bonus is calculated at the greater of (i) the participant’s target annual incentive bonus for the fiscal year in which the change in control occurs or the fiscal year in which the participant’s employment is terminated, whichever was greater or (ii) the highest annual incentive bonus amount paid or payable to the participant for any of the three fiscal years preceding the fiscal year in which the change in control occurs.

The Severance Plan also includes a “better of” provision. Under this provision, a participant will be entitled to receive either the full amount of payments (and pay any applicable excise tax imposed by Section 4999 of the Internal Revenue Code) or such lesser amount that is not subject to the excise tax, whichever results in the greater after-tax benefit to him or her.

The provision of benefits under any other plan or program provided by Cabot or its affiliates, or pursuant to any agreement with Cabot or its affiliates, or by law, counts toward our obligation to provide the benefits under the Severance Plan so that the benefits are not duplicative.

Retirement and Equity Incentive Plans

The accrued account balances under the Cash Balance Plan, Supplemental Cash Balance Plan, 401(k) Plan and Supplemental 401(k) Plan immediately vest and become payable upon a change in control of Cabot.

Upon a change in control of Cabot, the Compensation Committee, as administrator of our 2009 Long-Term Incentive Plan, will have discretion to provide for the assumption or continuation of some or all outstanding awards or any portion of an award, the grant of new awards in substitution by the acquirer or survivor, or the cash-out of some or all awards. Further, the Compensation Committee retains authority to accelerate the vesting of awards. The Compensation Committee has provided, and intends to continue to provide, for “double trigger” vesting upon a change in control. This means that if an award remains outstanding following a change in control, such as if the acquiring company assumes the award, vesting would be accelerated only if the participant’s employment was involuntarily terminated without cause or by the participant for good reason within two years following the change in control.

Termination of Employment Upon Disability or Death

For Cabot’s full-time employees based in the U.S., including Messrs. Keohane, Cordeiro, Berube, Kalkstein and von Gottberg, termination of employment upon disability is determined under the terms of Cabot’s long-term disability plan and occurs one year following the date of disability. A U.S.-based employee who becomes disabled would receive (i) benefits under our long-term disability plan, and (ii) continued participation in our medical, dental, and life insurance plans in accordance with the terms of those plans if the employee has completed ten years of service with Cabot. We have not included a value for these benefits in the table on page 58 because the plans do not discriminate in scope, terms or

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2017 PROXY STATEMENT

Executive Compensation (continued)

operation in favor of our named executive officers compared to the benefits offered to all salaried U.S. employees. In addition, the accrued account balances under the Cash Balance Plan, Supplemental Cash Balance Plan, 401(k) Plan and Supplemental 401(k) Plan immediately vest and become payable upon termination of employment by reason of death or disability. Messrs. Keohane, Cordeiro, Berube, Kalkstein and von Gottberg are vested in their account balances under these plans. Mr. Cross would receive disability and death benefits under the Swiss Pension Plan. 50% of these benefits are funded by employee contributions and 50% are funded by employer contributions. In the event of disability due to sickness, after 24 months the Swiss Pension Plan provides benefits to the employee equal to 50% of his pensionable salary and to the employee’s eligible children equal to 5% of the disabled parent’s pensionable salary. Children are eligible to receive this benefit up to age 18, or up to age 25 if still in education. The pension is paid to the employee until death. In the event of death the Swiss Pension Plan provides an annuity benefit to surviving spouses or partners equal to 30% of pensionable salary and to such employee’s children on the same eligibility criteria described above equal to 5% of the pensionable salary. This benefit is payable for the lifetime of the surviving spouse or partner and, in the case of children, while they meet the eligibility criteria.

Under the terms of Cabot’s 2009 Long-Term Incentive Plan, if any participant (including a named executive officer) ceases to be an employee because of disability or death, his or her unvested stock options and unvested restricted stock units would immediately vest. In the case of performance-based restricted stock units, the total number of units that vests is the sum of the units that have been earned or “banked” based upon performance as of the date of the termination of employment.

We provide the U.S.-based named executive officers with a death benefit under our Death Benefit Protection Plan equal to three times their base salary up to a maximum benefit of $3,000,000, which is payable to their beneficiary at the time of their death. Mr. Cross is provided with life insurance coverage under the life insurance plan for international assignees that provides a benefit equal to two times base salary up to a maximum benefit of $300,000, which is payable to his designated beneficiary in a lump sum in the event of his death.

Termination of Employment Upon Retirement

Upon retirement, participants in the Cash Balance Plan and Supplemental Cash Balance Plan are entitled to receive benefit payments, and participants in the 401(k) Plan and the Supplemental 401(k) Plan may receive a distribution of their account balances. Participants in the Swiss Pension Plan are entitled to receive benefits under that plan upon retirement. As of September 30, 2016, none of our named executive officers met the eligibility criteria for retirement under these plans.

Under our current arrangements, a named executive officer may also be eligible to receive retiree welfare benefits provided to comparably-situated employees. These retiree welfare benefits are not included in the table on page 58 because these benefit plans do not discriminate in scope, terms or operation in favor of our named executive officers compared to the benefits offered to all salaried employees.

Termination for Cause or Voluntarily Without Good Reason

As described above, a named executive officer would not receive severance payments under the terms of the Severance Plan if his employment is terminated for cause or if he terminates his employment without good reason. He also would not receive benefits under the terms of our Supplemental 401(k) Plan or Supplemental Cash Balance Plan if his employment is terminated for cause.

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Executive Compensation (continued)

Potential Payments Upon Termination or Change in Control Table

The following table and footnotes present potential payments to each named executive officer other than Mr. Prevost under various circumstances as if the officer’s employment had been terminated on September 30, 2016, the last business day of fiscal 2016 or if a change in control had occurred on such date. For Mr. Prevost, the disclosure in the table below shows only the payments made to him in connection with his termination of employment on July 15, 2016.

	Severance Pay(1)($)	Accelerated Unvested Equity(2)($)	Incremental Value of Modified Vested Stock Options(2) ($)	Pension Plan Benefits not reported in Pension Plan Table(3)($)	Benefits and Perquisites(4)($)	Total($)(5)
S.D. Keohane
Death	—	2,244,614	—	1,677	2,550,000	4,796,291
Disability	—	2,244,614	—	1,677	—	2,246,291
Voluntary Termination/Involuntary Termination (without cause)	—	—	—	1,677	—	1,677
Involuntary Termination (for cause)	—	—	—	1,677	—	1,677
Termination if Change in Control	4,626,000	2,846,543	—	1,677	191,841	7,666,061
Change in Control	—	—	—	1,677	—	1,677
E.E. Cordeiro
Death	—	3,003,416	—	2,264	1,650,000	4,655,680
Disability	—	3,003,416	—	2,264	—	3,005,680
Voluntary Termination/Involuntary Termination (without cause)	—	—	—	2,264	—	2,264
Involuntary Termination (for cause)	—	—	—	2,264	—	2,264
Termination if Change in Control	1,876,000	3,445,494	—	2,264	125,066	5,448,824
Change in Control	—	—	—	2,264	—	2,264
N.S. Cross
Death	—	1,661,299	—	428,500	300,000	2,389,799
Disability	—	1,661,299	—	81,000	—	1,742,299
Voluntary Termination/Involuntary Termination (without cause)	—	—	—	—	—	—
Involuntary Termination (for cause)	—	—	—	—	—	—
Termination if Change in Control	1,400,674	2,014,962	—	—	141,395	3,557,031
Change in Control	—	—	—	—	—	—
B.A. Berube
Death	—	2,023,848	—	1,992	1,215,000	3,240,840
Disability	—	2,023,848	—	1,992	—	2,025,840
Voluntary Termination/Involuntary Termination (without cause)	—	—	—	1,992	—	1,992
Involuntary Termination (for cause)	—	—	—	1,992	—	1,992
Termination if Change in Control	1,302,000	2,333,329	—	1,992	102,585	3,739,906
Change in Control	—	—	—	1,992	—	1,992

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Executive Compensation (continued)

	Severance Pay(1)($)	Accelerated Unvested Equity(2)($)	Incremental Value of Modified Vested Stock Options(2) ($)	Pension Plan Benefits not reported in Pension Plan Table(3)($)	Benefits and Perquisites(4)($)	Total($)(5)
H.C. Kalkstein
Death	—	719,833	—	1,502	1,125,000	1,846,335
Disability	—	719,833	—	1,502	—	721,335
Voluntary Termination/Involuntary Termination (without cause)	—	—	—	1,502	—	1,502
Involuntary Termination (for cause)	—	—	—	1,502	—	1,502
Termination if Change in Control	1,170,000	891,266	—	1,502	97,163	2,159,931
Change in Control	—	—	—	1,502	—	1,502
F. von Gottberg
Death	—	1,499,748	—	2,379	1,170,000	2,672,127
Disability	—	1,499,748	—	2,379	—	1,502,127
Voluntary Termination/Involuntary Termination (without cause)	—	—	—	2,379	—	2,379
Involuntary Termination (for cause)	—	—	—	2,379	—	2,379
Termination if Change in Control	1,260,000	1,809,229	—	2,379	99,627	3,171,235
Change in Control	—	—	—	2,379	—	2,379

P.M. Prevost	1,529,253	9,019,987	778,702	—	66,243	11,394,185

1.	For Mr. Prevost, severance pay is the amount payable under the terms of his transition and separation agreement, including his 2016 short-term incentive award which was deferred under the Deferred Compensation Plan. For Mr. Keohane, severance pay is equal to three times the sum of (x) base salary and (y) the greater of (i) his highest bonus in the three fiscal years preceding fiscal 2016 or (ii) his target bonus under our short-term incentive program for the fiscal year. For each of our other named executive officers, severance pay is equal to two times the sum of (x) base salary and (y) the greater of (i) his highest bonus in the three fiscal years preceding fiscal 2016 or (ii) his target bonus under our short-term incentive program for the fiscal year.
2. a.	In connection with the termination of Mr. Prevost’s employment with the Company, the Compensation Committee accelerated the vesting of Mr. Prevost’s outstanding time-based and performance-based restricted stock unit awards, accelerated the vesting of Mr. Prevost’s outstanding unvested stock options and extended the exercise period of all outstanding stock options to the earlier of (i) October 15, 2019 and (ii) the original expiration date of the stock options. Accordingly, for Mr. Prevost, amounts include the following: (i) $1,960,656 and $778,702, representing the fair value associated with the modification of his unvested outstanding stock options and vested outstanding stock options, respectively, and (ii) $7,059,331, representing the fair value associated with the modification of the performance-based and time-based restricted stock units awarded to him for fiscal 2014, 2015 and 2016.
b.	For the other named executive officers, the amounts for accelerated unvested equity include the following: (i) in the case of death or disability, the value of unvested time-based restricted stock units, unvested performance-based restricted stock units that have been earned or “banked” based upon performance as of September 30, 2016 and unvested options; and (ii) in the case of termination following a change in control, the value of unvested time-based restricted stock units, unvested performance-based restricted stock units (consisting of units banked as of September 30, 2016 and unbanked units assuming target performance is achieved) and unvested options. The value of unvested restricted stock units for all named executive officers other than Mr. Prevost was calculated by multiplying the closing market price of our common stock on September 30, 2016 ($52.41) by the number of shares of unvested restricted stock units. The value of unvested options for all named executive officers other than Mr. Prevost was calculated by multiplying the number of shares underlying the unvested options by the difference between the closing market price of our common stock on September 30, 2016 and the option exercise price.
3.	The pension plan benefit amounts in this column include:
a.	For Messrs. Keohane, Cordeiro, Berube, Kalkstein, and von Gottberg, the amounts that would be payable under the Cash Balance Plan in a lump sum that are in addition to the amounts previously reported in the Pension Benefits Table on page 53. None of these amounts are included in the Pension Benefits Table because the assumptions required to calculate the actuarial present value of the benefits for purposes of the Pension Benefits Table are different from the assumptions required to calculate the actual plan benefits. As of September 30, 2016, all of our named executive officers were fully vested in their accrued account balances under this plan.

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Executive Compensation (continued)

b.	For Mr. Cross, the lifetime death and disability benefits attributable to Company contributions that would be payable under the Swiss Pension Plan if such benefits were to be paid in a lump sum.
4.	Continued perquisites and benefits include only those benefits provided to a named executive officer that are not provided to all employees generally. The amounts for Mr. Prevost consist of the following benefits provided to him under his transition and separation agreement: $19,995, representing the difference between the COBRA premium for medical and dental coverage and the estimated amount to be paid by Mr. Prevost for such coverage for an 18 month period following the termination of his employment; $15,000 for the reimbursement of legal fees incurred in connection with his transition and separation agreement; and $31,248, representing the estimated cost of financial planning and tax assistance for a period of two years following the termination of his employment. The amount reported in the event of death represents an amount equal to three times base salary up to a maximum benefit of $3,000,000, which is payable in a lump sum to the named executive officer’s designated beneficiary under our Death Benefit Protection Plan, which is applicable to all named executive officers other than Messrs. Prevost and Cross. For Mr. Cross, the amount reported in the event of death represents an amount equal to two times base salary up to a maximum benefit of $300,000, which would be payable in a lump sum to his designated beneficiary under our life insurance plan for international assignees. For each of our named executive officers, the amount reported in the event of a termination following a change in control represents the cost to Cabot of continued health and welfare benefits (for a period of three years for Mr. Keohane and for a period of two years for each of our other named executive officers) and outplacement services in an amount equal to 15% of the officer’s base salary.
5.	Payments do not take into account the “better of” provision in the Severance Plan described above on page 56, which, under certain circumstances, could reduce the amount of the payment.

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2017 PROXY STATEMENT

Proposal 2 — Advisory Approval of Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed on pages 24 - 60 of this proxy statement (commonly referred to as “say-on-pay”).

For our named executive officers other than Mr. Prevost, the compensation they received in fiscal year 2016 appropriately aligned executive pay with our corporate performance. The portion of the short-term incentive awards paid on the basis of our corporate performance paid out at 99.5% of target awards. The performance-based restricted stock unit awards issued under our long-term incentive program are designed to produce the greatest rewards when strong results are sustained over time. Specifically, the number of shares issuable upon their vesting depends on the degree of achievement of financial performance metrics for each year within a three-year performance cycle. On the basis of our level of achievement against the adjusted EPS and adjusted RONA goals applicable to the performance-based restricted stock unit awards that were granted in 2014 and vested in 2016, our named executive officers received shares of stock equal to 41.5% of their target awards. Our fiscal 2016 performance is summarized in the Executive Summary of our Compensation Discussion and Analysis.

The types of performance goals that we use for establishing the metrics for our executive compensation programs are the same as the ones we use when setting our business plan and the strategic objectives of the Company. The use of these metrics is intended to motivate behavior and executive decisions that will lead to the successful execution of our strategy. Our executive compensation programs also align the interests of our shareholders and executives by tying compensation to the Company’s short- and long-term financial and strategic growth objectives. We believe this will create value for our shareholders over time.

For these reasons, the Board is asking stockholders to support this proposal.

The text of the resolution is as follows:

“VOTED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, is hereby APPROVED.”

Vote Required

Because the vote we are asking you to cast is non-binding, there is no minimum vote required for approval. Our Board and the Compensation Committee value the views of our shareholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We believe that Cabot benefits from constructive dialog with our shareholders. We will continue to reach out to our shareholders on these and other important issues and we encourage our shareholders to contact us. Shareholders who wish to communicate with our Board should refer to “Communications with the Board” in this proxy statement for additional information on how to do so.

Recommendation

The Board of Directors believes that the compensation of our named executive officers is appropriate and recommends a vote “FOR” the approval of the compensation of our named executive officers.

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Proposal 3 — Advisory Vote on Frequency of Say-on-Pay Vote

In Proposal 2, we are asking shareholders to cast an advisory vote for the compensation of our named executive officers as disclosed in this proxy statement (commonly referred to as a “say-on-pay” vote). In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, in this Proposal, we are providing stockholders the opportunity to cast an advisory vote on whether a “say-on-pay” vote should occur once every one, two or three years. This vote, like the say-on-pay vote, is not binding on the Board.

Our Board of Directors recommends that future say-on-pay votes be conducted every year to provide stockholders with an opportunity to regularly evaluate the Company’s overall executive compensation program. As described in detail in the Compensation Discussion and Analysis section above, our executive compensation program is designed to provide a competitive level of total compensation necessary to attract and retain executives qualified to execute our business strategy and to motivate them to contribute to our short- and long-term success. An annual vote will provide us with regular stockholder input on our executive compensation program, and allow us to engage with stockholders to understand and respond to prior voting results and implement any appropriate changes to our program.

Vote Required

Because this proposal seeks the input of our stockholders and provides our stockholders with the option to vote to hold a say-on-pay vote once every one, two or three years, there is no minimum vote requirement for this proposal. Although our Board recommends holding a say-on-pay vote every year, you have the option to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. You are not voting to approve or disapprove of the Board’s recommendation.

The text of the resolution is as follows:

“VOTED, that the option of once every one, two or three years that receives the highest number of votes properly cast for this resolution will be determined to be the preferred frequency recommended by the stockholders of the Company with which the Company is to hold a non-binding, advisory stockholder vote to approve the compensation of the Company’s named executive officers in accordance with Section 14A of the Securities Exchange Act of 1934.”

Recommendation

The Board of Directors recommends that you vote to conduct a non-binding, advisory vote on executive compensation “EVERY YEAR.”

Although this advisory vote is non-binding on our Board, our Board and the Compensation Committee will review the voting results and take them into consideration when determining the frequency of future say-on-pay votes.

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2017 PROXY STATEMENT

Proposal 4 — Approval of 2017 Long-Term Incentive Plan

We are asking stockholders to approve the Cabot Corporation 2017 Long-Term Incentive Plan (the “2017 Plan”). The Board, upon the recommendation of the Compensation Committee (the “Committee”), approved the 2017 Plan, subject to stockholder approval, to replace the Cabot Corporation 2009 Long-Term Incentive Compensation Plan (the “2009 Plan”). The 2009 Plan was approved by our stockholders on March 12, 2009 and amended on March 8, 2012. The 2017 Plan will not become effective unless it is approved by our stockholders. If the 2017 Plan is approved by our stockholders, we will no longer make grants under the 2009 Plan. The material features of the 2017 Plan are described under “Summary of the 2017 Plan” below.

The Board believes that the 2017 Plan will promote the interests of our stockholders and is consistent with principles of good corporate governance, including the following:

•	Fungible Share Design. Each stock option and stock appreciation right (“SAR”) granted under the 2017 Plan will be counted against the share pool as one share and each other equity award will be counted against the share pool as 2.4 shares.
•	No Liberal Share Recycling. Shares underlying stock options and other awards delivered under the 2017 Plan will not be recycled into the share pool if they are withheld in satisfaction of tax withholding obligations or the exercise or purchase price of the award.
•	Limitations on Awards. The 2017 Plan limits the number of stock options, SARs and other awards that may be granted to plan participants and the amount that may be paid in respect of cash awards in any fiscal year.
•	Performance Awards. Under the 2017 Plan, the Committee may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m) of the Code (“Section 162(m)”), as well as other performance-based awards.
•	No Discounted Stock Options or SARs. All stock options and SARs granted under the 2017 Plan must have an exercise or base price that is not less than the fair market value of a share of our common stock on the date of grant.
•	No Repricing. Other than in connection with certain corporate transactions or changes to our capital structure, the 2017 Plan prohibits the repricing of stock options or SARs without obtaining stockholder approval.
•	No Single-Trigger Vesting upon a Change in Control. The 2017 Plan does not provide for the automatic acceleration of equity awards in connection with a change in control.

Reasons for Seeking Stockholder Approval

The Board believes that equity awards are a critical part of our overall compensation program and allow us to attract and retain key talent, incentivize sustainable growth and long-term value creation, and align the interests of our employees with those of our stockholders. The Board approved the 2017 Plan because it believes, based in part on input from Pearl Meyer, the independent compensation consultant to the Committee, that we will not have a sufficient number of shares available under the 2009 Plan following our annual grant of equity awards in November 2017 to continue to provide equity incentives at our current levels. As of September 30, 2016, there were 2,036,109 shares available for grant under the 2009 Plan. In setting the size of the share pool under the 2017 Plan, the Board considered the historical amounts of equity awards granted by Cabot in the last three years. In fiscal 2014, 2015 and 2016, we made equity awards under the 2009 Plan totalling 525,240 shares, 590,032 shares, and 827,660 shares, respectively (with performance-based awards measured at target). Our three-year average burn rate — the number of shares granted in each fiscal year divided by the weighted shares of our common stock outstanding at fiscal year end — is 1.02%. The 2009 Plan has a fungible share design under which each stock option and SAR granted under the 2009 Plan counts against the share pool as one share and each other equity award counts against the share pool as 2.1 shares. Applying the 2.1 fungible ratio contained in the 2009 Plan, these equity awards over the last three years, on average, have counted each year as 1,304,326 shares against the share pool available for issuance under the 2009 Plan (with performance-based awards measured at maximum). In setting the size of the share pool under the 2017 Plan, the Board also considered the total amount of

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Proposal 4 — Approval of 2017 Long-Term Incentive Plan (continued)

equity awards outstanding under existing grants as of September 30, 2016, as further shown in the chart below. In November 2016, we made equity awards under the 2009 Plan totalling 548,422 shares (with performance-based awards measured at target), which counted as 1,113,837 shares against the share pool available for issuance under the 2009 Plan (with performance-based awards measured at maximum). Based on an analysis by Pearl Meyer of the remaining shares available for grant under the 2009 Plan, the number of equity awards outstanding under the 2009 Plan, our historic burn rate, current and proposed plan features and the equity plan guidelines established by proxy advisory firms, the Board approved the 2017 Plan and the share pool authorized under it to ensure that we continue to have the ability to provide industry competitive long-term incentive compensation. Based on these same factors, we estimate that the availability of 5,375,000 shares, plus certain shares that would otherwise have become available again for grant under the 2009 Plan under its terms, will provide a sufficient additional number of shares to enable us to continue to make equity awards at our historical average annual rates for the next five years.

In addition, stockholder approval of the 2017 Plan will allow us to grant, if desired, performance-based compensation that is exempt from the deduction limitations under Section 162(m). Section 162(m) generally provides that compensation paid by a publicly-held corporation to its “covered employees” (the corporation’s chief executive officer and its three most highly-paid named executive officers (other than its chief executive officer or chief financial officer)) is not deductible by the corporation for U.S. federal income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by the corporation’s stockholders not less frequently than every five years. Under Section 162(m), the material terms include the class of eligible employees, a description of the business criteria on which the performance goals may be based and the maximum amount that can be paid to any participant for a specified period. For the 2017 Plan, these terms are described below under “Eligibility,” “Performance Criteria,” and “Individual Limits,” respectively. Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval, there can be no guarantee that compensation will be treated as exempt performance-based compensation. Furthermore, the Committee will continue to have the authority under the 2017 Plan to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

If the 2017 Plan is not approved by our stockholders, the 2017 Plan will not become effective and we will continue to make awards under the 2009 Plan, but the shares that remain available would be insufficient following our annual grant of equity awards in November 2017 to continue to provide equity incentives at our current levels, and will materially affect our ability to attract and retain key talent. We believe that the terms of the 2017 Plan, including its share pool, are reasonable, appropriate, and in the best interests of our stockholders.

Existing Equity Plan Information

The 2009 Plan is the only current long-term incentive plan of the Company under which equity awards may be granted to our employees and other service providers (not including non-employee directors). As of September 30, 2016, 2,036,109 shares were available for grant under the 2009 Plan. If the 2017 Plan is approved by our stockholders, we will cease granting awards under the 2009 Plan and the 2017 Plan will be our only equity plan under which we may grant future equity awards to our employees. Awards to non-employee directors will continue to be made under the Company’s 2015 Directors’ Stock Compensation Plan.

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2017 PROXY STATEMENT

Proposal 4 — Approval of 2017 Long-Term Incentive Plan (continued)

The table below includes aggregated information regarding awards outstanding under the 2009 Plan as of September 30, 2016, the number of shares available for future awards under each of our 2009 Plan and the 2015 Directors’ Stock Compensation Plan as of September 30, 2016, and the proposed number of shares issuable under the 2017 Plan.

	Number of shares (as of September 30, 2016)	As a percentage of stock outstanding (62,210,711 shares as of September 30, 2016)
Outstanding stock options	1,522,269	2.4%
Outstanding restricted stock units (with performance-based restricted stock units measured at target performance)	731,646	1.2%
Total shares subject to outstanding awards	2,253,915	3.6%
Total shares available for future awards under 2009 Plan(1)	2,036,109	3.3%
Total shares available for future awards under the 2015 Directors’ Stock Compensation Plan	330,363	0.5%
Total overhang (total shares outstanding under existing equity awards and total shares available under existing plans)	4,620,387	7.4%
Proposed shares available for future awards under 2017 Plan(2)	5,375,000	8.6%
Total shares outstanding under existing equity awards and proposed to be reserved for issuance under 2017 Plan	7,959,278	12.8%

(1)	We will cease granting new awards under our 2009 Plan if the 2017 Plan is approved by our stockholders and, except as described below under “Authorized Shares,” the shares remaining available for issuance under the 2009 Plan will not be rolled into, or otherwise available for delivery, under the 2017 Plan.
(2)	For purposes of determining shares available under the 2017 Plan, each share subject to a stock option or SAR will count as one share and each share subject to any other award will count as 2.4 shares. Because the 2017 Plan does not specify a mix of stock options and SARs, on the one hand, and other awards, on the other, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards. Other share-counting provisions, including adjustments to the numbers of shares available under the 2017 Plan, are described below under “Authorized Shares.”

Summary of the 2017 Plan

The following is a brief summary of the material features of the 2017 Plan. A copy of the 2017 Plan is attached as Appendix A to this Proxy Statement, and we urge stockholders to read it in its entirety. The following summary is qualified in its entirety by reference to the full text of the 2017 Plan.

Administration. The 2017 Plan is administered by the Committee, which has the discretionary authority to, among other things, interpret the 2017 Plan, determine eligibility for and grant awards, determine, modify or waive the terms and conditions of any award, determine the form of settlement of awards, prescribe forms, rules and procedures for awards and otherwise do all things necessary to carry out the purposes of the 2017 Plan. Determinations of the Committee under the 2017 Plan will be conclusive and bind all parties. The Committee may delegate certain of its powers under the 2017 Plan to one or more of its members or members of the Board, officers of the Company or other employees or persons. As used in this summary, the term “Committee” refers to the Committee or its authorized delegates, as applicable.

Eligibility. Key employees, consultants and advisors of the Company or its affiliates, and certain other individuals who are reasonably anticipated to begin providing direct services to the Company or its affiliates within twelve (12) months after the date of grant of an award, are eligible to participate in the 2017 Plan. Eligibility for stock options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain affiliates. Non-employee directors are not eligible to participate in the 2017 Plan for so long as the Company’s 2015 Directors’ Stock Compensation Plan is in effect. As of January 18, 2017, we estimate that approximately 140 employees and no consultants or advisors would be eligible to participate in the 2017 Plan.

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Proposal 4 — Approval of 2017 Long-Term Incentive Plan (continued)

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of our common stock that may be delivered in satisfaction of awards under the 2017 Plan is 5,375,000, plus the number of shares that are subject to awards under the 2009 Plan (which shall not exceed 2,769,538 shares) and expire or are terminated, surrendered or cancelled without the delivery of shares, or are forfeited or reacquired by the Company under the terms of the 2009 Plan (the “Share Pool”). The following rules apply in respect of the Share Pool:

•	Each share subject to an award of stock options or SARs will reduce the Share Pool by one share and each share subject to any other award will reduce the Share Pool by 2.4 shares.
•	All shares covering a SAR, any portion of which is settled in stock, and all shares withheld in satisfaction of tax withholding obligations or the exercise or purchase price of an award will reduce the Share Pool.
•	Shares underlying awards that are settled in cash will not reduce the Share Pool.
•	Shares underlying awards that expire, become unexercisable, or that terminate or are forfeited to or repurchased by the Company due to failure to vest will not reduce the Share Pool.
•	Shares delivered under awards in substitution for awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition (“Substitute Awards”) will not reduce the Share Pool.

Shares that may be delivered under the 2017 Plan may be authorized but unissued shares or previously issued shares acquired by the Company. The closing price of our common stock as reported on the New York Stock Exchange on January 18, 2017 was $53.82 per share.

Individual Limits. With respect to any person in any fiscal year, the maximum number of shares for which stock options may be granted, the maximum number of shares subject to SARs that may be granted, and the maximum number of shares subject to awards other than stock options, SARs and cash awards that may be granted is, in each case, 500,000 shares. The maximum amount that may be paid to any person in any fiscal year in respect of cash awards is $10 million.

Types of Awards. The 2017 Plan provides for the grant of stock options, SARs, restricted and unrestricted stock and stock units, performance awards, cash awards and other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards under the 2017 Plan.

•	Stock Options and SARs. The Committee may grant stock options, including ISOs, and SARs. A stock option is a right entitling the holder to acquire shares of our common stock upon payment of the applicable exercise price. A SAR is a right entitling the holder upon exercise to receive an amount (payable in cash or shares of equivalent value) equal to the excess of the fair market value of the shares subject to the right over the base value from which appreciation is measured. The exercise price of each stock option, and the base value of each SAR, granted under the 2017 Plan shall be no less than 100% of the fair market value of a share of our common stock on the date of grant (110% in the case of certain ISOs). Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the 2017 Plan may not be repriced or substituted for by new stock options or SARs having a lower exercise price or base value, nor may any consideration be paid upon the cancellation of any stock options or SARs that have a per share exercise or base price greater than the fair market value of a share of our common stock on the date of such cancellation, in each case, without stockholder approval. Each stock option and SAR will have a maximum term not more than ten years from the date of grant (or five years, in the case of certain ISOs).
•	Restricted and Unrestricted Stock and Stock Units. The Committee may grant awards of stock, stock units, restricted stock and restricted stock units. A stock unit is an unfunded and unsecured promise, denominated in shares, to deliver shares or cash measured by the value of shares in the future, and a restricted stock unit is a stock unit that is subject to the satisfaction of specified performance or other vesting conditions. Restricted stock is stock subject to restrictions requiring that it be redelivered or offered for sale to us if specified conditions are not satisfied.
•	Performance Awards. The Committee may grant performance awards, which are awards subject to performance criteria. The Committee may grant performance awards that are intended to qualify as exempt performance-based compensation under Section 162(m) and awards that are not intended to so qualify.
•	Other Stock- and Cash-Based Awards. The Committee may grant other incentives payable in cash or in shares of our common stock, subject to such terms and conditions as are determined by the Committee.
•	Substitute Awards. The Committee may grant Substitute Awards, which may have terms and conditions that are inconsistent with the terms and conditions of the 2017 Plan.

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Proposal 4 — Approval of 2017 Long-Term Incentive Plan (continued)

Vesting; Terms of Awards. The Committee determines the terms of all awards granted under the 2017 Plan, including the time or times an award will vest or become exercisable, the terms on which awards will remain exercisable and the effect of termination of a participant’s employment or service on awards. The Committee may at any time accelerate the vesting or exercisability of an award.

Transferability of Awards. Except as the Committee may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Performance Criteria. The 2017 Plan provides for grants of performance awards subject to “performance criteria.” Performance criteria with respect to those awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) are limited to objectively determinable measure(s) of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices or a peer group of select group of companies): sales; revenues; assets; costs; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios or metrics; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; productivity measures; one or more working capital measures; stock price; or stockholder return or shareholder value; sales of particular products or services; customer acquisition or retention; collection of outstanding accounts or debts; safety, health or environmental affairs performance; compliance; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity); or refinancings.

Performance criteria and any related targets need not be based on an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements of Section 162(m), the Committee may establish, by the deadline that otherwise applies to the establishment of the terms of an award, that one or more of the applicable performance criteria will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the applicable performance period that affect the applicable performance criteria.

Effect of Certain Transactions. In the event of a consolidation, merger or similar transaction in which the Company is not the surviving corporation, the sale of all or substantially all of the Company’s assets or common stock, or a dissolution or liquidation of the Company, the Committee may, with respect to outstanding awards, provide for:

•	The assumption, substitution or continuation of some or all awards (or any portion thereof) by the acquirer or surviving entity;
•	The cash payment in respect of some or all awards (or any portion thereof) equal to the difference between the fair market value of the shares subject to the award and its exercise or base price, if any, on such terms and conditions as the Administrator determines; and/or
•	The acceleration of exercisability or delivery of shares in respect of some or all awards.

Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the Committee shall make appropriate adjustments to the maximum number of shares that may be delivered under the 2017 Plan; the individual award limits; the number and kind of securities subject to, and, if applicable, the exercise price of, outstanding awards; and any other provisions affected by such event.

Clawback. The Committee may cancel, rescind or otherwise limit or restrict awards if a participant is not in compliance with the provisions of the 2017 Plan or the applicable award agreement or if the participant breaches any restrictive covenant agreement with the Company, and may recover any awards or payments or shares received in respect of awards or gain in respect of any award in accordance with any applicable Company clawback or recoupment policy or as otherwise required by applicable law or stock exchange listing standards.

Effective Date, Amendments and Termination. If the 2017 Plan is approved by our stockholders, the 2017 Plan will become effective as of the date of such approval. No awards will be granted after the tenth anniversary of such approval. The Committee may at any time amend the 2017 Plan or any outstanding award and may at any time termi-

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Proposal 4 — Approval of 2017 Long-Term Incentive Plan (continued)

nate the 2017 Plan as to future grants. However, except as expressly provided in the 2017 Plan, the Committee may not alter the terms of an award so as to materially and adversely affect a participant’s rights without the participant’s consent (unless the Committee expressly reserved the right to do so at the time of the award). Any amendments to the 2017 Plan will be conditioned on stockholder approval to the extent required by law or applicable stock exchange requirements.

Certain Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences associated with certain awards granted under the 2017 Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the 2017 Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted.

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. Generally, a disposition of shares purchased pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares purchased pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2017 Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

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Proposal 4 — Approval of 2017 Long-Term Incentive Plan (continued)

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is generally taxed upon vesting (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m). Stock options, SARs, and certain performance awards under the 2017 Plan may be eligible for exemption from the deductibility limits of Section 162(m). However, the Compensation Committee will have discretionary authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Certain Change in Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change in control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards may be subject to an additional 20% federal tax and may be non-deductible to the Company.

New Plan Benefits

Because awards under the 2017 Plan will be granted in the discretion of the Committee, the type, number, recipients and other terms of such awards cannot be determined at this time.

Vote Required

The 2017 Plan will be approved upon the affirmative vote of a majority of the votes cast on the proposal.

Recommendation

The Board recommends that you vote “FOR” the approval of the Cabot Corporation 2017 Long-Term Incentive Plan.

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Audit Committee Matters

Audit Committee Report

The Audit Committee of the Board of Directors is comprised of five non-employee directors. The Board has determined that all of the members of the Audit Committee satisfy the requirements of the New York Stock Exchange (“NYSE”) as to independence and financial literacy. In addition, the Board has determined that Mr. MacLeod, Mr. McGillicuddy and Dr. Thomas are audit committee financial experts as defined by SEC rules. Our responsibilities are set forth in our written charter and are described above under the heading “The Board of Directors and its Committees — Audit Committee” on page 5.

We have sole authority to appoint, retain, terminate and determine the compensation of our independent registered public accounting firm. We have appointed Deloitte & Touche LLP (“D&T”) Cabot’s independent registered public accounting firm annually since 2007. In accordance with SEC rules and D&T’s policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide services to us. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. In fiscal 2016, the Audit Committee, after consultation with management, approved the appointment of a new lead audit partner pursuant to this policy.

One of our primary responsibilities is to assist the Board in its oversight of the quality and integrity of Cabot’s financial statements. We met ten times during fiscal 2016. A number of those meetings included individual meetings in executive session with D&T and with Cabot’s Chief Financial Officer, Corporate Controller, Director of Internal Audit, and General Counsel. We took numerous actions to discharge our oversight responsibility with respect to the audit process, which are summarized below.

Review of Audited Financial Statements with Management

We reviewed and discussed with management Cabot’s audited consolidated financial statements for the fiscal year ended September 30, 2016.

Review of Financial Statements and Other Matters with Independent Registered Public Accounting Firm

We discussed with D&T Cabot’s audited consolidated financial statements for the fiscal year ended September 30, 2016, including the matters required to be communicated by the standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. This included a discussion of accounting policies and practices critical to our financial statements. We also received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with D&T its independence from Cabot. In addition, we discussed Cabot’s internal controls over financial reporting and management’s assessment of the effectiveness of those controls with management, Cabot’s internal auditors and D&T. We reviewed with both D&T and Cabot’s internal auditors their audit plans, audit scope and identification of audit risks. We also discussed the results of the internal audit examinations with and without management present. In addition, any reports or concerns the Company receives relating to financial matters are communicated directly to the Chair of the Audit Committee.

Recommendation that Financial Statements be Included in Annual Report

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in Cabot’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 for filing with the SEC, and appointed D&T as our independent registered public accounting firm for fiscal 2017.

John K. McGillicuddy (Chair)

Juan Enriquez

William C. Kirby

Roderick C.G. MacLeod

Lydia W. Thomas

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Audit Committee Matters (continued)

Audit Fees

Fees for professional services rendered by D&T for fiscal 2016 and 2015 were as follows:

	Fiscal 2016	Fiscal 2015
Audit Fees	$4,619,000	$5,304,000
Audit-Related Fees	$118,000	$40,000
Tax Fees	$10,000	$12,000
All Other Fees	$0	$0

The audit services for each of fiscal 2016 and 2015 include professional services for the audit of Cabot’s consolidated financial statements included in the Annual Report on Form 10-K (including audit of internal control over financial reporting) and review of financial statements included in Cabot’s Quarterly Reports on Form 10-Q, consultations regarding on-going financial accounting matters, and services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. Statutory audit fees in foreign jurisdictions are billed in local currency.

The audit-related services for fiscal 2016 consisted primarily of fees for: (i) certain agreed upon procedures performed and related to regulatory compliance matters; (ii) comfort letter procedures; and (iii) other attest services. During fiscal 2015, audit-related services consisted of fees for (i) certain agreed upon procedures performed and related to regulatory compliance matters; and (ii) other attest services

For fiscal 2016 and 2015, tax services consisted primarily of fees for tax advisory services. During fiscal 2015, tax services also included fees for tax compliance and preparation services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy requiring the pre-approval of audit and non-audit services to be provided by Cabot’s independent registered public accounting firm. The policy identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that the auditor’s independence is not impaired; describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and sets forth pre-approval requirements for all permitted services. In some cases, pre-approval is provided by the full Audit Committee for the applicable fiscal year for a particular category or group of services, subject to an authorized amount. In other cases, the Audit Committee specifically pre-approves services. To ensure compliance with the policy, the Audit Committee requires the independent registered public accounting firm to report on actual fees charged for each category of services at least quarterly. The Audit Committee has delegated authority to the Chair of the Committee to pre-approve additional services that need to be approved between scheduled Audit Committee meetings, provided that the estimated fee for any such services does not exceed $100,000, and any such pre-approvals must then be communicated to the full Audit Committee.

All of the services described above for fiscal 2016 and 2015 were pre-approved by the Audit Committee or Committee Chair.

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Proposal 5 — Ratification of Appointment of Independent Registered Public Accounting Firm

Introduction

The Audit Committee has appointed Deloitte & Touche LLP (“D&T”) to serve as Cabot’s independent registered public accounting firm for its fiscal year ending September 30, 2017. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting the appointment of D&T to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of D&T, the Audit Committee may reconsider the appointment and may retain D&T or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of D&T, the Audit Committee may select another firm if it determines such selection to be in the best interest of Cabot and its stockholders.

Representatives from D&T are expected to be present at the 2017 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from Cabot’s stockholders.

Vote Required

Approval of this proposal requires the affirmative vote of a majority of the votes properly cast on the proposal.

Recommendation

The Board of Directors recommends that you vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as Cabot’s independent registered public accounting firm for fiscal 2017.

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Other Information

Equity Compensation Plan Information

The following table provides information as of September 30, 2016 about: (i) the number of shares of common stock that may be issued upon exercise of outstanding options and vesting of restricted stock units; (ii) the weighted-average exercise price of outstanding options; and (iii) the number of shares of common stock available for future issuance under our active plans: the 2009 Long-Term Incentive Plan and the 2015 Directors’ Stock Compensation Plan. All of our equity compensation plans have been approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted- average exercise price of outstanding option, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	2,373,042	$37.72	2,366,472
Equity compensation plans not approved by security holders	N/A	N/A	N/A

(1)	Includes (i) 1,522,269 shares issuable upon exercise of outstanding stock options, (ii) 443,258 shares issuable upon vesting of time-based restricted stock units, (iii) 151,115 shares issuable upon vesting of performance-based restricted stock units based upon the achievement of the annual financial performance metrics for the three years within the three-year performance period of the fiscal 2014 awards, the first two years within the three-year performance period of the fiscal 2015 awards, and the first year within the three-year performance period of the fiscal 2016 awards; and (iv) 256,400 shares issuable upon vesting of the performance-based restricted stock units attributable to year three of the fiscal 2015 awards and years two and three of the fiscal 2016 awards, assuming Cabot performs at the maximum performance level in each of those years. If, instead, Cabot performs at the target level of performance in those years, a total of 137,273 shares would be issuable for year three of the fiscal 2015 awards and years two and three of the fiscal 2016 awards.
(2)	The weighted-average exercise price includes all outstanding stock options but does not include restricted stock units which do not have an exercise price.
(3)	Of these shares, (i) 2,036,109 shares remain available for future issuance under our 2009 Long-Term Incentive Plan, and (ii) 330,363 remain available for future issuance under our 2015 Directors’ Stock Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports that were required to be filed under Section 16(a) during the fiscal year ended September 30, 2016, other than a report by Mr. Prevost reporting his diversification out of the Cabot stock fund under our 401(k) Plan.

Future Stockholder Proposals and Director Nominations

A stockholder who intends to present a proposal at the 2018 Annual Meeting of Stockholders and who wishes the proposal to be included in our proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than October 2, 2017. A stockholder who intends to present a proposal at the 2018 Annual Meeting of Stockholders but does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than December 9, 2017 and no later than January 8, 2018. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available on our website, describe the requirements for submitting proposals at the Annual Meeting. A stockholder who wishes to nominate a director at the 2018 Annual Meet-

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Other Information (continued)

ing of Stockholders must notify us in writing no earlier than December 9, 2017 and no later than January 8, 2018. The notice must be given in the manner and must include the information and representations required by our by- laws.

Annual Report on Form 10-K

We are providing without charge, to each person from whom a proxy is solicited, a copy of our Annual Report on Form 10-K, including the financial statements and schedules, for fiscal 2016. To request an additional copy of the Form 10-K, please write to Secretary, Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, MA 02210-2019.

Solicitation of Proxies

The cost of soliciting proxies in the enclosed form will be borne by Cabot. In addition to solicitation by mail, officers and other employees of Cabot may solicit proxies personally, by telephone and by facsimile. Cabot may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing. D.F. King & Co., Inc., New York, New York, has been retained to assist Cabot in the solicitation of proxies for a fee of $13,500.

Miscellaneous

Management does not know of any matters to be presented at the 2017 Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the 2017 Annual Meeting that require a vote, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment unless otherwise specified in the proxy.

By order of the Board of Directors,

Jane A. Bell

Secretary

Boston, Massachusetts

January 27, 2017

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Appendix A

2017 Long-Term Incentive Plan

Cabot Corporation

2017 LONG-TERM INCENTIVE PLAN

(effective March     , 2017)

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company and its stockholders by providing for the grant to Participants of Stock-based and other incentive Awards to (i) enhance the Company’s ability to attract and retain employees, consultants, advisors and others who are in a position to make significant contributions to the success of the Company and its subsidiaries and (ii) encourage Participants to take into account the long-term interests of the Company and its stockholders through ownership of shares of Stock.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; determine the form of settlement of Awards (whether in cash, shares of Stock or other property); prescribe forms, rules and procedures under the Plan and for Awards; and otherwise do all things necessary to carry out the purposes of the Plan. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. Subject to the provisions of Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan shall be 5,375,000, plus the number of shares of Stock that as of the effective date of the Plan are subject to awards under the Company’s 2009 Long-Term Incentive Plan (the “2009 Plan”) (which shall not exceed 2,769,538 shares) and that on or after the effective date of the Plan expire or are terminated, surrendered or canceled without the delivery of any shares of Stock, or are forfeited or reacquired by the Company, in accordance with the terms of such plan. Up to 5,375,000 shares of Stock set forth in the preceding sentence may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Equity Awards will be determined (i) by including shares of Stock withheld by the Company in payment of the exercise price or purchase price of the Award or an award granted under the 2009 Plan or in satisfaction of tax withholding requirements with respect to the Award or an award granted under the 2009 Plan, (ii) by including the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement of such Award), and (iii) by excluding any shares of Stock underlying Awards settled in cash or that otherwise expire or become unexercisable without having been exercised or that terminate or are forfeited to or repurchased by the Company due to failure to vest. For the avoidance of doubt, the number of shares of Stock available for delivery under the Plan will not be increased by any shares of Stock subject to Equity Awards that are withheld by the Company in payment of the exercise price or purchase price of the Award or in satisfaction of tax withholding requirements with respect to the Award, any shares of Stock covered by a SAR any portion of which is settled in stock, or any shares of Stock that have been delivered under the Plan and that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) shall be construed to comply with Section 422. To the extent consistent with the requirements of Section 422 and the regulations thereunder, and other

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2017 Long-Term Incentive Plan (continued)

applicable legal requirements (including applicable stock exchange requirements), Stock issued under Substitute Awards will not reduce the number of shares available for Awards under the Plan. The number of shares of Stock that may be delivered under Substitute Awards will be in addition to the limitations set forth in this Section 4(a) on the number of shares available for issuance under the Plan, and such Substitute Awards will not be subject to the per-Participant Award limits described in Section 4(c) below.

(b) Fungible Share Plan. Each share of Stock subject to an Award consisting of Stock Options and/or SARs shall be counted against the limits set forth in Section 4(a) as one share. Each share of Stock subject to any other Award to be settled in Stock shall be counted against the limits set forth in Section 4(a) as 2.4 shares.

(c) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(d) Individual Limits. The following additional limits will apply to Awards of the specified type granted or, in the case of Cash Awards, payable to any person in any fiscal year:

(1) Stock Options: 500,000 shares of Stock.

(2) SARS: 500,000 shares of Stock.

(3) Awards other than Stock Options, SARS or Cash Awards: 500,000 shares of Stock.

(4) Cash Awards: $10 million.

In applying the foregoing limits, (i) all Awards of the specified type granted to the same person in the same fiscal year will be aggregated and made subject to one limit; (ii) the limits applicable to Stock Options and SARs refer to the number of shares of Stock underlying such Awards; (iii) the share limit under clause (3) refers to the maximum number of shares of Stock (determined without regard to Section 4(b)) that may be delivered, or the value of which could be paid in cash or other property, under an Equity Award or Awards of the type specified in clause (3) assuming a maximum payout; (iv) Awards other than Cash Awards that are settled in cash will count against the applicable share limit under clause (1), (2) or (3) and not against the dollar limit under clause (4); and (v) the dollar limit under clause (4) refers to the maximum dollar amount payable under an Award or Awards of the type specified in clause (4) assuming a maximum payout. The foregoing provisions will be construed in a manner consistent with Section 162(m), including, without limitation, where applicable, the rules under Section 162(m) pertaining to permissible deferrals of exempt awards.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, consultants and advisors to the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates, or to other individuals who would otherwise meet the eligibility conditions set forth above in this Section 5 but for the fact that they are not yet an Employee, consultant or advisor if the Company reasonably anticipates that such individuals will begin providing direct services to the Company or its Affiliates within twelve (12) months after the date of grant of the Award to such individual (and such individuals do in fact begin providing such services within that time period); provided, that for so long as the Company’s 2015 Directors’ Stock Compensation Plan (or any successor plan) (the “Directors’ Plan”) is in effect, non-employee members of the Board shall not be eligible to participate in this Plan and instead shall participate in the Directors’ Plan. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a) All Awards

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

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2017 Long-Term Incentive Plan (continued)

(2) Term of Plan. No Awards may be made after the tenth anniversary of the date the Plan is approved by the Company’s stockholders, but previously granted Awards may continue beyond that date in accordance with their terms.

(3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime ISOs (and, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), other Awards requiring exercise) may be exercised only by the Participant. The Administrator may permit Awards other than ISOs to be transferred by gift, subject to applicable securities and other laws and such limitations as the Administrator may impose.

(4) Vesting; Termination of Employment. The Administrator may determine the time or times at which an Award will vest or become exercisable, the terms on which an Award requiring exercise will remain exercisable and the effect of a termination of a Participant’s Employment on Awards then held by the Participant. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, that is then not vested and/or exercisable will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited.

(5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under applicable accounting rules (including FASB ASC Topic 718 (or any successor provision))) or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements, in each case, to the extent and in such amounts as determined by the Administrator.

(6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts (on terms and subject to conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the requirements of Section 409A. Dividends or dividend equivalent amounts payable in respect of Awards that are subject to restrictions may be subject to such limits or restrictions as the Administrator may impose.

(7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award shall be construed and administered in a manner consistent with the exemption of such Award as performance-based compensation under Section 162(m). With respect to such Performance Awards, the Administrator will establish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator shall take such steps as are sufficient to satisfy the certification requirement of the regulations under Section 162(m) as to whether and to what extent, if at all, the Performance Criterion or Criteria applicable to such Performance Award have been satisfied. The Administrator shall then determine the actual payment, if any, under each Performance Award. Notwithstanding the foregoing, the

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Administrator may, subject to the other terms of the Plan, amend a previously granted Performance Award or take any other action that disqualifies such Award from the performance-based compensation exception under Section 162(m).

(9) Coordination with Other Plans. Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or its Affiliates. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock (including, without limitation, Unrestricted Stock) if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4). In any case where an award is made under another plan or program of the Company or its Affiliates and such award is intended to qualify for the performance-based compensation exception under Section 162(m), and such award is settled by the delivery of Stock or another Award under the Plan, the applicable Section 162(m) limitations under both the other plan or program and under the Plan shall be applied to the Plan as necessary (as determined by the Administrator) to preserve the availability of the Section 162(m) performance-based compensation exception with respect thereto.

(10) Additional Restrictions. The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant breaches any agreement with the Company or its Affiliates with respect to non-competition, non-solicitation, confidentiality or other restrictive covenants. Without limiting the generality of the foregoing, the Administrator may recover Awards made under the Plan and payments or shares of Stock delivered under or gain in respect of any Award in accordance with any applicable Company clawback or recoupment policy, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

(b) Awards Requiring Exercise

(1) Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator), which may be an electronic notice, signed (including electronic signature in a form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Stock Option or SAR has the right to do so.

(2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Section 422, 110%) of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have a per-share exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

(3) Payment of Exercise Price. Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have a Fair Market Value equal to the exercise price, (ii) through a broker-assisted exercise program acceptable to the Administrator, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment. The delivery of shares

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in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) Maximum Term. Awards requiring exercise will have a maximum term not to exceed ten (10) years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).

7.	EFFECT OF CERTAIN TRANSACTIONS

(a) Mergers, Etc. Except as otherwise provided in an Award or by the Administrator, the following provisions shall apply in the event of a Covered Transaction and Awards may be treated as set forth in subsections (1), (2) and/or (3) below, in the discretion of the Administrator:

(1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide (A) for the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2) Cash-Out of Awards. Subject to Section 7(a)(5), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; it being understood that if the exercise or purchase price (or base value) of an Award is equal to or greater than the Fair Market Value of one share of Stock, the Award may be cancelled with no payment due hereunder in respect of such Award.

(3) Acceleration of Certain Awards. Subject to Section 7(a)(5), the Administrator may provide that some or all Awards requiring exercise will become fully exercisable and/or that the delivery of any shares of Stock remaining deliverable under some or all outstanding Awards of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated in full and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of such Award or the delivery of the shares underlying such Award, as the case may be, to participate as a stockholder in the Covered Transaction.

(4) Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (i) Awards assumed pursuant to Section 7(a)(1) above; (ii) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below) and (iii) Cash Awards that by their terms, or as a result of action taken by the Administrator, continue following such Covered Transaction.

(5) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 7(a)(2) or Section 7(a) (3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) or Section 7(a)(3) will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b) Changes in and Distributions With Respect to Stock

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity

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restructuring within the meaning of FASB ASC Topic 718 (or any successor provision), the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(d), and shall also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to the exercise or settlement of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements), as determined by the Administrator.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code.

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(c) Section 409A of the Code. The Plan as well as payments and benefits under the Plan are intended either to be exempt from or, to the extent subject thereto, to comply with, the requirements under Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment or service with the Company or any Affiliate for purposes of the Plan until the Participant would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A (after giving effect to the presumptions contained therein). Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Affiliates) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such Awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Section 409A and the right to a series of installment payments under the Plan is to be treated as a right to a series of separate payments. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A or any corresponding state or local law.

12.	ESTABLISHMENT OF SUB-PLANS

The Administrator may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions. The Administrator will establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as it deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as it deems necessary or desirable. All supplements so established will be deemed to be part of the Plan, but each supplement will apply only to Participants within the affected jurisdiction (as determined by the Administrator).

13.	GOVERNING LAW

(a) Certain Requirements of Corporate Law. Equity Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(d) Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of our based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof will be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(e) Jurisdiction. By accepting an Award, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (b) agree not to commence any suit, action or other proceeding arising out of or based upon the Plan or an Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Massachusetts; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that he or she is not subject personally to the jurisdiction of the above-named courts, that his or her property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or an Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Compensation Committee; provided, that the Compensation Committee may delegate (i) to one or more of its members or to one or more members of the Board such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided, that with respect to any delegation described in this clause (iii) the Compensation Committee (or a properly delegated member or members of such Committee) shall have specified the class of persons eligible under the Plan to receive such Awards, the number of shares of Stock under such Awards and the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”: Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as a single employer under Sections 414(b) or 414(c) of the Code, except that such Sections shall be applied by substituting “at least 50%” for “at least 80%” wherever applicable; provided, however, that in determining eligibility for the grant of a Stock Option or SAR by reason of service for an Affiliate, “Affiliate” shall mean any corporation or other entity in a chain of corporations all of which have a controlling interest in another corporation or other entity in the chain, beginning with the parent entity and ending with the entity for which the Award recipient was providing (or was expected to provide, in accordance with Section 5 of the Plan) services on the grant date of the Award (defining the term “controlling interest” based on “at least 50 percent” rather than “at least 80 percent”). The Company may at any time by amendment provide that different ownership thresholds apply (consistent with Section 409A, where applicable).

“Award”: Any or a combination of the following:

(i)	Stock Options.
(ii)	SARs.
(iii)	Restricted Stock.
(iv)	Unrestricted Stock.
(v)	Stock Units, including Restricted Stock Units.
(vi)	Performance Awards.
(vii)	Cash Awards.
(viii)	Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

“Board”: The Board of Directors of the Company.

“Cash Award”: An Award denominated in cash.

“Change in Control”: Upon the following event or events:

(A) an event in which any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, or (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and Associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

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(B) the consummation of the merger or consolidation of the Company with any other company, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” (with the method of determining “beneficial ownership” used in clause (A) of this definition) owns more than 25% of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation;

(C) if during any period of two consecutive years (not including any period prior to the execution of the Plan), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has conducted or threatened a proxy contest, or has entered into an agreement with the Company to effect a transaction described in clause (A), (B) or (D) of this definition) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof; or

(D) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, in any case where the occurrence of a Change in Control could affect the vesting of or payment under an Award subject to the requirements of Section 409A, to the extent required to comply with Section 409A, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A. If all or a portion of any Award constitutes deferred compensation under Section 409A and such Award (or portion thereof) is to be settled, distributed or paid on an accelerated basis due to a Change in Control that is not a “change in control event” under Section 409A, if such settlement, distribution or payment would result in additional tax under Section 409A, such Award (or portion thereof) shall vest at the time of the Change of Control (provided such accelerated vesting will not result in additional tax under Section 409A), but settlement, distribution or payment, as the case may be, shall only be accelerated to the maximum extent possible without resulting in a violation of Section 409A.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Compensation Committee”: The Compensation Committee of the Board.

“Company”: Cabot Corporation.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

Notwithstanding the foregoing, in any case where the occurrence of a Covered Transaction could affect the vesting of or payment under an Award subject to the requirements of Section 409A, to the extent required to comply with Section 409A, the term “Covered Transaction” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A. If all or a portion of any Award constitutes deferred compensation under Section 409A and such Award (or portion thereof) is to be settled, distributed or paid on an accelerated basis due to a Covered Transaction that is not a “change in control

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event” under Section 409A, if such settlement, distribution or payment would result in additional tax under Section 409A, such Award (or portion thereof) shall vest at the time of the Covered Transaction (provided such accelerated vesting will not result in additional tax under Section 409A), but settlement, distribution or payment, as the case may be, shall only be accelerated to the maximum extent possible without resulting in a violation of Section 409A.

“Disability”: means the Participant meets one of the following requirements: (1) the Award recipient is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (2) the Award recipient is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits under a disability plan of the Company, or (3) the Award recipient has been determined by the Social Security Administration to be totally disabled.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or an Affiliate. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates or the Administrator expressly determines otherwise.

“Equity Award”: An Award other than a Cash Award.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock as reported on the New York Stock Exchange (or on any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange or as otherwise determined by the Administrator, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices or a peer group or select group of companies and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies, consistent with the requirements of 162(m)): sales; revenues; assets; costs; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios or metrics; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; productivity measures; one or more working capital measures; stock price; or stockholder return or shareholder value; sales of particular products or services; customer acquisition or retention; collection of outstanding accounts or debts; safety,

A-10    CABOT CORPORATION

2017 PROXY STATEMENT

2017 Long-Term Incentive Plan (continued)

health or environmental affairs performance; compliance; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity); or refinancings. A Performance Criterion and any targets with respect thereto need not be based on an increase, a positive or improved result or avoidance of loss. An Award may specify more than one Performance Goal and, with respect to any Performance Goal, may specify levels of achievement at which different levels of payment may be earned. To the extent consistent with the requirements of Section 162(m), the Administrator may establish, by the deadline that otherwise applies to the establishment of the terms of an Award, that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, the impact of charges for restructurings, discontinued operations, mergers, acquisitions, other unusual or infrequently occurring items, and the cumulative effects of tax or accounting changes, each as defined by U.S. generally accepted accounting principles) occurring during the applicable performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Cabot Corporation 2017 Long-Term Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

“Section 409A”: Section 409A of the Code.

“Section 422”: Section 422 of the Code.

“Section 162(m)”: Section 162(m) of the Code.

“Stock”: Common Stock of the Company, par value $1.00 per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Equity Awards issued under the Plan in substitution for equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

CABOT CORPORATION    A-11

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 p.m., Eastern Time, on March 9, 2017 and by 9:00 a.m., Eastern Time on March 7, 2017 if you are a participant in one of the employee benefit plans.

Vote by Internet • Go to www.investorvote.com/CBT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 4 and 5 and FOR “1 YR” on Proposal 3.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Juan Enriquez*	☐	☐	☐	02 - William C. Kirby*	☐	☐	☐	03 - Patrick M. Prevost*	☐	☐	☐

	04 - Sean D. Keohane*	☐	☐	☐		* Each to be elected to the class of Directors whose term expires in 2020.

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain

2.	To approve, in an advisory vote, Cabot’s executive compensation.	☐	☐	☐	3.	To recommend, on a non-binding advisory basis, the frequency of shareholder votes on executive compensation.	☐	☐	☐	☐

								For	Against	Abstain

4.	To approve the Cabot Corporation 2017 Long-Term Incentive Plan.	☐	☐	☐	5.	To ratify the appointment of Deloitte & Touche LLP as Cabot’s independent registered public accounting firm for the fiscal year ending September 30, 2017.		☐	☐	☐

6.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                      02I97A

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cabot Corporation

Annual Meeting of Stockholders — March 9, 2017

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Brian A. Berube, Jane A. Bell and Karen A. Kalita, and each of them, proxies, with power of substitution, to vote the shares of stock of Cabot Corporation that the undersigned is entitled to vote, as specified on the reverse side of this card, and, if applicable, hereby directs the trustees of the employee benefit plans to vote the shares of stock of Cabot Corporation allocated to the account(s) of the undersigned or otherwise that the undersigned is entitled to vote pursuant to such employee benefit plans, at the Annual Meeting of Stockholders of Cabot Corporation to be held on March 9, 2017 at 4:00 p.m., Eastern Time, at the Corporate Headquarters of Cabot Corporation, Two Seaport Lane, Suite 1300, Boston, Massachusetts, and at any adjournment or postponement thereof.

WHEN THIS PROXY IS PROPERLY EXECUTED THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2, 4 AND 5 AND “FOR” “1 YR” ON PROPOSAL 3 AND IT AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN ACCORDANCE WITH THEIR JUDGMENT ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE